   As filed with the Securities and Exchange Commission on February 28, 2002

                                                     Registration No. 333-81212
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                               -----------------


                                AMENDMENT NO. 3

                                      TO
                                   FORM F-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -----------------

                             IONA TECHNOLOGIES PLC
            (Exact name of Registrant as specified in its charter)
                  Ireland                             None
      (State or other jurisdiction of (I.R.S. employer identification no.) incorporation or organization)
                               The IONA Building
                         Shelbourne Road, Ballsbridge
                               Dublin 4, Ireland
                                +353 1 637 2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Susan H. Alexander, Esq.
                          c/o IONA Technologies, Inc.
                                200 West Street
                            Waltham, MA 02451-1118
                                (781) 902-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:
               John A. Meltaus, Esq.         John A. Burgess, Esq.
             Mark T. Bettencourt, Esq.      Wendell C. Taylor, Esq.
          Testa, Hurwitz & Thibeault, LLP      Hale and Dorr LLP
                  125 High Street               60 State Street
            Boston, Massachusetts 02110   Boston, Massachusetts 02109
                  (617) 248-7000                (617) 526-6000
                Fax: (617) 248-7100           Fax: (617) 526-5000

                               -----------------

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this registration statement becomes effective.

                               -----------------

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __

   If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______________________________________
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.



                Subject to Completion, dated February 28, 2002


PROSPECTUS


                     4,000,000 American Depositary Shares


                                 Representing


                           4,000,000 Ordinary Shares


[LOGO] IONA

                             IONA TECHNOLOGIES PLC

--------------------------------------------------------------------------------


   We are offering 4,000,000 American Depositary Shares, ADSs, representing 4,000,000 of our ordinary shares, each (Euro) 0.0025 par value per share. Our ADSs, evidenced by American Depositary Receipts, ADRs, are quoted on the Nasdaq National Market under the symbol "IONA." Each ADR evidences one ADS. Each ADS represents one ordinary share. Our ordinary shares are listed as a secondary listing on the Official List of the Irish Stock Exchange Limited under the symbol "IOP."


   A copy of this document, which comprises listing particulars in accordance with the listing rules of the Irish Stock Exchange, has been delivered to the Registrar of Companies in Ireland in compliance with Regulation 13 of the European Communities (Stock Exchange) Regulations, 1984 of Ireland.


   The last reported sale price of the ADSs on the Nasdaq National Market on February 27, 2002 was $15.76. The latest reported sale price of our ordinary shares on the Irish Stock Exchange on February 27, 2002 was (Euro)18.00.


    Investing in our ADSs involves risks. See "Risk Factors" on page 5.


                                                      Per ADS  Total
                                                      -------- -----------
      Public offering price.......................... $  15.00 $60,000,000
      Underwriting discounts and commissions......... $ 0.7875 $ 3,150,000
      Proceeds, before expenses, to IONA Technologies $14.2125 $56,850,000



   We have granted the underwriters a 30-day option to purchase up to 600,000 additional ADSs from us on the same terms and conditions set forth above to cover over-allotments, if any.


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


   Lehman Brothers, on behalf of the underwriters, expects to deliver the ADSs on or about March 5, 2002.


--------------------------------------------------------------------------------

LEHMAN BROTHERS

                            SG COWEN

                                                          PRUDENTIAL SECURITIES


February 28, 2002

                         [INSIDE FRONT COVER ARTWORK]

   A photograph looks up at a glass, domed ceiling with a staircase leading to the center. Under the photograph, a heading reads "Orbix E2A|WEB SERVICES INTEGRATION PLATFORM(TM)''. Under this heading, three bulleted lines of text read, respectively, "XMLBus Edition", "Partner Edition" and "Collaborate Edition". A second heading reads "Orbix E2A|APPLICATION SERVER PLATFORM(TM)". Under this heading, three bulleted lines of text read, respectively, "J2EE Technology Edition", "Standard Edition" and "Enterprise Edition". The phrase "End to End is nothing. END 2 ANYWHERE is everything.(TM)" appears in the lower right corner. The marks "IONA(R)" and "E2A(TM)" appear in the upper right corner above the photograph.

                               TABLE OF CONTENTS

                                                          Page
                                                          ----
                  Prospectus Summary.....................   1
                  Risk Factors...........................   5
                  Forward-Looking Statements.............  13
                  Use of Proceeds........................  13
                  Dividend Policy........................  13
                  Market Information.....................  14
                  Capitalization.........................  16
                  Dilution...............................  17
                  Selected Consolidated Financial Data...  18
                  Management's Discussion and Analysis of
                    Financial Condition and Results of
                    Operations...........................  20
                  Business...............................  33
                  Management.............................  42
                  Certain Relationships and Related
                    Transactions.........................  47

                                                            Page
                                                            ----
                Principal Shareholders.....................  48
                Description of Share Capital...............  50
                Description of American Depositary Receipts  56
                Certain Irish Tax Considerations...........  63
                Certain U.S. Federal Income Tax
                  Considerations...........................  66
                Underwriting...............................  72
                Legal Matters..............................  75
                Experts....................................  75
                Where You Can Find More Information........  75
                Incorporation by Reference.................  76
                Consolidated Financial Statements.......... F-1
                Additional Information and Reports Required
                  Pursuant to Applicable Legal Requirements
                  of Ireland............................... A-1

                               -----------------

   You should rely only on the information contained in this prospectus or in documents to which we have referred you. We have not authorized anyone to provide you with information that is different than contained in this prospectus. This prospectus may only be used where it is legal to sell the ADSs that are being offered. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. This preliminary prospectus is subject to completion prior to this offering.

   We have a secondary listing on the Irish Stock Exchange. For this reason, we are not subject to the same ongoing regulatory requirements as those which would apply to an Irish company with a primary listing on the Irish Stock Exchange including the requirement that certain transactions require the approval of shareholders. For further information, you should consult your financial advisor.

                              PROSPECTUS SUMMARY

   This summary highlights key aspects of the information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our ADSs. You should read this entire prospectus carefully, especially the risks of investing in our ADSs discussed under "Risk Factors."

   Unless the context otherwise requires, in this prospectus, "IONA," "we," "us" and "our" refer to IONA Technologies PLC and its subsidiaries.

                             IONA Technologies PLC

   We are a leading provider of enterprise infrastructure software that enables our customers to develop, deploy, integrate and manage applications within the enterprise and across the firewall to the extended enterprise. We also offer professional services, including ongoing customer support and maintenance, as well as high-level design consultation and developer education.


   Businesses require enterprise infrastructure software solutions to leverage disparate applications and legacy systems based on different programming languages, operating systems and hardware specifications. International Data Corporation, an industry and market research firm, forecasts that the worldwide market for enterprise infrastructure software products will grow from approximately $3.0 billion in 2000 to $18.3 billion in 2005. While most existing solutions address specific integration challenges, they are typically proprietary in nature, do not enable multi-level, enterprise-wide integration, do not support all major technological standards, and require significant training and implementation.


   We provide comprehensive, standards-based infrastructure software for our customers to build, maintain and scale their disparate computing environments while preserving and extending existing information technology investments. Our products are designed to enable the rapid alignment of evolving business processes with distributed information technology systems to reach customers, partners, suppliers and employees, which we refer to as "End 2 Anywhere(TM)" or "E2A(TM)". We have recently upgraded our offerings to include support for Web services, a comprehensive, standards-based infrastructure approach to allow applications to work together using the infrastructure of the Internet.

   Our objective is to be the leading provider of enterprise infrastructure software solutions. To achieve this objective, we intend to maintain our technological leadership; leverage and expand strategic alliances; continue to focus on the developer community; and further penetrate our existing customer base.

   Founded in 1991, we are headquartered in Dublin, Ireland, with our wholly-owned U.S. subsidiary headquartered in Waltham, Massachusetts. We generate revenue from license fees from our Orbix E2A software products, as well as from professional service fees. We market our products and services through our marketing and direct sales organizations and through indirect channels, such as software vendors and system integrators. Since our inception, we have licensed our products, directly and indirectly, to over 4,500 enterprise or divisional customers across a variety of industries and employ more than 900 people in over 30 offices worldwide.

                               -----------------

   Our principal office is located at The IONA Building, Shelbourne Road, Ballsbridge, Dublin 4, Ireland and our telephone number is +353 (1) 637-2000. The principal office of our U.S. subsidiary is located at 200 West Street, Waltham, Massachusetts 02451 and the telephone number at that office is (617) 902-8000. Our corporate Web site is www.iona.com. The information on our Web site is not incorporated by reference in this prospectus.

                                 The Offering


ADSs offered by us............................    4,000,000 shares





Ordinary shares (including ADSs) to be
  outstanding after the offering..............    31,816,711 shares


Use of proceeds...............................    General corporate purposes,
                                                  including working capital and
                                                  possible acquisitions.

Nasdaq National Market symbol.................    IONA

Irish Stock Exchange symbol...................    IOP





Time period during which the offering will be
  open........................................    February 28, 2002 through
                                                  March 4, 2002



Settlement....................................    Shares purchased in this
                                                  offering will be credited
                                                  against payment on or about
                                                  March 5, 2002.


   Ordinary shares to be outstanding after this offering is based on the number of shares outstanding as of December 31, 2001. It does not include:


    .  600,000 shares subject to the underwriters' over-allotment option;


    . 7,465,061 shares subject to options outstanding as of December 31, 2001, with a weighted average exercise price of $28.33 per share; and

    . 4,696,751 shares available for future grant or issuance under our stock plans as of December 31, 2001.

   It does include:

    . an aggregate of 37,396 shares presently issuable to the former shareholders of Netfish Technologies, Inc. upon presentment of stock certificates evidencing their Netfish shares; and

    . an aggregate of 504,598 shares issuable to former Netfish shareholders on May 8, 2002 and 2003 in connection with our acquisition of Netfish.

   IONA's financial statements are presented in U.S. dollars and are prepared in accordance with generally accepted accounting principles in the United States, or "U.S. GAAP." All references in this prospectus to "dollars" and "$" are to U.S. dollars, all references to "pounds" or "IR(Pounds)" or "(Pounds)" are to Irish pounds, and all references to "euros" or "(Euro)" are to European Union euros. Except as otherwise stated in this prospectus, all monetary amounts in this prospectus have been presented in dollars.

   The terms Orbix(R) and IONA(R) used in this prospectus are our registered trademarks. The terms "End 2 Anywhere(TM)", "Orbix E2A(TM)", "E2A(TM)", "Orbix E2A Application Server Platform(TM)" and "Orbix E2A Web Services Integration Platform(TM)" are our trademarks. "CORBA(R)" is a registered trademark of the Object Management Group, Inc. in the United States and other countries. "J2EE(TM)" is a trademark of Sun Microsystems, Inc. All other trademarks appearing in this prospectus are the property of their respective holders.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)


   The summary consolidated financial data set forth below should be read together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. The pro forma consolidated statement of operations data below excludes charges relating to amortization of goodwill and purchased intangible assets, settlement of litigation, stock compensation, in-process research and development, and restructuring. The pro forma consolidated statement of operations data is not prepared in accordance with U.S. GAAP and is not intended to be a substitute for U.S. GAAP consolidated statement of operations data. Our classification of pro forma data may not be comparable to the classifications of other companies. The information under "As Adjusted" in the consolidated balance sheet data below reflects the sale of ADSs in this offering, at the public offering price of $15.00 per share, and the receipt by us of the estimated net proceeds of $55.3 million as set forth in "Use of Proceeds."


                                                                                 Year Ended December 31,
                                                                              ----------------------------
                                                                                1999      2000      2001
                                                                              --------  --------  --------
Consolidated Statement of Operations Data:
Revenue:
   Product revenue........................................................... $ 71,265  $105,533  $118,178
   Service revenue...........................................................   34,175    47,530    62,526
                                                                              --------  --------  --------
      Total revenue..........................................................  105,440   153,063   180,704
                                                                              --------  --------  --------
Cost of revenue:
   Cost of product revenue...................................................    2,389     3,457     3,190
   Cost of service revenue...................................................   21,113    26,484    34,926
                                                                              --------  --------  --------
      Total cost of revenue..................................................   23,502    29,941    38,116
                                                                              --------  --------  --------
      Gross profit...........................................................   81,938   123,122   142,588
                                                                              --------  --------  --------
Operating expenses:
   In-process research and development.......................................       --        --     3,600
   Research and development..................................................   21,195    26,906    40,260
   Sales and marketing.......................................................   43,794    63,669    88,419
   General and administrative................................................   10,454    12,046    15,318
   Amortization of goodwill and purchased intangible assets..................      454     7,831    75,554
   Restructuring.............................................................       --        --     5,705
   Write-off of assets and related costs.....................................    1,671        --        --
   Settlement of litigation..................................................       --     1,350        --
                                                                              --------  --------  --------
      Total operating expenses...............................................   77,568   111,802   228,856
                                                                              --------  --------  --------
Income (loss) from operations................................................    4,370    11,320   (86,268)
Interest income, net.........................................................    2,556     4,116     2,504
Net exchange loss............................................................     (379)     (384)     (468)
Gain on sale of investment and other income..................................       --     1,912       164
                                                                              --------  --------  --------
Income (loss) before provision for (benefit of) income taxes.................    6,547    16,964   (84,068)
Provision for (benefit of) income taxes......................................    1,088     2,799      (568)
                                                                              --------  --------  --------
Net income (loss) available to Ordinary Shareholders......................... $  5,459  $ 14,165  $(83,500)
                                                                              ========  ========  ========
Basic net income (loss) per Ordinary Share and per ADS....................... $   0.28  $   0.67  $  (3.27)
                                                                              ========  ========  ========
Shares used in computing basic net income (loss) per Ordinary Share and per
  ADS........................................................................   19,797    21,177    25,556
                                                                              ========  ========  ========
Diluted net income (loss) per Ordinary Share and per ADS..................... $   0.26  $   0.60  $  (3.27)
                                                                              ========  ========  ========
Shares used in computing diluted net income (loss) per Ordinary Share and per
  ADS........................................................................   21,224    23,520    25,556
                                                                              ========  ========  ========
Pro forma diluted net income per Ordinary Share and per ADS.................. $   0.34  $   0.93  $   0.08
                                                                              ========  ========  ========
Shares used in computing pro forma diluted net income per Ordinary Share and
  per ADS....................................................................   21,224    23,520    26,877
                                                                              ========  ========  ========

                                                                  As of December 31, 2001
                                                                  -----------------------
                                                                    Actual    As Adjusted
                                                                   --------   -----------
                                                                              (unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents, restricted cash and marketable securities $ 53,697     $108,979
Working capital..................................................   40,262       95,544
Total assets.....................................................  437,698      492,980
Long-term debt and capital lease obligations.....................       --           --
Total shareholders' equity.......................................  375,766      431,048

                                 RISK FACTORS

   You should carefully consider the risks described below before participating in this offering. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, the price of our ADSs could decline and you could lose all or part of your investment.

   This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

                    Risk Factors Relating to Our Operations

A decline in information technology spending may result in a decrease in our revenues or lower growth rates.

   A decline in the demand for information technology (IT) solutions may result in decreased revenues or lower growth rates because our sales depend in part on our customers' level of funding for new or additional IT systems or services. An economic downturn may cause our customers to reduce or eliminate IT spending, which would substantially reduce the number of new software licenses we sell. An economic downturn may also cause price erosion for our products, which would reduce the average sales price for these licenses.

   In addition, the September 11, 2001 terrorist attacks in the United States, related military actions, events or effects occurring in response to those developments, and general economic and industry conditions may reduce the amount or delay the timing of capital expenditures by corporations for IT. Our product revenue for the third and fourth quarters of 2001 were lower than the comparable quarters of 2000, and our service revenue increased slightly on a sequential, quarter-to-quarter basis during 2001. Accordingly, we cannot assure you that we will be able to increase or maintain our revenues.

Our lengthy and variable sales cycle makes it difficult to predict our operating results.

   It is difficult to forecast the timing and recognition of revenues because our prospective customers often take significant time evaluating our products before licensing them. The period between initial customer contact and purchase by a customer may range up to twelve months. During the evaluation process, prospective customers may decide not to purchase or may scale down proposed orders of our products for various reasons including:

    .  reduced demand for application and Web services integration software;

    .  introduction of products by our competitors;

    .  lower prices offered by our competitors;

    .  changes in budgets and purchasing priorities; and

    . changes by prospective customers in their approach with respect to the integration of enterprise applications.

We may experience fluctuations in quarterly revenue that could adversely impact our operating results.

   Our revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. Revenue in any quarter depends substantially upon our ability to sign contracts and our ability to recognize revenues in that quarter in accordance with revenue recognition policies. Therefore, you should not rely on period to period comparisons of revenues or results of operations as an indication of future performance. If our quarterly revenues or operating results fall below expectations of investors or securities analysts, the price of our ordinary shares and ADSs could fall substantially.

   Our quarterly revenues may fluctuate as a result of a variety of factors, including the following:

    . a significant number of our prospective customers decide whether to enter into license agreements with us within the last month of each quarter;

    .  the size of transactions can vary significantly;

    . customers may unexpectedly postpone or cancel orders due to changes in their strategic priorities, project objectives, budget or personnel;

    . customer evaluations and purchasing processes vary significantly from company to company, and a customer's internal approval and expenditure authorization process can be difficult and time consuming to complete, even after selection of a vendor;

    . the number, timing and significance of product enhancements and new product announcements by us and our competitors may affect purchase decisions; and

    .  we may have to defer revenues under our revenue recognition policies.

   Fluctuations in our quarterly revenues may adversely affect our operating results. In each fiscal quarter our expense levels, operating costs and hiring plans are based on projections of future revenues and are relatively fixed. If our actual revenues fall below expectations, we could experience a reduction in operating results.

   Historically, our revenues have been seasonal, primarily in the first quarter of each year. Because of this seasonality, as well as continued uncertainty associated with levels of IT investments, we anticipate that, as in previous years, our revenues in the first quarter of 2002 will be below those experienced in the fourth quarter of 2001.

We have experienced significant variations in profitability and anticipate that we will continue to do so in the future.

   Our levels of profitability have varied significantly on a quarterly and annual basis. These variations were attributable in part to costs associated with the development and introduction of new products and services, charges associated with acquisitions, and certain nonrecurring expenses attributable to the settlement of litigation. There can be no certainty that we will not experience similar variations in profitability in future periods for these or other factors, and any such variation could have a significant impact on the market value of our ordinary shares and ADSs.

Our future revenue depends upon the evolution and adoption of Web services and related integration solutions.

   We believe that there is an emerging demand for Web services. Therefore, we have invested significant amounts in developing and introducing products to meet the development, deployment and integration requirements of enterprises implementing Web services. If the market for Web services infrastructure solutions does not evolve as we anticipate or fails to grow as quickly as we expect, we may be unable to implement our strategy or achieve the growth rate that we target.

   The acceptance of our recently launched Orbix E2A Web Services Integration Platform also depends upon the development and proliferation of Web services standards for application integration. If these standards do not continue to develop or gain widespread acceptance, the demand for our products and services may not materialize. Consequently, our business prospects and financial condition would suffer.

If we fail to keep pace with rapidly evolving technology and changing customer needs, our business will suffer.

   The market for our enterprise infrastructure software is characterized by rapidly changing technology, evolving industry standards and changing customer needs. Therefore, our success will depend upon our ability to enhance our existing products and to introduce and market new products to meet changing customer requirements on a timely and cost-effective basis. If we experience delays in the introduction of new or enhanced products, or if we are unable to anticipate or respond adequately to these changes, our products could be rendered obsolete and our business could be materially harmed.

Potential defects in our products or our failure to provide services for our customers could cause our sales to decrease, cause us to lose customers and damage our reputation.

   In November 2001, we announced our Orbix E2A Application Server Platform and our Orbix E2A Web Services Integration Platform. These products may contain defects that may be detected at any point in the product's life cycle. We have in the past discovered errors in certain of our product enhancements and new products and have experienced delays in generating revenue while correcting these errors. Our products are often used in combination with products of other vendors. As a result, it may be difficult to identify the source of any problem. If defects occur, we could experience, among other things:

    .  loss of customers;

    .  injury to our reputation;

    .  loss or delay of market acceptance or sales;

    .  increased service or warranty costs; or

    .  legal action by our customers.

   In addition, we may not be able to avoid or limit liability for disputes relating to product performance or provision of services.

We may be unable to identify or complete suitable acquisitions, and any acquisitions we do complete may create business difficulties or dilute our shareholders.

   As part of our business strategy, we intend to pursue strategic acquisitions. We may be unable to identify suitable acquisition candidates. We cannot assure you that we will be able to make acquisitions on commercially acceptable terms or at all. If we acquire a business, technology or product, we may have difficulty integrating that business, technology or product with our existing operations or enterprise infrastructure software. These difficulties could disrupt our ongoing business, distract our management and workforce, increase our expenses and adversely affect our operating results. In addition, the key personnel of an acquired entity may decide not to work for us. We may also incorrectly judge the value or worth of an acquired business, technology or product. Furthermore, we may incur significant debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of equity securities may be dilutive to our shareholders.

We may be required to delay revenue recognition into future periods which could adversely impact our operating results.

   We may have to defer revenue recognition due to several factors, including whether:

    .  we are required to accept extended payment terms;

    .  the transaction involves contingent payment terms or fees;

    . the transaction involves acceptance criteria or there are identified product-related issues; or

    . license agreements include products that are under development or other undelivered elements.

   Because of the factors listed above and other specific requirements under U.S. GAAP for software revenue recognition, we must have very precise terms in our license agreements to recognize revenue when we initially deliver our products or perform services. Negotiation of mutually acceptable terms and conditions can extend the sales cycle, and sometimes we do not obtain terms and conditions that permit revenue recognition at the time of delivery or even as work on the project is completed.

We depend on large transactions to derive a significant portion of our revenue, and the delay or loss of any large customer order could extend our sales cycles and adversely affect our quarterly or annual operating results.

   We derive an increasing and significant portion of our revenue from large transactions. Customers face complex decisions regarding approaches to the development, deployment and integration of enterprise applications, competitive product offerings, rapidly changing software technologies, and limited internal resources. We must often negotiate terms and conditions in large sales transactions. These terms and conditions can extend the sales cycle and, in certain situations, result in deferred recognition of revenue from the sale. Prospective sales are subject to delays or cancellation over which we have little or no control. If any large customer order anticipated for a particular quarter is not realized or is delayed, we may experience an unplanned shortfall in revenue, which could significantly and adversely affect our operating results.

A deterioration in our relationship with software vendors, systems integrators or other third parties that market and sell our products could reduce our revenues.

   Our ability to achieve revenue growth will depend in large part on expanding our sales channels, as well as leveraging our existing strategic alliances. If our relationships with these software vendors or system integrators deteriorate or terminate, we may lose important sales and marketing opportunities. Our distribution arrangements could give rise to disputes regarding marketing strategy, exclusive territories and customer relationships which could negatively affect our business or result in costly litigation. In addition, if these software vendors and system integrators are unable to recruit and adequately train a sufficient number of consulting personnel to support the implementation of our software products, or they otherwise do not adequately perform implementation services, we may lose customers. These systems integrators may increase their promotion of competing enterprise integration solutions or may otherwise discontinue their relationships with or support of us. Our relationships with software vendors and systems integrators are an important part of our business, and a deterioration of these relationships could adversely impact our business and operating results.

   We also may enter into joint arrangements with strategic partners to develop new products or enhancements, or to license our offerings as part of integrated products. Our business may be adversely affected if these strategic partners change their business priorities or experience difficulties in their operations, which in either case causes them to terminate or reduce their support for these joint arrangements.

If we do not manage our rapid growth and geographically dispersed operations successfully, we may be unable to respond to changing market conditions.

   Our rapid growth could place a significant strain on our management, operating procedures, financial resources, information systems, employees and facilities. To manage our expanded operations, we will need to upgrade continuously our operating, accounting, reporting and information systems, and we will also need to integrate the systems of any acquired entity. If we experience delays or difficulties in upgrading or integrating our systems, our business, financial condition and results of operations would be materially adversely affected. Our future operating results will depend substantially upon the ability of our officers and key employees to manage changing business conditions and expanded operations and to implement and improve our operational, financial control, reporting and information systems.

   We face additional risks in managing geographically dispersed operations. Some of our key executives and managers are based in our Dublin, Ireland headquarters and others in our wholly-owned U.S. subsidiary's Waltham, Massachusetts office. Accordingly, our ability to compete successfully will depend in part on the ability of a limited number of key executives located in geographically dispersed offices to integrate management, to address the needs of our worldwide customer base and to respond to changes in our market.

We operate in a highly competitive market and we may be unable to compete successfully against larger companies with greater resources.

   The market for enterprise infrastructure software solutions is highly competitive. We expect this competition to increase. Our products compete with offerings from a number of established infrastructure vendors, as well as offerings from new software companies. Some of these companies offer products that compete with single components of our product set, while other companies market a set of products designed to solve broad integration problems.

   We compete principally against vendors of:

    .  enterprise infrastructure software;

    .  enterprise application integration software;

    .  cross-enterprise integration software; and

    .  enterprise application servers.

   We believe that our ability to compete depends in part on a number of factors outside of our control, including:

    . the development by others of software that is competitive with our products;

    .  the price at which others offer comparable products;

    .  the ability of our competitors to respond effectively to customer needs;
       and

    . the ability of our competitors to hire, retain and motivate key personnel.

   In addition, a number of our competitors have substantially greater technical, financial, sales, marketing, customer support, professional services and other resources, as well as greater name recognition, than we do. As a result, our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, to devote greater resources to the promotion and sale of their products, or to establish more successful strategic relationships with industry leaders and other third parties than we can. Further, certain of our larger competitors may be able to offer competitive products or technologies as part of their broader product or service offerings or may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of our current and prospective customers. Accordingly, it is possible that new competitors or alliances among our current and potential competitors may emerge and rapidly gain significant market share. This type of competition could materially adversely affect our ability to license products and provide services on terms favorable to us. Moreover, due to competitive pressures, we could be forced to reduce the price of our products and related services. Lower sales or reduced prices would negatively impact our operating results and financial condition.

   Many of our competitors have a significant installed base that includes our current and potential customers. Once a customer has installed the products of one of our competitors, it may be difficult to convince the customer to adopt or purchase our products. If we are unable to further penetrate our existing customer base or sell to new clients, our business prospects and financial condition would suffer.

We derive substantially all of our revenue from a limited number of our products.

   To date, we have derived substantially all of our revenue from the licensing of our products that currently compose our Orbix E2A Application Server Platform and fees from related services. We expect these products and our Orbix E2A Application Server Platform to continue to account for a substantial majority of our revenue for the foreseeable future. As a result, a reduction in demand for or sales of these products would have a material adverse effect on our business, financial condition and results of operations. In addition, our business will depend, in significant part, on the successful development, introduction and customer acceptance of new and enhanced versions of our products. We may not successfully develop, introduce or market new products or enhancements or additions to our existing products. Any failure to do so would materially adversely affect our business, financial condition and results of operations.

If we do not successfully expand and manage our direct sales force and other distribution channels, we may not be able to increase our sales.

   To date, we have sold our products primarily through our direct sales force, software vendors, system integrators and other third parties. We plan to continue to invest in, and rely on sales through, these distribution channels. We experience lower profit margins on the distribution of our products through third-party distribution channels. We may not be able to expand or manage successfully our direct sales force or other distribution channels. Further, any such expansion may not result in an increase in revenue or operating income. If we fail to expand or manage successfully our direct sales force or other distribution channels, our business, financial condition and results of operations would materially suffer.

If we are unable to hire and retain highly qualified personnel, our future results would be adversely affected.

   We depend to a significant extent upon a limited number of senior executives. Our future success will also depend upon our continuing ability to recruit, retain and assimilate technical, sales and marketing personnel. We face intense competition for highly qualified personnel. If we fail to attract, retain or assimilate key personnel, our business, financial condition and results of operations would materially suffer.

We face various risks associated with our international operations that could cause our operating results to suffer.

   We are incorporated in Ireland and substantial portions of our product development, marketing, sales and administrative functions are located in Ireland. Our sales are derived, and our operations are conducted, worldwide. We expect that operations outside of the United States will continue to account for a significant portion of our business and we intend to continue to expand our operations outside of the United States. Because of the international character of our business, we are subject to risks such as:

    .  fluctuations in currency exchange rates;

    .  political and economic conditions in various jurisdictions;

    . unexpected changes in regulatory requirements, tariffs and other trade barriers;

    . failure to enter into relationships with local resellers, systems integrators or other third party vendors, or to introduce localized products;

    .  difficulties in staffing and managing foreign operations;

    .  longer accounts receivable payment cycles; and

    . differing laws affecting the enforceability of intellectual property rights and product liability.

   If any of these risks materializes, revenue derived from customers outside the United States could decrease, and our business, financial condition and results of operations could materially suffer.

If our effective tax rate increases, our business and financial results would be adversely impacted.

   We have significant operations and generate a substantial portion of our taxable income in Ireland. In general, tax rates in Ireland on trading income are significantly lower than U.S. tax rates. Moreover, our Irish taxable income derived from software substantially developed in Ireland is taxed at a 10% effective tax rate. If our operations no longer qualify for these lower tax rates or if the tax laws were rescinded or changed, our effective tax rate would increase and our business, financial condition and results of operations could be materially adversely affected. In addition, if U.S., U.K., German, Australian or other tax authorities were to challenge successfully the manner in which we recognize profits or, more generally, the jurisdiction in which our income is subject to taxation, our effective tax rate could increase and our cash flow and results of operations could be materially adversely affected.

Our U.S. holders of our ordinary shares or ADSs could suffer adverse tax consequences if we are characterized as a passive foreign investment company.

   If, for any taxable year, our passive income or our assets that produce passive income exceed levels provided by law, we may be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. This characterization could result in adverse U.S. tax consequences to the holders of our ordinary shares or ADSs. U.S. persons should consult with their own U.S. tax advisors with respect to the U.S. tax consequences of investing in our ordinary shares or ADSs.

The rights of shareholders in Irish corporations may be more limited than the rights of shareholders in U.S. corporations.

   The rights of holders of our ordinary shares and, therefore, some of the rights of the holders of our ADSs are governed by Irish law and the laws of the European Union. As a result, the rights of our shareholders differ from, and may be more limited than, the rights of shareholders in typical U.S. corporations. In particular, Irish law significantly limits the circumstances under which shareholders of Irish corporations may bring derivative actions.

We have a limited ability to protect our intellectual property rights, and others could obtain and use our technology without our authorization.

   We regard certain of our technologies as proprietary, and we rely primarily on a combination of patent, copyright, trademark and trade secret laws, employee and third-party non-disclosure agreements, and technical measures to establish and protect our proprietary rights. The laws of various countries in which our products may be licensed may not protect our proprietary rights to the same extent as the laws of the United States and Ireland. While we generally enter into confidentiality agreements and limit access to, and distribution of, our proprietary information, it is possible for a third party to copy or otherwise obtain and use our technology without authorization. Third parties may reproduce our software products without our consent. In addition, it is possible that our means of protecting our proprietary rights will not be adequate. Any unauthorized reproduction or inadequate protection could have a material adverse effect on our business, financial condition or results of operations.

If we do not have the right to use third-party technology in our products, we may have to stop shipping products and incur significant development or license expenses.

   We incorporate third-party technology in our products. If we do not have adequate rights to use this technology or our rights terminate, we could be required to:

    .  stop using the third-party technology;

    .  stop shipping our products in which the third-party technology is used;
       or

    . incur significant expenses to identify and obtain replacement technology or develop similar technology or to obtain a new license to the third-party technology.

   We may not be able to develop technology or identify other technology with functionality similar to this third-party technology. In addition, we may not be able to obtain a license to this third-party technology on acceptable terms or at all, and we may be liable for damages in the event of any unauthorized use. If any of these events occur, our business, financial condition and results of operations could be materially adversely affected.

We may be exposed to significant liability if we infringe upon the intellectual property or proprietary rights of others.

   Third parties have notified us, and others may notify us, from time to time, that we are infringing certain of their patents and other intellectual property rights. The cost of responding to any such assertion may be material, whether or not the assertion is valid. In the event that any such assertion is resolved adversely to us, we could be required to:

    .  discontinue the use of certain processes;

    .  cease the use and sale of infringing products and services;

    .  expend significant resources to develop non-infringing technology;

    .  obtain licenses to competing technology; or

    . reimburse customers under certain indemnification clauses relating to intellectual property rights in our licenses.

   We may be unable to obtain licenses on acceptable terms or at all. We may become a party to litigation, and the court may assess damages. If we fail to obtain licenses or adverse or protracted litigation arises out of any such assertion, our business, financial condition or results of operations could be materially adversely affected.

                     Risk Factors Relating to the Offering

We will have broad discretion with respect to the use of proceeds from this offering.


   The net proceeds of the offering will be approximately $55.3 million, assuming the underwriters do not exercise their option to purchase additional ADSs. Our management will retain broad discretion as to the use and allocation of the net proceeds. Accordingly, you will not have the opportunity to evaluate the economic, financial and other relevant information that we may consider in the application of the net proceeds.


As a new investor, you will experience substantial and immediate dilution, and in the future, as outstanding options are exercised or ordinary shares are issued in connection with recent acquisitions, the market price of our ADSs may decline.

   The per share net book value of ADSs you purchase in this offering will be less than the per ADS price you pay in the offering. Accordingly, if you purchase ADSs in this offering, you will incur immediate and substantial dilution. To the extent outstanding options are exercised, there will be further dilution to investors in this offering. In addition, the former Netfish shareholders will be entitled to receive up to 378,449 of our ordinary shares on May 8, 2002 and up to 126,149 of our ordinary shares on May 8, 2003. Sales of substantial numbers of these shares on the public market, or the perception that such sales may occur, could adversely affect the market price of our ordinary shares or ADSs and could adversely affect our ability to raise capital through subsequent equity offerings.

                          FORWARD-LOOKING STATEMENTS

   You should rely only on the information contained in this prospectus or to documents to which we have referred you. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

   This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential" or "continue" or the negative of such terms or other comparable terminology. In addition, these forward-looking statements include, but are not limited to, statements regarding our software development plans and our business strategies and plans. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

   In this prospectus, we refer to information regarding our potential markets and other industry data. We believe that all such information has been obtained from reliable sources which are customarily relied upon by companies in our industry. We, however, have not independently verified any such information.

                                USE OF PROCEEDS


   We estimate that the net proceeds from the sale of ADSs in this offering will be approximately $55.3 million, at a public offering price of $15.00 per share, after deducting the underwriters' discount, estimated offering expenses and Irish capital duty payable by us. If the underwriters' option is exercised in full, we estimate the net proceeds will be approximately $63.7 million.



   We expect to use the net proceeds of this offering for general corporate purposes, including working capital. We may also use a portion of the net proceeds of this offering to acquire additional businesses, products and technologies, or to establish strategic alliances that we believe will complement our current or future business. We currently have no commitments or agreements with respect to any material transactions.



   We will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we intend to invest the net proceeds of this offering in short-term interest-bearing securities or in dividend-producing investments in investment-grade companies. We cannot predict whether the proceeds will be invested to yield a favorable return.


                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our ordinary shares or ADSs since our formation. We currently do not intend to pay cash dividends on our ordinary shares or ADSs in the foreseeable future so that we may reinvest our earnings in our business. The payment of dividends, if any, in the future will be at the discretion of our board of directors.

                              MARKET INFORMATION

   Our ADSs evidenced by ADRs have been quoted on the Nasdaq National Market under the symbol "IONA" since February 25, 1997. The following table sets forth the high and low sales prices for our ADSs as reported by the Nasdaq National Market for the years, quarters and months indicated:


                                                  High    Low
                                                 ------- ------
                 Year Ended December 31, 1997(1) $ 27.00 $11.38

                 Year Ended December 31, 1998... $ 41.00 $14.88

                 Year Ended December 31, 1999... $ 55.25 $12.13

                 Year Ended December 31, 2000
                    First Quarter............... $102.00 $42.38
                    Second Quarter.............. $ 74.13 $38.00
                    Third Quarter............... $ 88.25 $60.88
                    Fourth Quarter.............. $ 77.25 $48.00

                 Year Ended December 31, 2001
                    First Quarter............... $ 66.44 $25.25
                    Second Quarter.............. $ 47.04 $22.13
                    Third Quarter............... $ 39.33 $ 6.90
                    Fourth Quarter.............. $ 25.74 $ 7.65

                 Month Ended
                    August 2001................. $ 18.53 $13.35
                    September 2001.............. $ 17.10 $ 6.90
                    October 2001................ $ 13.39 $ 7.65
                    November 2001............... $ 17.95 $11.72
                    December 2001............... $ 25.74 $15.77
                    January 2002................ $ 27.14 $19.50

--------
(1)Indicates the high and low sales prices of our ADSs between February 25, 1997, the day our ADSs were first quoted on Nasdaq, and December 31, 1997.


   On February 27, 2002, the last reported sale price of our ADSs evidenced by ADRs on the Nasdaq National Market was $15.76.

   Our ordinary shares have been listed as a secondary listing on the Official List of the Irish Stock Exchange under the symbol "IOP" since December 19, 1997. The following table sets forth the high and low sales prices of the ordinary shares for the years, quarters and months indicated.

                                               High           Low
                                          -------------- -------------
          Year Ended December 31, 1997(1) (Pounds) 14.00 (Pounds)12.65

          Year Ended December 31, 1998...   (Euro) 28.79   (Euro)11.60

          Year Ended December 31, 1999...   (Euro) 50.75   (Euro)11.70

          Year Ended December 31, 2000
             First Quarter...............   (Euro)106.00   (Euro)40.64
             Second Quarter..............   (Euro) 77.73   (Euro)44.35
             Third Quarter...............   (Euro) 95.25   (Euro)64.00
             Fourth Quarter..............   (Euro) 89.50   (Euro)60.00

          Year Ended December 31, 2001
             First Quarter...............   (Euro) 73.50   (Euro)29.00
             Second Quarter..............   (Euro) 52.00   (Euro)26.00
             Third Quarter...............   (Euro) 46.50   (Euro) 9.00
             Fourth Quarter..............   (Euro) 27.00   (Euro) 8.30

          Month Ended
             August 2001.................   (Euro) 21.75   (Euro)14.55
             September 2001..............   (Euro) 18.70   (Euro) 9.00
             October 2001................   (Euro) 15.00   (Euro) 8.30
             November 2001...............   (Euro) 20.20   (Euro)12.50
             December 2001...............   (Euro) 27.00   (Euro)18.13
             January 2002................   (Euro) 29.75   (Euro)21.50

--------
(1)Indicates the high and low sales prices of our ordinary shares between December 19, 1997, the day our ordinary shares began trading on the Irish Stock Exchange, and December 31, 1997.

                                CAPITALIZATION


   The following table sets forth our cash and capitalization as of December 31, 2001 on an actual basis and as adjusted to reflect the receipt of the estimated net proceeds of $55.3 million from the sale of the ADSs in this offering, at a public offering price of $15.00 per share, after deducting the underwriters' discount, estimated offering expenses and Irish capital duty payable by us. The table assumes no exercise of the underwriters' option to purchase additional ADSs. You should read this table in conjunction with the consolidated financial statements and related notes appearing elsewhere in this prospectus.



                                                                    December 31, 2001
                                                                  ---------------------
                                                                   Actual    As Adjusted
                                                                  --------   -----------
                                                                             (unaudited)
                                                                  (amounts in thousands)
Cash, cash equivalents, restricted cash and marketable securities $ 53,697    $108,979
                                                                  ========    ========
Long-term debt and capital lease obligations..................... $     --    $     --
Shareholders' equity:
   Ordinary Shares...............................................       80          89
   Additional paid-in capital....................................  427,128     482,401
   Accumulated (deficit) earnings................................  (46,620)    (46,620)
   Deferred stock compensation...................................   (4,822)     (4,822)
                                                                  --------    --------
       Total shareholders' equity................................  375,766     431,048
                                                                  --------    --------
       Total capitalization...................................... $375,766    $431,048
                                                                  ========    ========


   The above information excludes 12,161,812 ordinary shares reserved for issuance under our stock plans, of which 7,465,061 shares were subject to outstanding options at a weighted average exercise price of $28.33 per share at December 31, 2001.

   The above information includes:

    . an aggregate of 37,396 shares presently issuable to the former Netfish shareholders upon presentment of stock certificates evidencing their Netfish shares; and

    . an aggregate of 504,598 shares issuable to the former Netfish shareholders on May 8, 2002 and 2003 in connection with our acquisition of Netfish.

                                   DILUTION

   If you invest in our ADSs, your interest will be diluted to the extent of the difference between the public offering price per share of our ADSs and the pro forma net tangible book value per share of our ordinary shares and ADSs after completion of this offering. We calculate pro forma net tangible book value per share by dividing the net tangible book value, which equals total assets, less intangible assets and total liabilities, by the number of outstanding ordinary shares (including ADSs) outstanding upon completion of this offering.


   At December 31, 2001, our pro forma net tangible book value was $59.9 million or $2.15 per share. After giving effect to the sale of 4,000,000 ADSs in this offering at the public offering price of $15.00 per share, less underwriting discounts and commissions, estimated offering expenses and Irish capital duty payable by us, our pro forma net tangible book value at December 31, 2001 would have been approximately $115.2 million, or $3.62 per share. This represents an immediate increase in pro forma net tangible book value of $1.47 per share to existing shareholders and an immediate dilution in pro forma tangible book value of $11.38 per share to purchasers of ADSs in this offering. The following table illustrates this dilution:



    Public offering price per share...........................          $15.00
                                                                        ------
       Pro forma net tangible book value per share............ $2.15
                                                               -----
       Increase per share attributable to new investors....... $1.47
                                                               -----
    Pro forma net tangible book value per share after offering          $ 3.62
                                                                        ------
    Dilution per share to new investors.......................          $11.38
                                                                        ======




   The foregoing discussion and table are based on actual shares outstanding on December 31, 2001. The foregoing discussion assumes no exercise of any options outstanding as of December 31, 2001. As of December 31, 2001, there were options outstanding to purchase 7,465,061 ordinary shares at a weighted average exercise price of $28.33 per share. To the extent any of these options are exercised, there will be further dilution to investors. The foregoing discussion assumes the issuance of an aggregate of 37,396 shares presently issuable to former Netfish shareholders upon presentment of stock certificates evidencing their Netfish shares and an aggregate of 504,598 shares issuable to former Netfish shareholders on May 8, 2002 and 2003 in connection with our acquisition of Netfish.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

   The following selected consolidated financial data are qualified by reference to and should be read in conjunction with the consolidated financial statements and the related notes, and other financial information appearing elsewhere in this prospectus. The selected consolidated statement of operations data set forth below with respect to the years ended December 31, 1999, 2000 and 2001 and the selected consolidated balance sheet data as of December 31, 1999, 2000 and 2001 are derived from our consolidated financial statements which have been audited by Ernst & Young, independent auditors, which are included elsewhere in this prospectus. The selected consolidated statement of operations data set forth below with respect to the year ended December 31, 1998 and the selected consolidated balance sheet data as of December 31, 1998 are derived from our audited consolidated financial statements that are incorporated by reference into this prospectus. The selected consolidated statement of operations data set forth below with respect to the year ended December 31, 1997 and the selected consolidated balance sheet data as of December 31, 1997 are derived from our audited consolidated financial statements that are not included in this prospectus. When you read this selected consolidated financial data, it is important that you also read our consolidated financial statements and related notes included elsewhere in this prospectus, as well as the section of this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results. The pro forma consolidated statement of operations data below excludes charges relating to amortization of goodwill and purchased intangible assets, settlement of litigation, write-off of assets and related costs, stock compensation, in-process research and development and restructuring. The pro forma consolidated statement of operations data is not prepared in accordance with U.S. GAAP and is not intended to be a substitute for U.S. GAAP consolidated statement of operations data. Our classification of pro forma data may not be comparable to the classifications of other companies.

                                                                                         Year Ended December 31,
                                                                              ---------------------------------------------
                                                                               1997    1998      1999      2000      2001
                                                                              ------- -------  --------  --------  --------
Consolidated Statement of Operations Data:
Revenue:
   Product revenue........................................................... $31,843 $58,900  $ 71,265  $105,533  $118,178
   Service revenue...........................................................  16,741  24,727    34,175    47,530    62,526
                                                                              ------- -------  --------  --------  --------
      Total revenue..........................................................  48,584  83,627   105,440   153,063   180,704
                                                                              ------- -------  --------  --------  --------
Cost of revenue:
   Cost of product revenue...................................................   2,824   1,409     2,389     3,457     3,190
   Cost of service revenue...................................................  10,456  15,568    21,113    26,484    34,926
                                                                              ------- -------  --------  --------  --------
      Total cost of revenue..................................................  13,280  16,977    23,502    29,941    38,116
                                                                              ------- -------  --------  --------  --------
      Gross profit...........................................................  35,304  66,650    81,938   123,122   142,588
Operating expenses:
   In-process research and development.......................................   2,900   5,000        --        --     3,600
   Research and development..................................................   8,299  14,849    21,195    26,906    40,260
   Sales and marketing.......................................................  13,989  28,136    43,794    63,669    88,419
   General and administrative................................................   7,216   9,931    10,454    12,046    15,318
   Amortization of goodwill and purchased intangible assets..................      --      --       454     7,831    75,554
   Restructuring.............................................................      --      --        --        --     5,705
   Write-off of assets and related costs(1)..................................      18   1,658     1,671        --        --
   Settlement of litigation..................................................      --      --        --     1,350        --
                                                                              ------- -------  --------  --------  --------
      Total operating expenses...............................................  32,422  59,574    77,568   111,802   228,856
                                                                              ------- -------  --------  --------  --------
Income (loss) from operations................................................   2,882   7,076     4,370    11,320   (86,268)
Interest income, net.........................................................   2,501   2,552     2,556     4,116     2,504
Net exchange (loss) gain.....................................................     240    (541)     (379)     (384)     (468)
Gain on sale of investment and other income..................................      --      --        --     1,912       164
                                                                              ------- -------  --------  --------  --------
Income (loss) before provision for (benefit of) income taxes.................   5,623   9,087     6,547    16,964   (84,068)
Provision for (benefit of) income taxes......................................     872   1,409     1,088     2,799      (568)
                                                                              ------- -------  --------  --------  --------
Net income (loss) available to Ordinary Shareholders.........................   4,751   7,678     5,459    14,165   (83,500)
                                                                              ======= =======  ========  ========  ========
Basic net income (loss) per Ordinary Share and per ADS.......................    0.26    0.40      0.28      0.67     (3.27)
                                                                              ======= =======  ========  ========  ========
Shares used in computing basic net income (loss) per Ordinary Share and per
 ADS.........................................................................  18,428  19,268    19,797    21,177    25,556
                                                                              ======= =======  ========  ========  ========
Diluted net income (loss) per Ordinary Share and per ADS..................... $  0.25 $  0.37  $   0.26  $   0.60  $  (3.27)
                                                                              ======= =======  ========  ========  ========
Shares used in computing diluted net income (loss) per Ordinary Share and per
 ADS.........................................................................  19,275  20,893    21,224    23,520    25,556
                                                                              ======= =======  ========  ========  ========
Pro forma diluted net income per Ordinary Share and per ADS.................. $  0.37 $  0.63  $   0.34  $   0.93  $   0.08
                                                                              ======= =======  ========  ========  ========
Shares used in computing pro forma diluted net income per Ordinary Share
 and per ADS.................................................................  19,275  20,893    21,224    23,520    26,877
                                                                              ======= =======  ========  ========  ========

                                                                                  At December 31,
                                                                  ------------------------------------------------
                                                                    1997     1998     1999     2000       2001
                                                                  -------- -------- -------- -------- ------------
Consolidated Balance Sheet Data:
Cash, cash equivalents, restricted cash and marketable securities $ 53,319 $ 60,549 $ 70,183 $ 95,640 $     53,697
Working capital..................................................   62,229   61,802   77,841   99,234       40,262
Total assets.....................................................   86,514  108,881  144,342  202,559      437,698
Capital lease due after more than one year.......................       94        3       --       --           --
Ordinary Shares..................................................   19,071   19,452   20,451   21,990       27,817
Ordinary Share value.............................................       59       61       63       66           80
Total shareholders' equity.......................................   71,624   81,978  111,721  151,307      375,766

--------

(1)Certain expenses in 1997 have been reclassified to conform with the presentation of like expenses in later periods.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following should be read with our consolidated financial statements and the notes to those statements and other financial information appearing elsewhere in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this prospectus.

Overview

   We are a leading provider of enterprise infrastructure software that enables our customers to develop, deploy, integrate and manage applications within the enterprise and across the firewall to the extended enterprise. Our comprehensive, standards-based software enables our customers to build, maintain and scale their disparate computing environments while preserving and extending existing information technology investments. Our products are designed to enable the rapid alignment of evolving business processes with distributed information technology systems to reach customers, partners, suppliers and employees, which we refer to as "End 2 Anywhere(TM)" or "E2A(TM)". We offer professional services including ongoing customer support and maintenance as well as high-level design consultation, developer education and product implementation.

   Our revenue is derived from product license fees and charges for support and global services. We recognize revenues in accordance with the provisions of the American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, "Software Revenue Recognition," as amended by SOP 98-4 and SOP 98-9. In accordance with U.S. GAAP, we recognize software license revenue when persuasive evidence of an arrangement exists, delivery has occurred, our fee is fixed or determinable, and collectibility is probable. We recognize customer support revenue over the term of the support agreement, generally 12 months. We recognize professional service revenue when earned.

   Our total revenue grew by 18.1% to $180.7 million in 2001 from $153.1 million in 2000 and by 45.2% to $153.1 million in 2000 from $105.4 million in 1999. Total revenue from customers located outside the United States was $61.0 million in 2001, $50.0 million in 2000 and $37.8 million in 1999. Total revenue from customers located outside the United States accounted for approximately 33.8% of total revenue in 2001, 32.6% of total revenue in 2000 and 35.9% of total revenue in 1999. No single customer accounted for more than 10% of total revenue in 2001, 2000 or 1999.

   To date, we have derived substantially all of our revenue from the licensing of our enterprise integration and application server software products that currently compose our Orbix E2A Application Server Platform, and fees from related services. We expect that our recently introduced products will increasingly contribute to our revenue. We market our E2A software products, consisting of our Orbix E2A Application Server Platform and Orbix E2A Web Services Integration Platform, through our direct sales organization and through software vendors, system integrators, original equipment manufacturers, value-added resellers and, to a lesser extent, third-party distributors. Our total revenue is dependent on the growth in demand for our enterprise infrastructure software. In general, product revenue in the first quarter of each year declines from the fourth quarter of the prior year in line with traditional seasonal trends.

   Our gross margins are affected by the mix of product and service revenue and the mix of distribution channels used by us. We typically realize significantly higher gross margins on product revenue than on service revenue and higher gross margins on direct sales than on sales through indirect channels.

   Our operating expenses, excluding stock compensation, in-process research and development, amortization of goodwill and purchased intangible assets, restructuring, write-off of assets, and settlement of litigation have increased in absolute dollar amounts in each consecutive year from 1996 through 2001. This trend reflects our rapid transition from concentrating primarily on product development to marketing and licensing products, offering services and developing our enterprise infrastructure software. We intend to continue to increase expenditures in all operating areas.

   We have significant operations and generate a substantial portion of our taxable income in Ireland. In general, tax rates in Ireland on trading income are significantly lower than U.S. tax rates. Moreover, our Irish taxable income derived from software substantially developed in Ireland is taxed at a 10% effective tax rate. Therefore, our effective tax rate is affected by the percentage of revenue that qualifies for such favorable tax treatment. We anticipate that we will continue to benefit from this tax treatment, although the extent of the benefit could vary from period to period, and our tax treatment may change in the future.

Impact of Recent Acquisitions

   In 2001, we acquired Netfish Technologies, Inc. (Netfish). The total consideration consisted of 4,221,216 newly-issued ordinary shares, 815,102 ordinary shares issuable upon the exercise of replacement options and $30.9 million of closing costs incurred in connection with the merger. Of the newly-issued ordinary shares, 504,598 were held back by us as a source of indemnification payments that may become due to us. These ordinary shares will be issued and distributed to the holders of the outstanding Netfish shares over a two-year period from the date of merger, after adjusting for any indemnification payments made. The aggregate purchase price plus related expenses have been allocated to the acquired assets and liabilities at their estimated fair values at the date of acquisition based primarily on an independent valuation, and to acquired in-process research and development for which technological feasibility had not been established and for which alternative future uses did not exist based on independent valuation.

   In 2001, we acquired Object-Oriented Concepts, Inc. (OOC). The total consideration consisted of $3.0 million in cash, 730,453 newly-issued ordinary shares and 178,131 ordinary shares issuable upon the exercise of replacement options. Of the newly-issued ordinary shares, 262,129 were subject to return to us as a purchase price adjustment upon the failure of OOC to achieve certain performance targets. Some of these performance targets were achieved in 2001. As a result, 174,735 ordinary shares no longer subject to return were recorded as additional purchase price based on fair market value at the time the performance targets were achieved. 87,394 ordinary shares remain subject to return to us until February 2002. The aggregate purchase price plus related expenses have been allocated to the acquired assets and liabilities at their estimated fair values at the date of the acquisition based primarily on an independent valuation.

   In 2001, we obtained from Software AG, Inc. a non-exclusive license to Sagavista application integration software for $10.0 million and hired a substantial portion of the Software AG, Inc. engineering team responsible for the development of the technology.

   In 2000, we acquired Genesis Development Corporation (Genesis). At the time of acquisition, 176,156 ordinary shares were subject to return to us as a purchase price adjustment upon the failure of Genesis to achieve certain performance targets. The contingency was resolved in May 2001 and, consequently, the ordinary shares no longer subject to return were recorded as additional purchase price based on their fair market value at the time the contingency was resolved.

Newly-issued Financial Accounting Standards

   The Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) in June 1998. SFAS 133, which requires all derivative instruments to be recognized as either assets or liabilities on the balance sheet at their fair value, provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. As amended, this statement is effective for fiscal years beginning after June 15, 2000 and therefore applied to us from the first quarter of 2001. Application of the new rules had no material impact on our consolidated financial statements as we had no derivative or hedging transactions in 2001.

   The Financial Accounting Standards Board issued Statements of Financial Accounting Standards, No. 141, "Business Combinations," (SFAS 141) and No. 142, "Goodwill and Other Intangible Assets," (SFAS 142) in June 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with these statements. Other intangible assets will continue to be amortized over their useful economic lives. These statements are effective for fiscal years beginning after December 15, 2001.

   We will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provisions of the SFAS 142 is expected to result in a reduction in expenses for 2002 of $86.2 million, or $3.37 per share. During 2002, we will perform the first of the required impairment tests of goodwill and indefinite-lived intangible assets as of January 1, 2002. Based on current circumstances, we believe the application of the new rules will not have a material impact on our consolidated financial statements.

   The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143) in June 2001. The statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The statement is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. Based on current circumstances, we believe the application of the new rules will not have a material impact on our consolidated financial statements.

   The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144) in August 2001. The statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations" for a disposal of a segment of a business. SFAS 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. We adopted SFAS 144 as of January 1, 2002 and, based on current circumstances, we do not expect that the adoption of the statement will have a significant impact on our financial position and results of operations.

Results of Operations

   The following table sets forth certain operating data as a percentage of total revenue for the periods indicated (subtotals not adjusted for rounding):

                                                                 Year Ended December 31,
                                                                 ----------------------
                                                                  2001      2000  1999
                                                                 -----     -----  -----
Revenue:
   Product revenue..............................................   65.4%    68.9%  67.6%
   Service revenue..............................................   34.6     31.1   32.4
                                                                 -----     -----  -----
       Total revenue............................................  100.0    100.0  100.0
                                                                 -----     -----  -----
Cost of revenue:
   Cost of product revenue......................................    1.8      2.3    2.3
   Cost of service revenue......................................   19.3     17.3   20.0
                                                                 -----     -----  -----
       Total cost of revenue....................................   21.1     19.6   22.3
                                                                 -----     -----  -----
       Gross profit.............................................   78.9     80.4   77.7
Operating expenses:.............................................
   In-process research and development..........................    2.0       --     --
   Research and development.....................................   22.3     17.6   20.1
   Sales and marketing..........................................   48.9     41.6   41.5
   General and administrative...................................    8.5      7.9    9.9
   Amortization of goodwill and purchased intangible assets.....   41.8      5.1    0.4
   Restructuring................................................    3.2       --     --
   Write-off of assets and related costs........................     --       --    1.6
   Settlement of litigation.....................................     --      0.9     --
                                                                 -----     -----  -----
       Total operating expenses.................................  126.6     73.0   73.6
                                                                 -----     -----  -----
Income (loss) from operations...................................  (47.7)     7.4    4.1
   Interest income, net.........................................    1.4      2.7    2.4
   Net exchange loss............................................   (0.3)    (0.3)  (0.4)
   Gain on sale of investment and other income..................    0.1      1.2     --
                                                                 -----     -----  -----
   Income (loss) before provision for (benefit of) income taxes.  (46.5)    11.1    6.2
   Provision for (benefit of) income taxes......................   (0.3)     1.8    1.0
                                                                 -----     -----  -----
   Net income (loss) available to Ordinary Shareholders.........  (46.2)%    9.3%   5.2%
                                                                 =====     =====  =====
Gross profit:...................................................
   Product......................................................   97.3%    96.7%  96.6%
   Service......................................................   44.1%    44.3%  38.2%

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

  Total Revenue

   Total revenue increased by 18.1% to $180.7 million in 2001 from $153.1 million in 2000. Total revenue from customers located outside the United States represented 33.8% of total revenue in 2001 and 32.6% of total revenue in 2000, or $61.0 million and $50.0 million, respectively.

   Product Revenue. Product revenue increased by 12.0% to $118.2 million, or 65.4% of total revenue, in 2001 compared to $105.5 million, or 68.9% of total revenue, in 2000. The increase in product revenue was primarily attributable to our continued efforts to develop and market our product set and to expand our enterprise sales capability, offset in part by a reduced demand for our products in the third and fourth quarters of 2001 due to general economic conditions and the events of September 11, 2001.

   Service Revenue. We provide global services, consisting of consulting and training, customer support for all of our products and, to a limited extent, product customization and enhancement. Consulting services provided by us include training and assisting customers with the effective use and deployment of our products. Customer support generally includes support by means of telephone, e-mail, facsimile and customer on-site assistance as well as access to certain product upgrades. Service revenue increased by 31.6% to $62.5 million, or 34.6% of total revenue, in 2001 from $47.5 million, or 31.1% of total revenue, in 2000. The increase in service revenue was principally due to the increase of our enterprise sales combined with increasing global service and support revenues associated with a growing customer base.

  Cost of Revenue

   Cost of Product Revenue. Cost of product revenue consists primarily of product media and duplication, manuals, packaging materials, shipping and handling expenses, third-party royalties and, to a lesser extent, the salaries and benefits of certain personnel and related operating costs of computer equipment. Cost of product revenue was $3.2 million, resulting in a product gross margin of 97.3%, in 2001 compared to $3.5 million, resulting in a product gross margin of 96.7%, in 2000. The increase in product gross margin was primarily attributable to shipping and material efficiencies, and lower third-party royalty expenses.

   Cost of Service Revenue. Cost of service revenue consists primarily of personnel costs for consultancy, training, technical support, product customization and enhancement, and related operating costs of computer equipment and non-billable travel expenses. Cost of service revenue was $34.9 million, resulting in a service gross margin of 44.1%, in 2001 compared to $26.5 million, resulting in a service gross margin of 44.3%, in 2000.
The decrease in service gross margin was primarily attributable to an increase in service personnel to support our expanding customer base.

  Operating Expenses

   In-process research and development. In connection with our acquisition of Netfish, we recorded a $3.6 million charge, or 2.0% of total revenue, in 2001 to account for acquired in-process research and development, for which technological feasibility had not been established and for which alternative future uses did not exist.

   Research and Development. Research and development expenses consist primarily of salaries and benefits of research and development personnel, costs of third-party contractors, personnel-related overhead allocation, depreciation expenses arising from the acquisition of computer equipment, software license fees, and related indirect costs. Research and development expenses were $40.3 million, or 22.3% of total revenue, in 2001 compared to $26.9 million, or 17.6% of total revenue, in 2000. The increase in research and development expenses both in dollar amount and as a percentage of total revenue was primarily the result of an increase in personnel and the development of our Orbix E2A software products. We expect our research and development expenses to increase in dollar amount in future periods to continue our investment in current and future technologies.

   Sales and Marketing. Sales and marketing expenses consist primarily of salaries, sales commissions and benefits earned by sales and marketing personnel, personnel-related overhead allocation, travel, entertainment, advertising and promotional expenses, and related indirect costs. Sales and marketing expenses were $88.4 million, or 48.9% of total revenue, in 2001 compared to $63.7 million, or 41.6% of total revenue, in 2000. The increase in sales and marketing expenses both in dollar amount and as a percentage of total revenue was due to continuing investment in direct enterprise sales capability as well as increased investment in marketing our product set. We expect that sales and marketing will continue to increase in dollar amount in future periods as we continue to expand our enterprise sales and marketing capabilities, raise the awareness of our Orbix E2A software products and expand our strategic alliances.

   General and Administrative. General and administrative expenses consist primarily of salaries and benefits of financial, administrative and management personnel, general office administration expenses (rent and occupancy, telephone and other office supply costs), and related indirect costs. General and administrative expenses also include professional fees and depreciation. General and administrative expenses were $15.3 million, or 8.5% of total revenue, in 2001 compared to $12.0 million, or 7.9% of total revenue, in 2000. The increase in general and administrative expenses both in dollar amount and as a percentage of total revenue was due primarily to the integration of Netfish. We expect that general and administrative expenses will increase in dollar amount in future periods to support our increased scale of operations.

   Amortization of Goodwill and Purchased Intangible Assets. Amortization of goodwill and purchased intangible assets consists of the amortization of intangible assets acquired by us and the amortization of goodwill from acquisitions. Amortization of goodwill and purchased intangible assets was $75.6 million, or 41.8% of total revenue, in 2001 compared to $7.8 million, or 5.1% of total revenue, in 2000. The increase in amortization of goodwill and purchased intangible assets is attributable to the acquisitions of Netfish in May 2001 and OOC in February 2001, as well as other acquisitions in 2000 and 2001.

   Beginning in the first quarter of 2002, we will apply the new rules on accounting for goodwill and other intangible assets, in accordance with Statements of Financial Accounting Standards, No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with these Statements. Other intangible assets will continue to be amortized over their useful economic lives. We will perform the first of the required impairment tests of goodwill and indefinite-lived intangible assets as of January 1, 2002. Based on current circumstances, we believe the application of the new rules will not have a material impact on our consolidated financial statements.

   Restructuring. In 2001, our management and board of directors approved restructuring plans, which included initiatives to integrate the operations of the recently acquired companies, consolidate duplicative facilities and reduce overhead. Total accrued restructuring costs of $5.7 million were recorded. Restructuring expenses consist of involuntary employee separation benefits related to the reduction of approximately 195 employees worldwide and costs associated with the closure and consolidation of office space principally in the United States. In 2001, we substantially completed these restructuring plans, resulting in payments of $3.7 million in severance and related benefits to employees worldwide and approximately $700,000 in facility closure costs. At December 31, 2001, $1.3 million related to additional facility closure and consolidation costs remained to be paid, with cash outlays expected to be completed by the end of 2004.

   Settlement of Litigation. In March 2000, RSA Securities, Inc. (RSA) and the Massachusetts Institute of Technology filed suit against us alleging that we breached the terms of our patent license agreement with RSA. In June 2000, we entered into a confidential settlement agreement with RSA to settle all outstanding claims among the parties. Costs associated with the settlement of this litigation amounted to $1.4 million. There were no costs associated with the settlement of this litigation incurred in 2001, and we do not believe that any additional payments will be due in connection with this settlement.

  Income (Loss) from Operations

   We generated an operating loss of $86.3 million, or 47.7% of total revenue, in 2001 compared to an operating profit of $11.3 million, or 7.4% of total revenue, in 2000. Operating income, as adjusted to eliminate stock compensation, in-process research and development, amortization of goodwill and purchased intangible assets, restructuring and settlement of litigation, would have been approximately $300,000, or 0.1% of total revenue, in 2001 and $20.9 million, or 13.7% of total revenue, in 2000. The amount of operating income in 2001, adjusted to eliminate stock compensation, in-process research and development, the amortization of goodwill and purchased intangible assets, restructuring and settlement of litigation, reflects our consistent investment in our direct enterprise sales capability, continued efforts to develop and market our product set and the integration of Netfish, as well as general economic conditions and more cautious IT spending in the second half of 2001.

  Other Income, Net

   Interest income, net, primarily represents interest earned on cash and investment balances. Interest income, net was $2.5 million in 2001 compared to $4.1 million in 2000. The decrease in interest income, net was due primarily to lower average balances held in these accounts as well as declining interest rates during 2001.

   Net exchange loss was $468,000 in 2001 compared to $384,000 in 2000. The net exchange loss for 2001 was primarily due to the strength of the dollar against the Japanese yen.

   Gain on sale of investment and other income was $164,000 in 2001 compared to $1.9 million in 2000. During 2000, we sold over 75% of our investment in a publicly-owned company and sold the remaining shares in the first quarter of 2001.

  Income Taxes

   Income tax benefit was $568,000 in 2001 compared to income tax of $2.8 million in 2000. Deferred tax assets were not recognized in respect of the net operating loss carryforwards in either year because realization was not sufficiently assured.

   If tax authorities in jurisdictions other than Ireland were to challenge successfully the manner in which profits are recognized within IONA or, more generally, the jurisdiction in which income is subject to taxation, our prevailing effective tax rate will increase and our cash flows and results of operations could be materially adversely affected.

   At December 31, 2001, we had a net operating loss carryforward of approximately $42.0 million for U.S. federal income tax purposes. At December 31, 2001, we had a net operating loss carryforward of approximately $2.0 million for Australian tax purposes, which carries forward indefinitely. At December 31, 2000, we had a net operating loss carryforward of approximately $24.5 million for U.S. federal income tax purposes. At December 31, 2000, we had a net operating loss carryforward of approximately $1.9 million for Australian tax purposes, which carries forward indefinitely.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

  Total Revenue

   Total revenue increased by 45.2% to $153.1 million in 2000 from $105.4 million in 1999. Total revenue from customers located outside the United States represented 32.6% of total revenue in 2000 and 35.9% of total revenue in 1999, or $50.0 million and $37.8 million, respectively.

   Product Revenue. Product revenue increased by 48.1% to $105.5 million in 2000 compared to $71.3 million in 1999. The increase in product revenue was primarily attributable to our continued efforts to develop and market our product set and the expansion of our enterprise sales capability.

   Service Revenue. Service revenue increased by 39.1% to $47.5 million in 2000 from $34.2 million in 1999. The increase in service revenue was principally due to the expansion of our enterprise sales capability combined with increasing global service and support revenues associated with a growing customer base.

  Cost of Revenue

   Cost of Product Revenue. Cost of product revenue was $3.5 million, resulting in a product gross margin of 96.7%, in 2000 compared to $2.4 million, resulting in a product gross margin of 96.6%, in 1999.

   Cost of Service Revenue. Cost of service revenue was $26.5 million, resulting in a service gross margin of 44.3%, in 2000 compared to $21.1 million, resulting in a service gross margin of 38.2%, in 1999. The increase in service gross margin was primarily attributable to efficiencies realized from deploying our service personnel over a growing customer base.

  Operating Expenses

   Research and Development. Research and development expenses were $26.9 million, or 17.6% of total revenue, in 2000 compared to $21.2 million, or 20.1% of total revenue, in 1999. This increase in research and development expenses in dollar amount was primarily the result of an increase in personnel, an increase in the use of external contractors and depreciation expenses arising from the acquisition of computer equipment.

   Sales and Marketing. Sales and marketing expenses were $63.7 million, or 41.6% of total revenue, in 2000 compared to $43.8 million, or 41.5% of total revenue, in 1999. This increase in sales and marketing expenses was due to continuing investments in our direct enterprise sales capability and associated marketing activities.

   General and Administrative. General and administrative expenses were $12.0 million, or 7.9% of total revenue, in 2000 compared to $10.5 million, or 9.9% of total revenue, in 1999. General and administrative expenses decreased as a percentage of revenue due to economies of scale achieved as a result of infrastructure investments.

   Amortization of Goodwill and Purchased Intangible Assets. Amortization of goodwill and purchased intangible assets was $7.8 million in 2000 compared to $454,000 in 1999.

   Write-off of Assets and Related Costs. In August 1999, our subsidiary, IONA Technologies, Inc., relocated its U.S. headquarters from Cambridge, Massachusetts to a larger facility in Waltham, Massachusetts. As a result of this relocation, we wrote off assets and incurred costs totaling $1.7 million. There was no write-off of assets in 2000.

   Settlement of Litigation. In March 2000, RSA and the Massachusetts Institute of Technology filed suit against us alleging that we breached the terms of our patent license agreement with RSA. In June 2000, we entered into a confidential settlement agreement with RSA to settle all outstanding claims among the parties. Costs associated with the settlement of this litigation amounted to $1.4 million.

  Income from Operations


   We generated an operating profit of $11.3 million, or 7.4% of total revenue, in 2000 compared to an operating profit of $4.4 million, or 4.1% of total revenue, in 1999. Operating profit, as adjusted to eliminate stock compensation, amortization of goodwill and purchased intangible assets, write-off of assets and related costs, and settlement of litigation would have been $20.9 million, or 13.7% of total revenue, in 2000 and $6.5 million, or

6.2% of total revenue, in 1999. The increased operating margin in 2000 (eliminating stock compensation, amortization of goodwill and purchased intangible assets, write-off of assets and related costs, and settlement of litigation) reflects our continued efforts to develop and market our product family, and to develop an enterprise sales capability.

  Other Income, Net

   Interest income, net represents interest earned on cash and investment balances. Interest income, net was $4.1 million in 2000 compared to $2.6 million in 1999, primarily due to greater amounts available for investment and higher interest rates.

   Net exchange loss was $384,000 in 2000 compared to a net exchange loss of $379,000 in 1999. The increase in net exchange loss for 2000 was primarily due to the strength of the dollar against the euro.

  Gain on Sale of Investment and Other Income

   Gain on sale of investment and other income for 2000 is comprised primarily of the realized gains earned on the sale of over 75% of our investment in a publicly-owned company. There were no shares sold in 1999.

  Income Taxes

   Income taxes were $2.8 million in 2000 compared to $1.1 million in 1999, representing an effective tax rate of approximately 16.5% for 2000 and 16.6% for 1999. Deferred tax assets were not recognized in respect of the net operating loss carryforwards in either year because realization was not sufficiently assured.

   If tax authorities in jurisdictions other than Ireland were to challenge successfully the manner in which profits are recognized within IONA or, more generally, the jurisdiction in which income is subject to taxation, our prevailing effective tax rate will increase and our cash flows and results of operations could be materially adversely affected.

   At December 31, 2000, we had a net operating loss carryforward of approximately $24.5 million for U.S. federal income tax purposes. At December 31, 2000, we had a net operating loss carryforward of approximately $1.9 million for Australian tax purposes, which carries forward indefinitely. At December 31, 1999, we had a net operating loss carryforward of approximately $3.0 million for U.S. federal income tax purposes, which expires from 2011 to 2014.

Quarterly Results of Operations

   The following tables present our unaudited results of operations expressed in dollars and as a percentage of total revenue for the eight most recently ended fiscal quarters. We believe that such quarterly information has been prepared on the same basis as our annual consolidated financial statements and includes all necessary adjustments, consisting only of normal recurring adjustments, to present fairly the selected quarterly information when read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. The sums of the numbers shown for each caption for each of the fiscal quarters in each year agree within rounding to the corresponding annual numbers in our annual financial statements. Our results from operations may vary substantially from quarter to quarter. Accordingly, the operating results for a quarter are not necessarily indicative of results for any subsequent quarter or for the full year.

                                                                      Three Months Ended
                                         ----------------------------------------------------------------------------
                                         March 31, June 30, Sept. 30, Dec. 31, March 31, June 30,  Sept. 30, Dec. 31,
                                           2000      2000     2000      2000     2001      2001      2001      2001
                                         --------- -------- --------- -------- --------- --------  --------- --------
Revenue:
  Product revenue.......................  $21,125  $24,075   $27,236  $33,097   $27,635  $ 35,650  $ 25,371  $ 29,522
  Service revenue.......................    9,558   10,578    12,625   14,769    15,017    15,887    15,672    15,950
                                          -------  -------   -------  -------   -------  --------  --------  --------
   Total revenue........................   30,683   34,653    39,861   47,866    42,652    51,537    41,043    45,472
                                          -------  -------   -------  -------   -------  --------  --------  --------
Cost of revenue:
  Cost of product revenue...............      796      878       874      909     1,203       941       432       614
  Cost of service revenue...............    5,033    5,710     7,306    8,436     8,431     9,388     8,766     8,341
                                          -------  -------   -------  -------   -------  --------  --------  --------
   Total cost of revenue................    5,829    6,588     8,180    9,345     9,634    10,329     9,198     8,955
                                          -------  -------   -------  -------   -------  --------  --------  --------
   Gross profit.........................   24,854   28,065    31,681   38,521    33,018    41,208    31,845    36,517
                                          -------  -------   -------  -------   -------  --------  --------  --------
Operating expenses:
  In-process research and development...       --       --        --       --        --     3,600        --        --
  Research and development..............    6,609    6,712     6,806    6,778     7,949    10,935    10,704    10,672
  Sales and marketing...................   13,069   14,575    16,159   19,866    18,299    26,670    21,278    22,172
  General and administrative............    2,775    2,812     3,098    3,361     3,559     4,455     3,533     3,771
  Amortization of goodwill and
   purchased intangible assets..........      912    1,452     2,296    3,171     4,117    20,480    26,134    24,823
  Write-off of assets and related costs.       --       --        --       --        --        --        --        --
  Restructuring.........................       --       --        --       --        --     5,705        --        --
  Settlement of litigation..............       --    1,350        --       --        --        --        --        --
                                          -------  -------   -------  -------   -------  --------  --------  --------
   Total operating expenses.............   23,365   26,901    28,359   33,176    33,924    71,845    61,649    61,438
                                          -------  -------   -------  -------   -------  --------  --------  --------
Income (loss) from operations...........    1,489    1,164     3,322    5,345      (906)  (30,637)  (29,804)  (24,921)
Interest income, net....................      781    1,114       852    1,370     1,064       785       485       170
Net exchange (loss) gain................     (171)    (135)       37     (117)     (120)     (149)       24      (223)
Gain on sale of investment and other
 income.................................      797      503       319      293       164        --        --        --
                                          -------  -------   -------  -------   -------  --------  --------  --------
Income (loss) before provision for
 (benefit of) income taxes..............    2,896    2,646     4,530    6,891       202   (30,001)  (29,295)  (24,974)
Provision for (benefit of) income taxes.      478      437       747    1,137       611    (1,292)       29        84
                                          -------  -------   -------  -------   -------  --------  --------  --------
Net income (loss) available to Ordinary
 Shareholders...........................  $ 2,418  $ 2,209   $ 3,783  $ 5,754   $  (409) $(28,709) $(29,324) $(25,058)
                                          =======  =======   =======  =======   =======  ========  ========  ========

                                                                        Three Months Ended
                                            -------------------------------------------------------------------------
                                            March 31, June 30, Sept. 30, Dec. 31, March 31, June 30, Sept. 30, Dec. 31,
                                              2000      2000     2000      2000     2001      2001     2001      2001
                                            --------- -------- --------- -------- --------- -------- --------- --------
Revenue:
  Product revenue..........................    68.8%    69.5%     68.3%    69.1%     64.8%    69.2%     61.8%    64.9%
  Service revenue..........................    31.2     30.5      31.7     30.9      35.2     30.8      38.2     35.1
                                              -----    -----     -----    -----     -----    -----     -----    -----
   Total revenue...........................   100.0    100.0     100.0    100.0     100.0    100.0     100.0    100.0
                                              -----    -----     -----    -----     -----    -----     -----    -----
Cost of revenue:
  Cost of product revenue..................     2.6      2.5       2.2      1.9       2.8      1.8       1.0      1.4
  Cost of service revenue..................    16.4     16.5      18.3     17.6      19.8     18.2      21.4     18.3
                                              -----    -----     -----    -----     -----    -----     -----    -----
   Total cost of revenue...................    19.0     19.0      20.5     19.5      22.6     20.0      22.4     19.7
                                              -----    -----     -----    -----     -----    -----     -----    -----
   Gross margin............................    81.0     81.0      79.5     80.5      77.4     80.0      77.6     80.3
                                              -----    -----     -----    -----     -----    -----     -----    -----
Operating expenses:
  In-process research and development......      --       --        --       --        --      7.0        --       --
  Research and development.................    21.5     19.4      17.1     14.2      18.6     21.2      26.1     23.5
  Sales and marketing......................    42.6     42.0      40.5     41.5      42.9     51.8      51.8     48.8
  General and administrative...............     9.0      8.1       7.8      7.0       8.3      8.6       8.6      8.3
  Amortization of goodwill and
   purchased intangible assets.............     3.0      4.2       5.8      6.6       9.7     39.7      63.7     54.6
  Restructuring............................      --       --        --       --        --     11.1        --       --
  Settlement of litigation.................      --      3.9        --       --        --       --        --       --
                                              -----    -----     -----    -----     -----    -----     -----    -----
   Total operating expenses................    76.1     77.6      71.2     69.3      79.5    139.4     150.2    135.1
                                              -----    -----     -----    -----     -----    -----     -----    -----
Income (loss) from operations..............     4.9      3.4       8.3     11.2      (2.1)   (59.4)    (72.6)   (54.8)
Interest income, net.......................     2.5      3.2       2.1      2.8       2.5      1.5       1.2      0.4
Net exchange (loss) gain...................    (0.6)    (0.4)      0.1     (0.2)     (0.3)    (0.3)       --     (0.5)
Gain on sale of investment and other
 income....................................     2.6      1.4       0.8      0.6       0.4       --        --       --
                                              -----    -----     -----    -----     -----    -----     -----    -----
Income (loss) before provision for (benefit
 of) income taxes..........................     9.4      7.6      11.3     14.4       0.5    (58.2)    (71.4)   (54.9)
Provision for (benefit of) income taxes....     1.6      1.2       1.9      2.4       1.4     (2.5)      0.1      0.2
                                              -----    -----     -----    -----     -----    -----     -----    -----
Net income (loss) available to Ordinary
 Shareholders..............................     7.9%     6.4%      9.5%    12.0%     (0.9)%  (55.7)%   (71.5)%  (55.1)%
                                              =====    =====     =====    =====     =====    =====     =====    =====
Gross margin:
  Product..................................    96.2%    96.4%     96.8%    97.3%     95.6%    97.4%     98.3%    97.9%
  Service..................................    47.3%    46.0%     42.1%    42.9%     43.9%    40.9%     44.1%    47.7%

   Product revenue declined in the first quarter of 2001 and 2000 from the fourth quarter of the prior year in line with traditional seasonal trends. Product revenue in the third and fourth quarter of 2001 decreased from the third and fourth quarter of 2000, respectively. These decreases were primarily attributable to reduced demand for our products in the quarters due to general economic conditions and the events of September 11, 2001.

   Beginning in the second quarter of 2001, amortization of goodwill and purchased intangible assets increased significantly as a result of the acquisition of Netfish. Also in the second quarter of 2001, a one-time restructuring cost of $5.7 million and in-process research and development cost of $3.6 million were incurred as a result of the Netfish acquisition.

Liquidity and Capital Resources

   Net cash provided by operating activities was $38.1 millon in 2001, $24.0 million in 2000 and $1.1 million in 1999 which includes the net sale of short term investments of $34.7 million in 2001 and investments in high quality, short-term investments (net of sales and maturities) of $4.3 million in 2000 and $3.4 million in 1999. Net cash provided from financing activities was $7.6 million in 2001, $22.6 million in 2000 and $12.2 million in 1999 which includes the issuance of shares (net of issuance costs) of $7.6 million in 2001, $22.6 million in 2000 and $11.4 million in 1999.

 During2001, we:

    . invested $5.4 million for the purchase of furniture, fixtures and equipment, for further investment in our management information systems and for capital expenditures relating to increased employee headcount;

    . acquired Netfish Technologies, Inc. and as part of the acquisition expended $30.9 million;

    . acquired Object-Oriented Concepts, Inc. and as part of the acquisition expended $3.0 million; and

    . invested $15.5 million in technology which had reached technological feasibility.


   We are obligated to make average lease payments of approximately $1.2 million per year through 2023 (subject to an option to exit in 2013) with respect to our Dublin, Ireland facility; approximately $2.0 million per year through 2006 with respect to our U.S. subsidiary's Waltham, Massachusetts facility; approximately $530,000 per year through 2006 with respect to our U.S. subsidiary's San Mateo, California facility; approximately $1.9 million per year through 2006 with a majority ending in 2005 with respect to our U.S. subsidiary's Santa Clara, California facility; approximately $276,000 per year through 2004 with respect to our U.S. subsidiary's Reston, Virginia facility; approximately $196,000 per year through 2014 (subject to an option to exit in 2009) with respect to our Reading, U.K. facility; and approximately $122,000 per year through 2009 (subject to an option to exit in 2004) with respect to our Frankfurt, Germany facility.


   We believe that our current sources of liquidity are sufficient to finance our operations for at least the next twelve months. The foregoing estimate of the period of time through which our current sources of liquidity will be sufficient to finance our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary.

   It is possible that, when needed, adequate funding may not be available to us or, if available, may not be available on terms favorable to us. In addition, we may decide to issue additional equity or debt securities for such funding, which could dilute the ownership of existing shareholders. Any shortfall in our capital resources could result in our limiting the introduction or marketing of new products and services, which could have a material adverse effect on our business, financial condition and results of operations.

Exposure to Currency Fluctuations


   Our consolidated financial statements are prepared in U.S. dollars, our functional currency. A percentage of our revenues, expenses, assets and liabilities are denominated in currencies other than our functional currency. Fluctuations in exchange rates may have a material adverse effect on our results of operations, particularly our operating margins, and could also result in exchange gains and losses. As a result of currency fluctuations, we recognized exchange losses of $468,000 for 2001 and $384,000 for 2000. We cannot accurately predict the impact of future exchange rate fluctuations on our results of operations. Prior to 1999, we had sought to hedge the risks associated with fluctuations in exchange rates of the Irish pound and the euro to the dollar. In the future, we may undertake transactions to hedge the risks associated with fluctuations in exchange rates of the euro and other currencies to the dollar. Any hedging techniques implemented by us may not be successful and exchange rate fluctuations may materially adversely affect our business, financial condition and results of operations. See ''Quantitative and Qualitative Disclosure About Market Risk.''


Quantitative and Qualitative Disclosures About Market Risk

   We enter into foreign exchange contracts as a hedge against accounts payable in currencies other than the U.S. dollar and as a hedge against firm commitments in foreign currencies. Market value gains and losses are recognized on hedges of payables, and the resulting credit or debit offsets foreign exchange gains or losses on those payables. The gain or loss and premium or discount on forward contracts designated as hedges of firm commitments are deferred until the hedged transaction is completed and are then included in the measurement of the value of the hedged transaction. At December 31, 2001, we had no foreign exchange contracts outstanding.

   Our trading portfolio of investments is not considered to be subject to material market (interest rate) risk because of the relatively short term maturities of investments included in the portfolio.

   We entered into certain equity investments for the promotion of business and strategic objectives, and typically do not attempt to reduce or eliminate the inherent market risks on these investments. These strategic investments, in a publicly-quoted company, are classified as available-for-sale at the balance sheet date, with unrealized gains or losses recorded in shareholders' equity. At December 31, 2001, the fair value of these investments was approximately $50,000.

                                   BUSINESS

Overview

   We are a leading provider of enterprise infrastructure software that enables our customers to develop, deploy, integrate and manage applications within the enterprise and across the firewall to the extended enterprise. Our comprehensive, standards-based software enables our customers to build, maintain and scale their disparate computing environments while preserving and extending existing information technology investments. Our products are designed to enable the rapid alignment of evolving business processes with distributed information technology systems to reach customers, partners, suppliers and employees, which we refer to as "End 2 Anywhere(TM)" or "E2A(TM)". We offer professional services including ongoing customer support and maintenance as well as high-level design consultation, developer education and product implementation.

   Founded in 1991, we are headquartered in Dublin, Ireland, with our wholly-owned U.S. subsidiary headquartered in Waltham, Massachusetts. We have a long track record of technology leadership and dedication to continuous product improvement. From our inception, we have focused on building software to integrate distributed computing systems. We generate revenue from product licenses as well as from professional services. Since our inception, we have licensed our products, directly and indirectly, to over 4,500 enterprise or divisional customers worldwide and employ more than 900 people in over 30 offices worldwide.

Industry Background

   A typical enterprise information technology infrastructure consists of multiple databases, application servers, applications, integration tools and portals that are often separately maintained and incompatible. The development and integration of enterprise applications in light of evolving computing requirements is highly complex. Moreover, demand for greater efficiency, flexibility and ease of use in business operations has resulted in the proliferation of applications that automate an enterprise's core processes. Software vendors have developed numerous applications, based on different programming languages, operating systems and hardware specifications, to streamline business processes, such as telecommunications network management systems, financial trading systems, supply chains and internal administrative processes. To perform a single business transaction, numerous distinct processes must be coordinated across several different applications and systems. For example, when a customer order is submitted,Web-based front-end systems need to communicate with supplier inventory systems to determine the availability and location of the item; coordinate with financial institutions to verify the customer's credit and process payment; synchronize shipment dates and track logistics with third-party systems; and record the transaction in internal back-end systems.


   To facilitate performance of these functions, various infrastructure vendors, including applications server and enterprise integration software providers, have emerged to deploy, integrate and manage disparate applications as well as connect legacy systems. International Data Corporation, an industry and market research firm, forecasts that the worldwide market for enterprise infrastructure software products will grow from approximately $3.0 billion in 2000 to $18.3 billion in 2005.


   The proliferation of integration solutions has created additional challenges for software developers and vendors. Most solutions are proprietary in nature, do not support cross-industry technological standards, and require significant training and implementation. While these solutions address specific integration challenges, they only connect one application to another, do not enable multi-level, enterprise-wide integration across all applications and do not provide the level of scalability required for critical enterprise applications. As a result, enterprises are struggling with slow returns on their IT investments, the complexity of existing integration challenges and the demands of an increasingly dynamic business environment.

   Web services are emerging as the next architectural approach for the integration of software applications and business processes utilizing the infrastructure of the Internet. Through the use of open standards, Web services allow applications to more easily share data and leverage functionalities of other applications. As a result, Web services provide an opportunity to implement and manage dynamic business processes in a less disruptive, less costly and faster manner than in existing integration solutions. The deployment and integration of applications within a Web services environment requires software infrastructure to provide necessary quality of service and functionality, such as reliability, scalability and security, as well as integration with legacy applications. Due to the continued reliance on a necessary number of heterogeneous applications and systems as well as the emergence of Web services, enterprises are demanding comprehensive solutions that encompass a unifying, standards-based infrastructure architecture to facilitate multi-level interoperability of enterprise software applications and computing systems.

Our Solution

   We are a leading provider of enterprise infrastructure software. Our Orbix E2A enterprise infrastructure software has two components: the Application Server Platform and the Web Services Integration Platform. The Application Server Platform enables the development, deployment and hosting of new applications and supports industry standards, including J2EE (Java 2 Enterprise Edition) and CORBA (Common Object Request Broker Architecture), and integration with Microsoft's .NET as well as mainframe and legacy systems. The Web Services Integration Platform provides for the aggregation, coordination and hosting of Web services by combining extensive EAI (Enterprise Application Integration) and B2Bi (Business-to-Business Integration) technologies and integrated Web services standards, including XML (Extensible Markup Language), SOAP (Simple Object Access Protocol), WSDL (Web Services Description Language) and UDDI (Universal Description, Discovery and Integration). The benefits of our products include:

   Comprehensive, Modular Infrastructure. Our Orbix E2A product suite represents a complete, modular solution and provides customers with the flexibility to meet changing business and computing requirements. Our Application Server Platform and Web Services Integration Platform can be used together, deployed as independent components or integrated with a customer's existing infrastructure. Our Orbix E2A product suite facilitates enterprise-wide integration of software applications and business processes.

   Proven, Dependable Technology. Our products provide the reliability, availability, scalability and security necessary to integrate and manage critical business processes. Our products build on ten years of commitment to the continuous development of application and system integration software. The recent introduction of our Orbix E2A enterprise infrastructure software, incorporating Web services standards, illustrates our commitment and ability to meet the evolving technological challenges confronting developers and enterprises. Our products are designed to scale based on our customers' technology needs including support of geographically dispersed operations and a diverse network of customers, partners, suppliers and employees. Our products accommodate the volume and variety of transactions required by enterprise applications.

   Leverages Investment in Information Technologies. In response to the rapid development and proliferation of various enterprise applications, integration solutions and other technology products, companies have made significant investments to develop their information technology infrastructure. Our products allow our customers to leverage their existing investments in multiple applications and heterogeneous computing environments. The comprehensive modular architecture of our enterprise infrastructure software also positions our customers to exploit new and emerging technologies.

   Standards-based. Our open, standards-based enterprise infrastructure software enables our customers to deploy applications based on a broad range of leading hardware platforms, operating systems, programming languages and component models. In addition, we support major technology standards, including:

    .  J2EE, CORBA and .NET;

    .  SOAP, WSDL, UDDI and XML; and

    .  ebXML, EDI (Electronic Data Interchange) and RosettaNet.

   Our products utilize these standards to enable our customers to connect new and existing applications and technologies. Our standards-based products allow our customers to deploy, integrate and manage best-of-breed applications without the limitations inherent in existing integration solutions.

   Rapid and Cost-Effective Deployment. Our software is designed for easy and rapid deployment, enabling our customers to reduce time-to-market for their products and services and to facilitate the implementation of their business strategies. Our comprehensive product set is fully integrated and modular, eliminating the need for disparate integration technologies from multiple vendors. As a result, our products minimize the need for time consuming and expensive custom programming, reduce the need for costly and specialized training, and reduce the number of technology professionals required to implement and maintain customers' systems.

Strategy

   Our objective is to be the leading provider of enterprise infrastructure software solutions. To achieve this objective, we intend to pursue the following strategies:

   Maintain our Technological Leadership. We have a long track record of technology leadership and dedication to continuous product improvement. Our comprehensive suite of infrastructure products enable our customers to rapidly and efficiently develop, deploy, integrate and manage applications within the enterprise and across the firewall to the extended enterprise. We intend to further expand our core product functionality as well as continue to develop complementary products that enhance our Orbix E2A software products. We will continue to invest heavily in research and development. By promoting and embracing existing and emerging industry standards, we intend to facilitate the broad acceptance of our products. We may acquire businesses, products or technologies that we believe will enhance and expand our current product offerings.

   Leverage and Expand our Strategic Alliances. We believe that relationships with leading software and other technology vendors, as well as system integrators, provide opportunities to gain customers in markets where our products and services are in demand. We intend to leverage our established relationships and forge new alliances to enhance our marketing, selling and implementation initiatives. We believe that many of these vendors and system integrators seek to partner with strong infrastructure technology providers that will enable them to more rapidly satisfy customer needs. We have relationships with leading software and technology vendors, such as Business Objects, Compaq, Hewlett-Packard, Manugistics, VeriSign and VERITAS Software, and global system integrators, such as CSC, PwC and SAIC. We believe that these relationships better enable us to sell additional products to our existing customer base, acquire new customers and enhance our market presence.

   Continued Focus on the Developer Community. Historically, we have marketed and sold our products both at the enterprise level and to technology developers. Developers play a key role in deciding which technology solutions a company surveys, tests, buys, builds or deploys. We believe that widespread acceptance of our products in the developer community will create enterprise sales opportunities. To address the needs of the developer community, we configure our products to include required product functionality and provide flexible pricing structures. We believe that this approach optimizes our ability to rapidly grow our user community and increase our market presence beyond our enterprise customer base.

   Further Penetrate our Existing Customer Base. We have a large and growing customer base across a wide variety of industries. The strategic importance of our products allows us to develop strong relationships with the key technology decision makers within our customer base. In addition, our strategic selling approach facilitates broad adoption of our products throughout a company. Accordingly, we intend to generate incremental sales from our existing customer base through the introduction of new and enhanced products.

Products

   Our Orbix E2A enterprise infrastructure software has two components: the Application Server Platform and the Web Services Integration Platform. These platforms can be used together, deployed as independent components or integrated with a customer's existing infrastructure. Their modular architecture provides our customers with the flexibility to meet changing business and computing requirements. The Application Server Platform enables the development, deployment and hosting of new applications and supports industry standards, including J2EE and CORBA, and integration with Microsoft's ..NET as well as mainframe and legacy systems. Our Web Services Integration Platform provides for the aggregation, coordination and hosting of Web services by combining extensive EAI and B2Bi technologies and integrated Web services standards, including XML, SOAP, WSDL and UDDI.

   Based on existing standards, Web services can significantly increase an enterprise's flexibility and mitigate many of the adverse effects of traditional application integration. Web services allow an enterprise to integrate and customize its existing software applications, capitalize on existing IT investments by extending the life of legacy applications, systems and networks, and realize value by reducing the time and expense required to integrate within the enterprise as well as with customers, partners, suppliers and employees.




                                  [FLOW CHART]

                      FLOW CHART OF ORBIX E2A PRODUCT LINES

   Orbix E2A Application Server Platform. Designed for distributed applications, the Orbix E2A Application Server Platform supports application development in Java/J2EE, C++/CORBA, COBOL (Common Business Oriented Language), PL/1 and Visual Basic, allows easy integration with existing applications, and enables EJB (Enterprise Java Beans) components to interoperate seamlessly with CORBA services. It also provides the centralized server configuration and management services required for reliable, scalable and secure applications. The platform is based on our Adaptive Runtime Technology (ART) framework, a standards-based, modular architecture that forms the foundation of our product set. ART supplies essential integration infrastructure, including distributed communications, messaging, transactions, security, fault tolerance, load balancing and multi-protocol support through plug-ins and configuration tools. ART enables developers to add new core services and custom code to running systems without changing or recompiling existing code and to deploy only those services required by a particular enterprise application. The Orbix E2A Application Server Platform is sold in three editions.

    . J2EE Technology Edition. J2EE Technology Edition is a J2EE-certified application server that is written entirely in Java. It incorporates features that decrease the development cycle and help to improve time-to-solution. J2EE Technology Edition supports dynamic deployment and redeployment of EJB components and provides management and administration facilities through J2EE-based interfaces. It is fully interoperable with CORBA, mainframe applications and third-party IDEs (Integrated Development Environments).

    . Standard Edition. Standard Edition combines CORBA's proven enterprise application interoperability with J2EE's developer productivity in one integrated offering. It is used in complex, technical applications, enabling development organizations to build and deploy sophisticated distributed systems that integrate new application logic with existing IT investments. Standard Edition adheres to the latest Object Management Group's CORBA specification and supports both C++ and Java developers.

    . Enterprise Edition. Enterprise Edition extends the functionality of the Standard Edition by adding clustering, load balancing, fail-over and transaction services to achieve enhanced enterprise quality of service. It offers dynamic deployment, centralized server configuration and extensive management/administration features required by IT administrators and software developers. Enterprise Edition helps software developers to encapsulate the data and transactions within existing mainframe applications and to access and exploit them in a reusable manner. Enterprise Edition supports the integration of applications on IBM mainframes with Web-based applications and other large-scale distributed computing applications. It supports bi-directional application integration with legacy mainframe applications based on environments and languages such as CICS (Customer Information Control System), IMS (Information Management System), COBOL and PL/1.

   Orbix E2A Web Services Integration Platform. Orbix E2A Web Services Integration Platform is a comprehensive Web services integration platform, designed to automate business processes across an extended enterprise. It encompasses EAI and B2Bi, as well as platform interoperability across J2EE, CORBA, .NET and the mainframe. Orbix E2A Web Services Integration Platform leverages Web services standards and service-oriented architectures to facilitate cost-effective application integration. Orbix E2A Web Services Integration Platform incorporates our ART infrastructure to provide the enterprise-class quality of service required for reliable, scalable, and secure dynamic data exchange, business process automation, and composite applications. The Orbix E2A Web Services Integration Platform is sold in three editions.

    . XMLBus Edition. XMLBus Edition is our entry-level product for the construction and integration of Web services. It enables developers to easily implement, deploy, secure, access, test, integrate, and manage standards-based Web services. XMLBus Edition is built on a foundation of open standards, including XML, SOAP, WSDL and UDDI, and provides interoperability among distinct programming models, such as J2EE, CORBA and .NET. XMLBus Edition provides a standards-based hosting environment for Web services and a developer toolkit for integrating Web services with existing applications. XMLBus Edition became generally available in December 2001.

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

    . Partner Edition. Partner Edition enables efficient communication across multiple tiers of the supply chain by providing an easy-to-use connector application for seamless collaboration among trading partners. Tailored for small and medium enterprises, Partner Edition provides direct access to Collaborate Edition-based information hubs or other trading partner applications. Partner Edition allows trading partners to securely and efficiently send, receive and respond to business transactions. Partner Edition includes a subset of the Collaborate Edition features. Partner Edition became generally available in February 2002.

    . Collaborate Edition. Collaborate Edition is designed to support business process integration and collaboration. Collaborate Edition provides built-in support for cross-enterprise collaboration including support for leading business document standards such as RosettaNet and ebXML, as well as interoperability with EDI systems. Collaborate Edition provides tools for modeling, automating, and managing business processes, as well as real-time monitoring of business process flows. Collaborate Edition also includes an application adapter framework and a host of applications adapters for packaged, custom-developed or legacy application integration including PeopleSoft, SAP, JD Edwards and Siebel. Collaborate Edition includes the XMLBus Edition's functionality and tools to support the implementation of reliable, available, scalable and secure Web services. Collaborate Edition became generally available in February 2002.

   Orbix. We continue to license Orbix/E, Orbix 3.x and Orbacus. Orbix/E is our CORBA-compliant object request broker for high-speed, real-time and embedded applications. Orbix/E is frequently deployed as a solution for telecom applications, such as Voice-over-IP and optical routing devices. Orbix/E is fully Internet Inter-Orb Protocol-compliant and supports most data types. Orbix 3.x is our original flagship CORBA middleware product used to design, develop and deploy high-end distributed computing systems. Orbacus is an entry-level object request broker product targeted at the developer community.

Services

   Through our global services organization, we offer professional services, as well as high-level design consulting, developer education and product implementation. Our global services organization also supports customers' internal IT personnel, systems integrators and other third-party vendors in their project implementations. Our global services personnel have substantial expertise in leading integration and development technologies, including CORBA, J2EE and XML. Our global services organization consisted of 106 employees as of December 31, 2001.

   We have a large customer engineering organization dedicated to supporting our products through ongoing support and maintenance. As part of our support services, we offer our customers a "knowledge base" of technical information and advice. We encourage our customers to purchase customer support for an annual fee. Most product support is provided through a combination of telephone and e-mail support at our Dublin, Ireland headquarters and our U.S. subsidiaries' offices in Waltham, Massachusetts and Santa Clara, California. Our OEMs (original equipment manufacturers), value-added resellers and independent software vendors depend on our customer service team to provide backup for the front-line support that they provide to their customers.

Product Development

   We have developed our technology and products primarily through internal development personnel and third-party contractors. Product development is concentrated at our Dublin, Ireland headquarters as well as our U.S. subsidiaries' offices in Waltham, Massachusetts and Santa Clara, California. Our product management organization collaborates with our marketing and sales organizations to increase sales of products and to develop customer and indirect sales relationships.

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

   We have a long-standing commitment to standards-based technologies. We were an early provider of products based on CORBA, a broadly embraced standard for application interoperability. We have expanded our support for industry standards to include J2EE, XML and Web services standards. We continue to be actively involved in other industry organizations and standards-setting bodies, particularly the Object Management Group, ebXML, World Wide Consortium, RosettaNet program and UCCnet program. We are a member of the Executive Committee of the Java Community Process(TM) (JCP) Program 2.0, an open community-based process to further develop and revise Java technology specifications.

   As of December 31, 2001, we had 244 employees dedicated to research and development. Our research and development expenditures in 1999, 2000 and 2001 were approximately $21.2 million, $26.9 million and $40.3 million, representing 20.1%, 17.6%, and 22.3% of total revenue in 1999, 2000, and 2001, respectively. We expect to continue investing significant resources in research and development in the future.

Customers

   Since our inception, we licensed, directly or indirectly, our products to more than 4,500 enterprise or divisional customers worldwide. These customers operate in a wide variety of industries including telecommunications, finance, manufacturing, banking, defense, medical, computing, research and software. The following is a selected list of customers across some of our targeted industries:

                Financial      Telecom  Manufacturing Cross-Industry
                ---------      -------- ------------- ---------------
           Bank of New York    Ericsson   Boeing      Federal Express
           Citigroup           Motorola   Chrysler    GAD
           Credit Suisse Group NEC        Ford        Hitachi
           Deutsche Bank       Nortel     Nike        Nordstrom.com
           Lehman Brothers     Verizon    Raytheon    Schlumberger

   No customer accounted for more than ten percent of our total revenue in 1999, 2000 or 2001.

   We derive a significant amount of our total revenue from customers located outside the United States. Total revenue from customers located outside the United States were approximately 35.9%, 32.6% and 33.8% of total revenue for 1999, 2000 and 2001, respectively. We expect revenue from customers located outside the United States to continue to represent a significant percentage of our total revenue for the foreseeable future.

Sales and Marketing

   We market our products and services through our marketing and direct sales organizations and through indirect channels including software vendors, system integrators, original equipment manufacturers, value-added resellers and third-party distributors. As of December 31, 2001, our sales and marketing organization consisted of 365 professionals.

   The direct sales force consists of account managers and field and telesales personnel, complemented by a small number of technical pre-sales and high-level product specialists who are available for customer visits. Our sales force and executive team maintain relationships with customers' senior management for large-scale enterprise infrastructure projects. Our sales force also maintains contact at the developer level to understand and serve the developer's requirements.

   Our sales organization is divided into three geographical regions: the Americas, Asia-Pacific and Europe/Middle East/Africa. In addition, we dedicate members of our sales force to developing strategic relationships with our indirect channel partners.

   The indirect distribution channels consist of leading software vendors, such as Business Objects, Manugistics, VeriSign and VERITAS Software; global system integrators, such as CSC, PwC and SAIC ; leading

OEMs, such as Compaq and Hewlett-Packard; and resellers and distributors. We believe that relationships with leading software and other technology vendors, as well as system integrators, provide opportunities to gain customers in markets where our products and services are in demand.

   We or our wholly-owned subsidiaries have marketing teams in the United States, Europe and Asia that execute global marketing programs designed to create demand for our products and services. We use a variety of marketing programs, including trade shows, limited duration evaluation software, direct marketing communications, Web casts, public relations, product literature and collateral, trade advertising, and a corporate Web site.

Competition

   The market for enterprise infrastructure software solutions is rapidly changing and highly competitive. Our products compete with offerings from a number of established infrastructure vendors, as well as offerings from new software companies. Some of these companies offer products that compete with single components of our products, while others market a set of products designed to solve broad integration problems.

   We compete against:

    . EAI software vendors: SeeBeyond, TIBCO Software, Vitria Technology and webMethods;

    .  B2Bi software vendors: Peregrine Systems and webMethods; and

    . Enterprise application server providers: BEA Systems, IBM, Microsoft and Sun Microsystems.

   We believe that the principal competitive factors that affect the market for our products include:

    .  product features and functionality;

    .  breadth of product offerings;

    .  standards;

    .  ease-of-use;

    .  quality;

    .  performance;

    .  security;

    .  price;

    .  customer service and support;

    .  effectiveness of sales and marketing efforts; and

    .  company reputation and financial viability.

Patents and Proprietary Technology

   We regard much of our intellectual property as proprietary to us and rely primarily on a combination of copyright, trademark, patent and trade secret laws, employee and third-party non-disclosure agreements and technical measures to establish and protect our proprietary rights. We own numerous registered trademarks and trademark applications pending in the United States, the European Union, Australia and Asia, as well as other jurisdictions throughout the world. Our pending U.S. trademark applications cover, among others, the terms "End 2 Anywhere(TM)" and "Orbix E2A(TM)".

   While we generally use negotiated, signed license agreements or shrink-wrap type licenses to restrict copying and use of our software products, we do not generally embed mechanisms in our software to prevent or inhibit unauthorized use or copying of our software. We do not possess any patents or other registered intellectual property rights with respect to our software. We have a number of U.S. and international patent applications pending. Because shrink-wrap licenses are not signed by licensees, they may be unenforceable under the laws of certain jurisdictions. In addition, the laws of various countries in which our products may be sold may not protect proprietary rights to the same extent as the laws of the United States and Ireland.

   We license from time to time technologies and products from third parties for incorporation in our products.

   We generally enter into confidentiality agreements with our employees and consultants, and limit access to, and distribution of, our proprietary information to customers and potential customers.

Employees

   As of December 31, 2001, we or our wholly-owned subsidiaries had approximately 907 full-time employees, with 533 based in the Americas, 313 based in Europe/Middle East/Africa and 61 based in Asia-Pacific. These employees include 244 in product development and management, 70 in customer engineering, 48 in marketing, 317 in sales, 106 in global services and 122 in finance, legal, human resources, administration and information technology. Our employees are not represented by any collective bargaining organizations, and we have not experienced any work stoppages. Our relations with our employees are good.

Properties

   Our headquarters are currently located in a leased facility in Dublin, Ireland. This facility consists of approximately 55,900 square feet of office space. Our lease of these headquarters expires in August 2023, subject to our right to terminate the lease in August 2013. The principal U.S. office of our wholly-owned subsidiary, IONA Technologies, Inc., is located in a leased facility in Waltham, Massachusetts, consisting of approximately 60,718 square feet of office space under a lease expiring 2006, subject to our right to renew for an additional term of five years expiring in 2011. Our wholly-owned U.S. subsidiary's Santa Clara, California facility consists of approximately 47,935 square feet of office space under a lease expiring November 2002 through June 2005. In addition, our wholly-owned subsidiaries maintain offices in California, Colorado, Florida, Illinois, New York, Texas, Virginia, Brisbane (Newfoundland, Canada), Frankfurt, Hong Kong, Karlsruhe (Germany), London, Melbourne, Milan, Paris, Reading (U.K.), Rome, Singapore, Sydney and Tokyo.

Legal Proceedings

   We are not a party to any legal proceedings that, if resolved or determined adversely to us, would have a material adverse effect on our business, financial condition and results of operation. We, however, have in the past been and may in the future be subject to claims and litigation in the ordinary course of business. In the event that any such claims or litigation are resolved against us, such outcomes or resolutions could have a material adverse effect on our business, financial condition or results of operations.

                                  MANAGEMENT

Directors and Executive Officers

   The names of our executive officers and directors as of December 31, 2001, and certain biographical information furnished by them, are set forth below.

Name                    Age Position
----                    --- --------
Dr. Christopher J. Horn 45  Chairman of the Board
Barry S. Morris........ 38  Chief Executive Officer and Director
Dr. Sean Baker......... 43  Executive Vice President, Chief Corporate Scientist and
                            Director
James Boak............. 54  Chief Technology Officer
Daniel Demmer.......... 37  Chief Financial Officer
David James............ 48  Executive Vice President, Corporate Development
Robert J. Potter....... 48  Executive Vice President, Business Operations
John Giblin............ 51  Senior Vice President, Engineering and Customer Services
Susan H. Alexander..... 45  General Counsel and Secretary
John Conroy+........... 42  Non-Executive Director
Dr. Ivor Kenny+*....... 71  Non-Executive Director
James D. Maikranz...... 54  Non-Executive Director
Kevin Melia+*.......... 54  Non-Executive Director
Annrai O'Toole......... 36  Non-Executive Director
Francesco Violante*.... 50  Non-Executive Director

--------
+  Member of Audit Committee
*  Member of Compensation Committee

   Dr. Christopher J. Horn has served as our Chairman of the Board since our inception. Dr. Horn co-founded IONA in March 1991. He was the initial developer of IONA's Orbix product and served as our President and Chief Executive Officer from our inception until May 2000. Dr. Horn received his Doctorate in Computer Science from Trinity College, Dublin. Dr. Horn is a board member of the Object Management Group (OMG), CR2 Ltd., a provider of banking and card payment solutions, and Sepro, a billing software company; Vice Chairman of the Irish Management Institute (IMI) in Dublin; and serves as a director for a number of charities including the Irish Brain Research Foundation, the Community Foundation for Ireland and the Trinity Foundation. Dr. Horn received an honorary Doctor of Science from Trinity College Dublin in 2001.


   Barry S. Morris has served as our Chief Executive Officer since May 2000. Since joining IONA in 1994, Mr. Morris has served as our Chief Operating Officer from April 1999 to May 2000, as our Executive Vice President, Operations from July 1998 to April 1999, as our Senior Vice President, Product Development from September 1996 until July 1998, as our Vice President, Business Development from December 1995 until September 1996, as our Vice President, Product Management from April 1995 until December 1995, and as our Channel Manager and Business Development Manager from November 1994 until April 1995. Prior to joining IONA, Mr. Morris held positions at Lotus Development Corporation, Protek Electronics Ltd. and Leading Technology Inc. Mr. Morris was awarded an Honorary Doctorate in Business Administration (DBA) conferred by the International Management Centres Association (IMCA) in August of 2001. He received his Bachelor of Arts in Engineering Science from New College, Oxford University.

   Dr. Sean Baker has served as our Executive Vice President and Chief Corporate Scientist since September 2001. Dr. Baker co-founded IONA in March 1991, and served as our Senior Vice President from March 1991 until 1996, as our Executive Vice President, Customer Services from 1996 until 1999, as our Chief Scientific Officer from 1999 until November 2000 and as our Executive Vice President and Chief Technology Officer from November 2000 until September 2001. From 1981 to 1994, Dr. Baker held a tenured post in the Computer Science Department at Trinity College, Dublin, where he received his Doctorate in computer science.

   James Boak has served as our Chief Technology Officer since 2001. Before joining IONA, Mr. Boak worked at Compaq as Vice President, Technical Strategy in the Office of the CTO from 1999 to 2001. Prior to that, Mr. Boak was Director of Corporate Technical Strategy at Compaq from 1997 to 1999. Prior to joining Compaq, Mr. Boak was Vice President for Technology at Migration Software, Inc., a software engineering consulting firm. Mr. Boak received his B.S.E.E. and M.S.E.E. from the University of Toledo.


   Daniel Demmer has served as our Chief Financial Officer since May 2000. Mr. Demmer served as our Vice President Finance and Treasurer from February 1998 until May 2000. From 1987 to 1997, Mr. Demmer worked at Digital Equipment Corporation (DEC) in a variety of positions. Mr. Demmer joined DEC as a Financial Analyst and later served as the Director of Corporate Financial Planning and Analysis and Assistant Corporate Controller. Mr. Demmer holds a Bachelor of Science in Finance from the University of Maryland.


   David James has served as our Executive Vice President, Corporate Development since May 2000. Mr. James served as our Senior Vice President and Chief Financial Officer from July 1997 until May 2000. He also held the position of Treasurer from July 1997 to February 1998. Prior to joining IONA, Mr. James was Vice President Finance and Treasurer of Marcam Corporation, a provider of enterprise resource planning software, from February 1995 until July 1997 and a financial analyst, manager and controller for DEC from 1981 to 1995. Mr. James received his Bachelor of Arts from the University of Pennsylvania and holds a Masters of Business Administration from the Colgate Darden School at the University of Virginia.

   Robert J. Potter has served as our Executive Vice President, Business Operations since May 2000. Mr. Potter served as our Senior Vice President, Worldwide Sales and Services from April 1999 until May 2000. Prior to joining IONA, Mr. Potter was Executive Vice President of Riverton Corporation, a technology consulting firm, from May 1997 through March 1999. Prior to that, he was Senior Vice President, Worldwide Sales and Services of eXcelon Corp., formerly Object Design, Inc. Prior to that, he worked at Electronic Data Systems Corporation (EDS), formerly McDonnell Douglas Information Systems Company. Mr. Potter received his Bachelor of Science in Marketing from Providence College and holds a Masters of Business Administration from the University of Rhode Island.

   John Giblin has served as our Senior Vice President, Engineering and Customer Services since February 1999. Prior to joining IONA, Mr. Giblin was employed by DEC Europe and served as Director of Technical Support from October 1997 to February 1999 and Group Engineering Manager from 1995 to 1997.

   Susan H. Alexander has served as our General Counsel and Secretary since June 2001. Prior to joining IONA, Ms. Alexander was counsel for Cabot Corporation, a specialty chemical company, from January 1995 until June 2001. From 1990 to 1995, Ms. Alexander was a partner of Hinckley Allen & Snyder of Boston, Massachusetts where she represented both private and publicly-held companies. Prior to joining Hinckley Allen & Snyder, Ms. Alexander was a partner with Fine & Ambrogne of Boston. Ms. Alexander received her Juris Doctor from Boston University and received her Bachelor of Arts, with honors, from Wellesley College.

   John Conroy has served as a non-executive director since May 2001. Mr. Conroy has served as Chief Executive Officer and director of Merrion Capital Group Ltd., a Dublin-based stock brokerage and corporate finance company, since 1999. Mr. Conroy also serves as a director for several Merrion Capital Group affiliates, and eircom plc, an Irish communications company. Prior to joining Merrion Capital Group, Mr. Conroy was Head of Equities for NCB Stockbrokers Limited from 1997 to 1999. Mr. Conroy is a chartered engineer and holds a Masters of Business Administration from Trinity College, Dublin.

   Dr. Ivor Kenny has served as a non-executive director since August 1999. Dr. Kenny, as a Senior Research Fellow at University College Dublin, works with international organizations on their business strategies. He is a director of Independent News and Media PLC and a former Chairman of Smurfit Paribas Bank and of Odyssey PLC. He was a director of Kerry Group PLC until May 2001. He is also President of the International Management Centres. He was Director General of the Irish Management Institute from 1962 to 1983, Chancellor of the International Academy of Management from 1982 to 1987, Executive-in-Residence at Indiana University in 1986 and a Fulbright Fellow at American universities.

   James Maikranz has served as a non-executive director since July 2001. Mr. Maikranz served J.D. Edwards, a provider of collaborative software solutions, from October 1998 to March 2001, most recently as senior vice president of worldwide sales. Prior to joining J.D. Edwards, Mr. Maikranz served SAP, a provider of e-business software solutions, from January 1992 until September 1998, most recently as senior vice president of sales. Mr. Maikranz has also served in senior executive positions for Computer Application Specialists, an oil and gas industry firm, and Info Services, a provider of HR software applications. Mr. Maikranz was a founder and member of the Board of Directors of Chaptec Company, Splash Pond and Stratascope. Mr. Maikranz has also been an advisory board member for I2 and is currently on the board of directors for Healy-Hudson Corporation, Swift Rivers and Lombardi Software.

   Kevin Melia has served as a non-executive director since May 1994. Since June 1994, Mr. Melia has served as Chairman of Manufacturers' Services Ltd., an electronics manufacturing outsourcing company. From June 1994 to December 2001, Mr. Melia served as Chief Executive Officer of Manufacturers' Services Ltd. From January 1992 to June 1994, he was Chief Financial Officer of Sun Microsystems, a workstation manufacturer. In addition, from January 1993 until February 1994, Mr. Melia was President of Sun Microsystems Computer Co., a division of Sun Microsystems. He is also a non-executive director of Horizon Technology PLC.

   Annrai O'Toole co-founded IONA and has served as a director since our inception. Since November 2000, Mr. O'Toole has served as Executive Chairman of Cape Clear Software Limited, an enterprise integration application software company, where he also serves as Chief Executive Officer. Mr. O'Toole served as our Executive Vice President and Chief Technical Officer from April 1992 until November 2000. Mr. O'Toole holds a Bachelor of Arts, Bacelarius Articus Ingenericus in Computer Engineering from Trinity College, Dublin. From 1987 to April 1992, Mr. O'Toole was a Research Assistant in the department of computer science, Trinity College, Dublin. In 1991, Mr. O'Toole completed a graduate program in the "distributed systems group" within the Department of Computer Science at Trinity College and was awarded a Masters of Science in Computer Science.

   Francesco Violante has served as a non-executive director since May 2001. Mr. Violante is Regional Vice President of EDS Europe. Prior to joining EDS, Mr. Violante served as Senior Vice President at SITA, a global airline reservation systems company, and as Chief Information Officer of Telecom Italia. Mr. Violante has also held numerous executive management positions at Compaq Europe and DEC.

   The following is a brief description of each of our share option schemes and our employee share purchase plan:

  Executive Share Option Scheme

   In May 1995, we adopted the Executive Share Option Scheme, under which we reserved 1,125,500 ordinary shares for issuance. Options under the Executive Share Option Scheme may only be granted to our directors and full-time employees or those of one of our subsidiaries and must have an exercise price that is not less than the par value of the ordinary shares. Options lapse when not exercised:

    .  within seven years of the date of grant;

    .  twelve months after the death of an optionee; or

    . prior to termination of the optionee's employment for any reason, although our Board of Directors has discretion to delay lapse in individual cases.

   As of December 31, 2001, an aggregate of 173,371 of our ordinary shares remain issuable upon the exercise of options outstanding and options available for grant under the Executive Share Option Scheme.

  1997 Share Option Scheme

   Our Board of Directors and shareholders approved the 1997 Share Option Scheme in January 1997 and February 1997, respectively, and amendments in July 1998, March 2000 and May 2001 to increase the number of ordinary shares reserved for grant under the 1997 Share Option Scheme. The 1997 Share Option Scheme, as amended, provides for the grant of share options to our employees, consultants, directors and officers. The 1997 Share Option Scheme provides for the issuance of up to 12,900,000 of our ordinary shares. Generally, under the 1997 Share Option Scheme, an award is not transferable by the award holder except by will or by the laws of descent and distribution. Options granted under the 1997 Share Option Scheme expire ten years from the date of grant or five years from the date of grant in the case of incentive stock options issued to employees holding more than 10% of our total combined voting power.

   Subject to the provisions of the 1997 Share Option Scheme, the Compensation Committee has the authority to select the optionees and determine the terms of the options granted, including:

    .  the number of shares subject to each option;

    .  the date the option becomes exercisable;

    . the exercise price of the option (which in the case of an incentive stock option cannot be less than the market price of the ordinary shares as of the date of grant or, in the case of employees holding more than 10% of the combined voting power of IONA, 110% of the market price of the ordinary shares as of the date of grant);

    .  the duration of the option; and

    .  the time, manner and form of payment upon exercise of an option.

   As of December 31, 2001, an aggregate of 11,143,461 of our ordinary shares remain issuable upon the exercise of options outstanding and options available for grant under the 1997 Share Option Scheme.

  1997 Director Share Option Scheme

   Our Board of Directors and shareholders approved the 1997 Director Share Option Scheme in January 1997 and February 1997, respectively. The 1997 Director Share Option Scheme provides for the grant of options to purchase a maximum of 250,000 of our ordinary shares to our non-employee directors.

   Under the 1997 Director Share Option Scheme, each of our directors who is not also one of our employees or officers will automatically receive an option to purchase 30,000 ordinary shares on the date such person is first elected to our Board of Directors. In addition, each such director, as well as any other director who is not also one of our employees or officers, will automatically receive (1) an option to purchase an additional 21,000 ordinary shares at the time of each annual meeting of shareholders at which such director is re-elected for a three-year term and (2) an option to purchase an additional 3,000 ordinary shares at the time of each other annual meeting of shareholders after the first anniversary of such director's initial award, provided, however, that such person has continuously served as a non-employee director during such period. The exercise price per share for all options granted under the 1997 Director Share Option Scheme will be equal to the fair market value of the ordinary shares on the date of grant. All options granted under the 1997 Director Share Option Scheme are exercisable in three equal annual installments, assuming such director satisfies specified requirements. The term of each option will be for a period of ten years from the date of grant. As of December 31, 2001, an aggregate of 196,000 ordinary shares remain issuable upon the exercise of options outstanding and options available for grant under the 1997 Director Share Option Scheme.

  Genesis Development Corporation 1997 Stock Plan

   In connection with our June 2000 acquisition of Genesis Development Corporation (Genesis), all of the outstanding stock options under the Genesis Development Corporation 1997 Stock Option Plan were converted into options to purchase our ordinary shares. As of December 31, 2001, an aggregate of 34,501 of our ordinary shares remained reserved for grant upon exercise of these converted Genesis stock options. We do not intend to grant any more options under the Genesis 1997 Stock Plan.

  Object-Oriented Concepts, Inc. Stock Option Plan

   In connection with our February 2001 acquisition of Object-Oriented Concepts, Inc. (OOC), all of the outstanding stock options under the Object-Oriented Concepts, Inc. Stock Option Plan were converted into options to purchase our ordinary shares. As of December 31, 2001, an aggregate of 29,942 of our ordinary shares remained reserved for grant upon exercise of these converted OOC stock options. We do not intend to grant any more options under the OOC Stock Option Plan.

  Netfish Technologies, Inc. 1999 Stock Option Plan

   In connection with our May 2001 acquisition of Netfish Technologies, Inc. (Netfish), all of the outstanding stock options under the Netfish Technologies, Inc. 1999 Stock Option Plan were converted into options to purchase our ordinary shares. As of December 31, 2001, an aggregate of 323,406 of our ordinary shares remained reserved for grant upon exercise of these converted Netfish stock options. We do not intend to grant any more options under the Netfish 1999 Stock Option Plan.

  1999 Employee Share Purchase Plan

   In August 1999, we established a qualified Employee Share Purchase Plan under which up to 500,000 ordinary shares may be issued. All of our employees and employees of our participating subsidiaries who are employed full-time for more than five months in any calendar year are eligible to participate. The purchase price per ordinary share for each payment period (a six-month period commencing February 1 and August 1 and ending July 31 and January 31, respectively, in each year) is the lesser of (1) 85% of the average market price of our ADSs on the first business day of the payment period and (2) 85% of the average market price of our ADSs on the last business day of the payment period, in either event rounded up to the nearest cent. In each payment period, an employee may authorize payroll deductions in an amount not less than 1% but not more than 10% of the employee's salary for participation in the 1999 Employee Share Purchase Plan. Rights under the 1999 Employee Share Purchase Plan terminate in certain specified events including retirement, resignation and death. Unless terminated sooner, the 1999 Employee Share Purchase terminates on June 9, 2009. As of December 31, 2001, 166,197 shares have been issued under the 1999 Employee Share Purchase Plan.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   We pay to our non-executive directors fees of $3,000 per month. In addition, each of Mr. Melia and Dr. Kenny receive $3,000 for each substantive meeting of the committee of which he serves as chairman.

   During the period June 1999 to November 1999, we retained Dr. Kenny as a consultant. Dr. Kenny provided advice to our Board of Directors and senior management on strategic direction. For these services, he was paid (Pounds)36,750 (approximately $45,000) and a research grant of (Pounds)36,750 (approximately $45,000) was paid to University College Dublin during 1999.

   Each of our executive directors has entered into contracts of employment (for Irish-resident directors) and terms of engagement (for U.S.-resident directors) with us. These agreements do not provide the executive directors with any benefits upon termination of employment.

   On November 2, 2000, we purchased shares in Cape Clear Software Limited, a company of which Annrai O'Toole is a director. Mr. O'Toole is also one of our directors. This investment is not material to us.

                            PRINCIPAL SHAREHOLDERS


   The following table shows information known to us with respect to the beneficial ownership of our ordinary shares on December 31, 2001 by:

   . each person (or group of affiliated persons) known by us to be the owner of more than 5% of our outstanding ordinary shares;

   .   each of our directors;


   .   each of our executive officers; and




   .   all of our directors and executive officers as a group.

   In addition, Guaranty Nominees Limited is the nominee holder of JPMorgan Chase Bank (as successor to Morgan Guaranty Trust Company of New York), as depositary under the Deposit Agreement dated as of February 24, 1997 among us, the depositary and the holders from time to time of ADRs issued thereunder, and as such is the holder of record as depositary of 20,237,491 ADSs representing the 20,237,491 ordinary shares deposited under the deposit agreement. Guaranty Nominees Limited is not the beneficial owner of the shares as determined in accordance with the rules of the Securities and Exchange Commission.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Ordinary shares subject to options currently exercisable or exercisable within 60 days of December 31, 2001, are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, the persons or entities named have sole voting and investment power with respect to those shares shown as beneficially owned by them. The calculation of the percentages of shares beneficially owned after the offering assumes no exercise of the underwriters' over-allotment option.


                                                        Shares Beneficially
                                                          Owned Prior to    Shares Beneficially
                                                             Offering       Owned After Offering
                                                        ------------------  -------------------
         Name and Address of Beneficial Owner             Number    Percent   Number     Percent
         ------------------------------------           ---------   -------  ---------   -------
Dr. Christopher J. Horn (1)............................ 2,127,040     7.6%  2,127,040      6.7%
Barry S. Morris (2)....................................   322,928     1.1     322,928      1.0
Dr. Sean Baker (3)..................................... 1,172,011     4.2   1,172,011      3.7
James Boak.............................................        --      --          --       --
Daniel Demmer (4)......................................    50,200       *      50,200        *
David James (5)........................................    43,960       *      43,960        *
Robert J. Potter (6)...................................    29,500       *      29,500        *
John Giblin (7)........................................    39,459              39,459        *
Susan H. Alexander.....................................        --      --          --       --
John Conroy (8)........................................    10,000       *      10,000        *
Dr. Ivor Kenny (9).....................................    20,667       *      20,667        *
James Maikranz (10)....................................    10,000       *      10,000        *
Kevin Melia (11).......................................    36,250       *      36,250        *
Annrai O'Toole (12).................................... 1,529,089     5.5   1,529,089      4.8
Francesco Violante (13)................................    10,000       *      10,000        *
All current directors and executive officers as a group
  (15 persons) (14).................................... 5,401,104    19.4%  5,401,104     17.0%

--------
*  Less than one percent

(1)Includes 1,126 ordinary shares subject to outstanding share options that are exercisable within the 60-day period following December 31, 2001.
(2)Includes 279,637 ordinary shares subject to outstanding share options that are exercisable within the 60-day period following December 31, 2001.
(3)Includes 1,126 ordinary shares subject to outstanding share options that are exercisable within the 60-day period following December 31, 2001.
(4)Includes 49,500 ordinary shares subject to outstanding share options that are exercisable within the 60-day period following December 31, 2001.
(5)Includes 43,250 ordinary shares subject to outstanding share options that are exercisable within the 60-day period following December 31, 2001.
(6)Includes 29,250 ordinary shares subject to outstanding share options that are exercisable within the 60-day period following December 31, 2001.
(7)Includes 38,650 ordinary shares subject to outstanding share options that are exercisable within the 60-day period following December 31, 2001.
(8)Consists solely of ordinary shares subject to outstanding share options that are exercisable within the 60-day period following December 31, 2001.
(9)Consists solely of ordinary shares subject to outstanding share options that are exercisable within the 60-day period following December 31, 2001.
(10)Consists solely of ordinary shares subject to outstanding share options that are exercisable within the 60-day period following December 31, 2001.
(11)Consists solely of ordinary shares subject to outstanding share options that are exercisable within the 60-day period following December 31, 2001.
(12)Includes 1,700 ordinary shares subject to outstanding share options that are exercisable within the 60-day period following December 31, 2001.
(13)Consists solely of ordinary shares subject to outstanding share options that are exercisable within the 60-day period following December 31, 2001.
(14)Includes an aggregate of 531,406 ordinary shares subject to outstanding share options that are exercisable within the 60-day period following December 31, 2001.

   We are not directly or indirectly owned or controlled by another corporation, by any foreign government or by any other natural or legal person.

   Our principal shareholders do not have different voting rights.

                         DESCRIPTION OF SHARE CAPITAL

General Matters

   Our authorized share capital is (Euro)628,125, divided into 150,000,000 ordinary shares ((Euro)0.0025 par value per share) and 101,250,000 redeemable preference shares ((Euro)0.0025 par value per share), respectively. As of December 31, 2001, 27,816,711 ordinary shares were issued and outstanding and no preference shares are issued and outstanding. In connection with our acquisitions in 2001, we issued ordinary shares constituting more than 10 percent of our issued and outstanding share capital as of December 31, 2001. In the following description, a "shareholder" is the person registered in our Register of Members as the holder of the relevant share. The Depositary will be the shareholder of record in respect of those ordinary shares represented by ADSs against which ADRs are issued pursuant to the Deposit Agreement. The rights attaching to ADRs are described below under "Description of American Depositary Receipts."

Ordinary Shares

   All of the ordinary shares issued and outstanding are fully paid, duly authorized and validly issued, and not subject to calls for additional capital of any kind. Holders of ordinary shares have no conversion, preemptive or other subscription rights (except as described below under "Preemptive Rights"), and there are no redemption provisions applicable to the ordinary shares.

Preference Shares

   At present, there are no preference shares in our capital issued and outstanding. Pursuant to our Articles of Association, we may issue redeemable preference shares, which do not have any voting rights, carrying a right to a fixed cumulative preferential dividend. On a winding-up of IONA, the holders of preference shares have a right to repayment of their paid-up capital together with any unpaid accrued dividends on those shares in priority to the liquidation rights of the holders of ordinary shares. Preference shares are redeemable at any time by us and are redeemable on two months written notice by the holders of those shares. When preference shares are redeemed, they may either be cancelled or held as treasury shares which may be re-issued pursuant to the provisions of Part XI of the Companies Act, 1990 of Ireland. Upon the re-issue of preference shares, our directors have authority to determine the timing and rate of dividend payments, that dividends shall be non-cumulative and whether and at what times the holders of those shares shall be entitled to require their redemption. The re-issuance of preference shares may have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholders and may adversely affect the rights of the holders of ADSs or ordinary shares. At present, we have no plans to re-issue any of the preference shares.

Rights on a Liquidation or Winding-Up

   In the event of a liquidation, dissolution or winding-up of IONA, the holders of our ordinary shares will be entitled to receive after payment of debts and liabilities and after provision has been made for each class of shares, if any, having preference over the ordinary shares the amount paid up thereon plus the pro rata portion of assets, if any, remaining for distribution.

Dividends


   Holders of our ordinary shares are entitled to receive dividends as may be recommended by our Board of Directors and approved by the shareholders and/or interim dividends as our Board of Directors may decide to pay. No cash dividends have been paid on the ordinary shares in any of the five fiscal years immediately preceding the issue of this prospectus. Under Irish law, dividends may be paid only out of profits legally available for distribution, namely, accumulated realized profits, to the extent not previously distributed or capitalized, less accumulated realized losses, to the extent not previously written off in a reduction or re-organization of capital.

In addition, we may make a distribution only if and to the extent that, at the time of distribution, the amount of our net assets is not less than the aggregate of our paid-up share capital and undistributable reserves. Dividends that remain unclaimed for 12 years from the date of the dividend becoming due for payment will, if the directors decide, be forfeited and cease to remain owing by us.

Voting Rights

   Voting at any general meeting of shareholders is by a show of hands unless a poll (i.e., a written vote) is duly demanded. Votes may be given either personally or by proxy. Subject to any rights or restrictions attaching to any class or classes of shares and subject to any suspension of voting rights which may be imposed pursuant to our Articles of Association, on a show of hands each shareholder holding ordinary shares present in person and every proxy has one vote (but no individual can have more than one vote), and on a poll each shareholder holding ordinary shares shall have one vote for each share of which the shareholder is the holder. Where there is an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting is entitled to a casting vote in addition to any other vote the chairman may have. A poll may be demanded by:

    .  the chairman of the meeting;

    . at least five shareholders present (in person or by proxy) entitled to vote at the meeting;

    . any shareholder or shareholders present (in person or by proxy) representing not less than one-tenth of the total voting rights of all the shareholders entitled to vote at the meeting; or

    . any shareholder or shareholders present (in person or by proxy) holding shares conferring the right to vote at the meeting being shares on which there have been paid up sums in the aggregate equal to or not less than one-tenth of the total sum paid up on all the shares conferring that right.

   A majority of votes cast is required to pass ordinary resolutions; however, 75 percent of votes cast in favor is required for the adoption of special resolutions. A special resolution is required to effect certain actions, for example, to alter the Memorandum or Articles of Association, to change the name of IONA or, when we are solvent, to make a determination to wind up either voluntarily or by court action. Where there is more than one class of shares, variation of the rights attached to any class of shares requires the approval of a special resolution of the shareholders of the class in question or the consent in writing of the holders of at least 75 percent of the shares of that class. For a description of the method by which the ordinary shares held by the Depositary will be voted, see "Description of American Depositary Receipts--Voting of Deposited Securities."

Shareholder Meetings

   Irish law provides for two types of shareholder meetings, the annual general meeting and the extraordinary general meeting. An annual general meeting must be held once every calendar year, provided that no more than fifteen months may elapse between those meetings. The Director of Corporate Enforcement of Ireland may, on the application of any shareholder, call or direct the calling of an annual general meeting if default is made in holding a meeting. Extraordinary general meetings of a company may be convened by the board of directors or at the request of shareholders holding not less than one-tenth of the voting paid-up capital of the Company. Unless all our shareholders and our auditors consent to shorter notice, shareholders must receive at least 21 clear days' written notice of an annual general meeting and of an extraordinary general meeting convened for the passing of a special resolution and at least 14 clear days' written notice of other extraordinary general meetings. In limited circumstances, general meetings can be called with shorter notice. Further, in certain circumstances prescribed by law, extended or 28 days' notice must be given for a general meeting. Our Articles of Association provide that three or more shareholders present in person or by proxy or, for corporate members, present through a duly authorized representative, constitute a quorum at shareholders meetings.

   Under Irish law, our annual general meeting must take place in Ireland, unless all shareholders entitled to attend and vote at the meeting consent in writing to the meeting being held elsewhere or a resolution providing that the meeting be held elsewhere has been passed at the preceding annual general meeting.

Issuance of Shares

   Irish law restricts the power of the directors of a company (other than under certain employee share plans) to allot shares or to grant share subscription rights and rights to convert any security into shares unless either the articles of association of the company or a resolution of the shareholders authorizes the board of directors to do so. No such authority may be given for a period in excess of five years. Our Articles of Association give the Board of Directors that authority up to a maximum of our authorized and unissued share capital until July 23, 2003.

   Notwithstanding this authority, the rules of the Nasdaq National Market specify certain circumstances in which the shareholders by ordinary resolution must authorize the allotment of shares, including, for example, where the allotment would result in a change of control of IONA. In addition, we may not pay, directly or indirectly, a commission in excess of 10 percent of the price at which shares are issued to any person in consideration of his subscribing for or procuring subscriptions for those shares or of his agreeing to do so.

Preemptive Rights

   Irish law provides that, in general, a company may not allot any shares (or grant a right to subscribe for or to convert any securities into shares in a company) for cash unless it has first offered those shares, on a pro rata basis, to the existing shareholders of the company. Irish law provides that when the directors of a company are authorized to allot shares in the manner outlined above under "Issuance of Shares", this preemptive right may be disapplied by the articles of association of the company and/or by a special resolution passed by the shareholders of the company. Under our Articles of Association and a special resolution of the shareholders, this preemptive right has been disapplied in respect of all allotments of shares to be made by the Board of Directors pursuant to the authorization given to them by the ordinary resolution referred to above under "Issuance of Shares."

Alterations to Share Capital

   Under our Articles of Association, we may increase our share capital from time to time by ordinary resolution. In addition, we may consolidate and divide all or any of our share capital into shares of larger amounts or subdivide our shares or any of them into smaller amounts by ordinary resolution, subject to the provisions of the Irish Companies Acts, 1963-2001. We may also, by ordinary resolution, cancel any shares that, at the date of passing the resolution, have not been taken up or agreed to be taken by any person and reduce the amount of our authorized share capital by the amount of the shares cancelled. We may by special resolution reduce our share capital or any capital redemption reserve or any share premium account in any manner permitted and with any consent required by law.

   Subject to the provisions of the Irish Companies Acts, 1963-2001, under our Articles of Association we may purchase or enter into a contract to purchase any of our shares on terms and conditions and in a manner as our directors may from time to time determine. We are not legally entitled to exercise any authority to make market purchases of our own shares unless a special resolution pursuant to Section 215 of the Irish Companies Act, 1990 has been passed. The appropriate special resolution was passed at our last annual general meeting and remains valid until the earlier of the date of our next annual general meeting or 17 October 2002 unless previously revoked.

Transfers of Ordinary Shares

   Under the provisions of our Articles of Association, our directors may, in their absolute discretion, decline to register the transfer of a share or any renunciation of any allotment made in respect of any share that is not fully paid, provided that, in the case of any shares trading on the London Stock Exchange, the Irish Stock Exchange, Nasdaq or any other generally recognized stock exchange, our directors must allow dealings in those shares to take place on an open and proper basis. Our directors may also, in their absolute discretion, decline to register a share transfer by a minor or a person of unsound mind or a renunciation of the transfer of a share to any such person. Our directors may also refuse to register any instrument of transfer unless it is lodged at our registered office or such other place as the board of directors may designate, and is accompanied by the share certificate to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer. Our directors may also decline to register an instrument of transfer if it is in respect of more than one class of shares or if the share transfer is in favor of more than four transferees. Our directors may only decline to register a transfer of uncertificated shares in circumstances set out in the Companies Act, 1990 (Uncertificated Securities) Regulations 1996, of Ireland.

Derivative Action Suits

   As a general principle of Irish law, only a company itself can be the proper plaintiff for the purposes of maintaining proceedings in respect of wrongs done to the company. Neither an individual shareholder nor any group of shareholders has any right of action in those circumstances. There are, however, certain exceptions to this principle available under equitable principles on a case-by-case basis. For example, the controlling shareholders cannot perpetrate a fraud on the minority shareholders or commit an act that is illegal or ultra vires. Additionally, if a company purports to act on the strength of a decision by a simple majority of votes where such a decision requires more than a simple majority, an individual shareholder is entitled to bring suit. Under specific circumstances, if controlling shareholders fail to institute proceedings in the name of the company when such proceedings are properly called for, one or more of the aggrieved minority shareholders may apply to the court to bring what has come to be known as a derivative action, namely an action that derives from the injury to the company rather than the injury to individual shareholders. The defendants in any such proceedings would normally be the company itself and those persons who are alleged to have committed the wrong. A minority shareholder may also initiate proceedings in our name in limited circumstances.

Members' Suits

   In contrast to a derivative action, Irish law permits an action by a shareholder in his own right where he alleges that his personal rights have been infringed. A shareholder may commence a suit in a representative capacity on behalf of himself and other affected consenting shareholders of the same class if their rights are identical. Additionally, under Irish law, any shareholder of a company who claims that the affairs of the company are being conducted, or that the powers of the directors of the company are being exercised, in a manner oppressive to him or any of the shareholders (including himself) or in disregard of his or their interests as shareholders, may apply to the courts for an appropriate order. Such an order could include the requirement that the claimant's shares be purchased by other shareholders or by us.

Interlocking and Interested Directors

   Irish company law provides that it shall be the duty of a director of a company who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the company to declare the nature of his interest at a meeting of the directors of the company. A director includes a shadow director who is any person in accordance with whose directions or instructions the directors are accustomed to act. Irish company law and our Articles of Association provide, among other things, that a director may not generally vote in respect of any contract or arrangement or any other proposal in which he has any material interest otherwise than by virtue of his interests in shares or other securities of or otherwise in or through us. Our Articles of Association also provide that if any question shall arise at any meeting as to the materiality of a director's interest or as to the right of any director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, that question may, before the conclusion of the meeting, be referred to the chairman of the meeting whose ruling in respect of any director other than himself shall be final and conclusive. Additionally, our Articles of Association provide that our shareholders may, by ordinary resolution, suspend or relax these provisions to any extent or ratify any transaction not duly authorized by reason of a contravention of our Articles of Association.

   Irish company law also regulates various categories of transactions involving a company and its directors and any persons connected with any of our directors. The matters dealt with include contracts of employment, substantial property transactions and loans and similar arrangements. In summary, shareholder approval is required for specific long-term employment contracts with directors, the purchase or sale of a company's assets by or to its directors, or any person connected with any director, and limitations on transactions of directors, or any person connected with any director, involving a company's securities. Additionally, the company may not make loans to, or enter into credit transactions as creditors for, a director or person connected to directors or give guarantees or provide security in connection with these matters except in limited circumstances.

Disclosure Requirements

   Under Irish law, where a person who has or acquires an interest in five percent or more of the issued voting share capital of any class of a public limited company (such as IONA) or disposes of an interest in shares where, prior to that disposal, such person had an interest in 5% or more of that class of shares, that person must notify the company (in the prescribed manner and normally within five business days) of his interest and of specific circumstances and events affecting that interest. In general, a person must give notice of any change in his interest above the five percent level and any reduction in his interest which takes it below the five percent level. The term "interest" for this purpose is broadly defined. For example, any interest of a person in an ordinary share or in an ADS, either direct or through a spouse, a minor child, a company which he is deemed to control or, in specific circumstances, other persons with whom he is acting in concert, would be regarded for this purpose as an interest in the ordinary share or ordinary share represented by that ADS. Failure by any person to notify punctually and properly is an offense under Irish company law, and as a consequence of such failure (except where it relates to his ceasing to be interested in shares) no right or interest in respect of the relevant shares will be enforceable by him, directly or indirectly, by action or legal proceeding. Application may be made to the Irish courts to remove this restriction, but this would not be successful unless the court was satisfied that the failure to notify was not due to any deliberate act or omission on the part of the applicant or that there are just and equitable grounds for relief. In addition, we are obliged to keep a register showing all notifications received and to keep it open to inspection by the public. Due to our secondary listing on the Official List of the Irish Stock Exchange Limited, we are required to notify the Company Announcement Office of the Irish Stock Exchange of any such disclosure made to us within one business day of receiving it. Furthermore, we may (and are obliged on a request by shareholders holding not less than ten percent of its paid-up voting capital to) require a person whom we believe to be interested in the voting share capital to disclose information concerning the interests in the relevant shares. If such person fails to provide the information requested, we may apply to the court for an order restricting the voting, dividend and transfer rights in respect of the relevant shares.

   Under our Articles of Association, our Board of Directors may require a holder of any shares to disclose, among other things, the identity of the persons having beneficial interests in those shares and the nature of any arrangements with any persons regarding the disposition or voting of those shares. If our directors determine that the holder of the relevant shares has not provided a satisfactory disclosure, our directors may restrict the voting, dividend and transfer rights in respect of those shares.

Irish Mergers Legislation

   The Minister for Enterprise Trade and Employment of Ireland exercises control over certain mergers and takeovers, including the acquisition of more than 25 percent of the voting power of a company, when the revenues or gross assets of two or more parties involved in the transaction exceed certain thresholds (currently (Euro)25,394,762 and (Euro)12,697,381, respectively). Therefore, if a person or a group of persons acting in concert propose to acquire ordinary shares or ADSs (evidenced by ADRs) representing more than 25 percent of our voting stock, that person or group of persons may need to provide advance notice of the proposed acquisition to the Minister for Enterprise Trade and Employment of Ireland together with a notification fee of
(Euro)5,079. Following that notification, the Minister could issue an order prohibiting the transaction, permitting it subject to specified conditions or the time period prescribed for the Minister to act may expire without action being taken. Failure to notify the Minister of a transaction to which the mergers legislation applies would subject the person or group of persons proposing to consummate the transaction to a substantial fine, imprisonment or both. In addition, title to our ordinary shares or ADSs involved in such a transaction would not transfer until the earlier of the time when the Minister has indicated that no order prohibiting the transaction will be issued or permitting it subject to specified conditions or the time period prescribed for the Minister to act has expired without action being taken thereby. Subject to specified exceptions, notifying parties must also notify the Minister of any subsequent acquisition of our ordinary shares or ADSs.

   In addition, under Irish competition legislation, proposed mergers and acquisitions which might be anti-competitive in nature may require prior notification to, and approval of, the Irish Competition Authority. Further, third parties may file a complaint with the Irish Competition Authority or institute court proceedings seeking relief, including injunctions and exemplary damages, for a merger or acquisition which would be prohibited under the relevant legislation.

Presentation of Financial Statements to Shareholders

   Our Board of Directors is required to present to our shareholders at each annual general meeting our statutory consolidated financial statements and those of our subsidiaries and a report by the directors on our state of affairs and those of our subsidiaries.

Purchase of Own Shares

   Under Irish law, a company may, if so authorized by its articles of association, purchase its own shares, including redeemable shares. We have this authority in our Articles of Association. This power may not be exercised by a company unless, in the case of a purchase other than on a recognized stock exchange (currently, the Irish Stock Exchange is the only recognized stock exchange for this purpose), the terms of the contract relating to the purchase have first been authorized by a special resolution before the contract is entered into and, in the case of a purchase on a recognized stock exchange, the purchase has first been authorized by an ordinary resolution although our Articles of Association provide that a special resolution is necessary for this purpose. At our last annual general meeting a special resolution was passed generally authorizing us to make market purchases of our shares on terms and conditions and in a manner as our directors may from time to time determine subject to Irish law and the restrictions and provisions set out in Article 11(e) of our Articles of Association. This authority expires at the close of business on the earlier of the date of our next annual general meeting and October 17, 2002 unless previously revoked or renewed.

Purposes of the Company

   Our principal object as set out in Clause 3 of our Memorandum of Association is the design and/or implementation of computer software and hardware, documentation and technical reports and carrying out research and/or development in the area of computer systems, information technology and data processing.

Transfer Agent and Registrar

   The Transfer Agent, Receiving Agent and Registrar for our ordinary shares is Computershare Investor Services (Ireland) Limited, Dublin, Ireland. The Transfer Agent and Registrar for the ADRs is JPMorgan Chase Bank.

Rights of Inspection

   Irish company law provides that, in general, shareholders in a company are entitled to inspect without charge the register of members, minutes of shareholders meetings and various registers of interests maintained by the company. This right may generally be exercised during business hours. The right may also be exercised by members of the public in respect of certain registers.

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                  DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

   The following is a summary of material provisions of the Deposit Agreement (including any exhibits thereto, the "Deposit Agreement"), among IONA, JPMorgan Chase Bank (as successor to Morgan Guaranty Trust Company of New York), as depositary (the "Depositary"), and the registered holders (the "Holders") from time to time of the ADRs. This summary does not purport to be complete and is qualified in its entirety by reference to the Deposit Agreement. Copies of the Deposit Agreement are available for inspection at the principal office of the Depositary in New York (the "Principal New York Office"), which is presently located at 60 Wall Street, New York, New York 10260. Terms used in this prospectus and not otherwise defined shall have the respective meanings set forth in the Deposit Agreement.

American Depositary Receipts

   ADRs evidencing ADSs are issuable by the Depositary pursuant to the terms of the Deposit Agreement. Each ADS represents, as of the date hereof, the right to receive one (1) ordinary share deposited under the Deposit Agreement (together with any additional ordinary shares deposited thereunder and all other securities, property and cash received and held thereunder at any time in respect of or in lieu of such deposited ordinary shares, the "Deposited Securities") with the Custodian, currently the London office of JPMorgan Chase Bank (together with any successor or successors thereto, the "Custodian"). An ADR may evidence any number of ADSs. Only persons in whose names ADRs are registered on the books of the Depositary will be treated by the Depositary and us as Holders.

Deposit, Transfer and Withdrawal

   In connection with the deposit of ordinary shares under the Deposit Agreement, the Depositary or the Custodian may require the following in form satisfactory to it: (a) a written order directing the Depositary to execute and deliver to, or upon the written order of, the person or persons designated in such order an ADR or ADRs evidencing the number of ADSs representing such deposited ordinary shares (a "Delivery Order"); (b) proper endorsements or duly executed instruments of transfer in respect of such deposited ordinary shares;
(c) instruments assigning to the Custodian or its nominee any distribution on or in respect of such deposited ordinary shares or indemnity therefor; and (d) proxies entitling the Custodian to vote such deposited ordinary shares until the ordinary shares are registered in the name of the Custodian or its nominee. As soon as practicable after the Custodian receives Deposited Securities pursuant to any such deposit or pursuant to the form of ADR, the Custodian shall present such Deposited Securities for registration of transfer into the name of the Depositary or its nominee or the Custodian or its nominee, to the extent such registration is practicable, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration. Deposited Securities shall be held by the Custodian for the account and to the order of the Depositary at such place or places and in such manner as the Depositary shall determine. Deposited Securities may be delivered by the Custodian to any person only under the circumstances expressly contemplated in the Deposit Agreement.

   After any such deposit of ordinary shares, the Custodian shall notify the Depositary of such deposit and of the information contained in any related Delivery Order by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by cable, telex or facsimile transmission. After receiving such notice from the Custodian, the Depositary, subject to the terms and conditions of the Deposit Agreement, shall execute and deliver at the Transfer Office (the "Transfer Office") which is presently located at the Principal New York Office, to or upon the order of any person named in such notice, an ADR or ADRs registered as requested and evidencing the aggregate ADSs to which such person is entitled.

   Subject to the terms and conditions of the Deposit Agreement, the Depositary may so issue ADRs for delivery at the Transfer Office only against deposit with the Custodian of: (a) ordinary shares in form satisfactory to the Custodian;
(b) rights to receive ordinary shares from us or any registrar, transfer agent, clearing agent

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

or other entity recording ordinary share ownership or transactions; or (c) other rights to receive ordinary shares (until such ordinary shares are actually deposited pursuant to (a) or (b) above, "Pre-released ADRs") only if
(i) Pre-released ADRs are fully collateralized (marked to market daily) with cash or U.S. government securities held by the Depositary for the benefit of Holders (but such collateral shall not constitute "Deposited Securities"),
(ii) each recipient of Pre-released ADRs agrees in writing with the Depositary that such recipient (w) owns such ordinary shares, (x) assigns all beneficial right, title and interest therein to the Depositary, (y) holds such ordinary shares for the account of the Depositary and (z) will deliver such ordinary shares to the Custodian as soon as practicable and promptly upon demand therefor and (iii) all Pre-released ADRs evidence not more than 20 percent of all ADSs (excluding those evidenced by Pre-released ADRs), except to the extent that the Depositary (in its sole discretion) determines that unusual market conditions require the issuance of Pre-released ADRs in addition to 20 percent of all such ADSs. The Depositary may retain for its own account any earnings on collateral for Pre-released ADRs and its charges for issuance thereof. At the request, risk and expense of the person depositing ordinary shares, the Depositary may accept deposits together with other specified instruments for forwarding to the Custodian and may deliver ADRs at a place other than its office. Every person depositing ordinary shares under the Deposit Agreement is deemed to represent and warrant that such ordinary shares are validly issued and outstanding, fully paid, nonassessable and free of pre-emptive rights, that the person making such deposit is duly authorized so to do and that such ordinary shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act unless at the time of deposit they may be freely transferred in accordance with Rule 144(k) and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act. Such representations and warranties shall survive the deposit of ordinary shares and issuance of ADRs.

   Subject to the terms and conditions of the Deposit Agreement, upon surrender of an ADR in form satisfactory to the Depositary at the Transfer Office, the Holder thereof is entitled to delivery at the Custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by such ADR. At the request, risk and expense of the Holder thereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder. Notwithstanding any other provision of the Deposit Agreement or the ADRs, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act.

Distributions on Deposited Securities

   Subject to the terms and conditions of the Deposit Agreement, to the extent practicable, the Depositary will distribute by mail to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder's ADRs:

   Cash. Any dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in the Deposit Agreement ("Cash"), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary's expenses in (1) converting any foreign currency to dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If the Depositary determines that in its judgment any foreign currency received by it cannot be converted on a reasonable basis and transferred to the United States, the Depositary may

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

distribute the foreign currency received by it or, at its discretion, hold such foreign currency, uninvested and without liability for interest thereon, for the respective accounts of the Holders entitled to receive the same.

   Ordinary Shares. Additional ADRs evidencing whole ADSs representing any ordinary shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of ordinary shares (an "Ordinary Share Distribution"); and dollars available to it resulting from the net proceeds of sales of ordinary shares received in an Ordinary Share Distribution, which ordinary shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash.

   Rights. Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional ordinary shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that we timely furnish to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (we have no obligation to so furnish such evidence). Alternatively, to the extent we do not so furnish such evidence and sales of Rights are practicable, any dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or to the extent we do not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).

   Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Ordinary Share Distributions and Rights ("Other Distributions"), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash. Such dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents (any fractional cents being withheld without liability for interest and added to future Cash distributions).

   To the extent that the Depositary determines in its discretion that any distribution is not practicable with respect to any Holder, the Depositary may make such distribution as it so determines is practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention thereof as Deposited Securities with respect to such Holder's ADRs (without liability for interest thereon or the investment thereof).

   There can be no assurance that the Depositary will be able to effect any currency conversion or to sell or otherwise dispose of any distributed or offered property, subscription or other rights, ordinary shares or other securities in a timely manner or at a specified rate or price, as the case may be.

Disclosure of Interests

   To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other ordinary shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders and all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the Depositary in the Depositary's compliance with our instructions in respect thereof, and, in the Deposit Agreement, the Depositary has agreed to use reasonable efforts to comply with our instructions.

Record Dates

   The Depositary may, after consultation with us if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by us) for the determination of the Holders who shall be

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entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled.

Voting of Deposited Securities

   As soon as practicable after receipt from us of notice of any meeting or solicitation of consents or proxies of holders of ordinary shares or other Deposited Securities, the Depositary shall mail to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials,
(b) that each Holder on the record date set by the Depositary therefor will be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs and (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by us. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted (or to grant a discretionary proxy to a person designated by us to vote in accordance with (c) above) the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

Inspection of Transfer Books

   The Deposit Agreement provides that the Depositary will keep books at its Transfer Office for the registration, registration of transfer, combination and split-up of ADRs, which at all reasonable times will be open for inspection by the Holders and us for the purpose of communicating with Holders in the interest of our business or a matter related to the Deposit Agreement.

Reports and Other Communications

   The Depositary shall make available for inspection by Holders at the Transfer Office any reports and communications received from us which are both
(a) received by the Depositary as the holder of the Deposited Securities and
(b) made generally available to the holders of such Deposited Securities by us. The Depositary shall also send to the Holders copies of such reports when furnished by us. Any such reports and communications furnished to the Depositary by us shall be furnished in English.

   On or before the first date on which we give notice, by publication or otherwise, of any meeting of holders of ordinary shares or other Deposited Securities, or of any adjourned meeting of such holders, or the taking of any action by such holders other than at a meeting, we shall transmit to the Depositary and the Custodian a copy of the notice thereof (in English) in the form given or to be given to holders of ordinary shares or other Deposited Securities. The Depositary will, at our expense, arrange for the prompt mailing of copies thereof to all Holders. In connection with any registration statement under the Securities Act relating to the ADRs or with any undertaking contained therein, we and the Depositary shall each furnish to the other and to the U.S. Securities and Exchange Commission or any successor governmental agency such information as shall be required to make such filings or comply with such undertakings. We have delivered to the Depositary, the Custodian and any Transfer Office, a copy of all provisions of or governing the ordinary shares and any other Deposited Securities issued by us or any of our affiliates and, promptly upon any change thereto, we shall deliver to the Depositary, the Custodian and any Transfer Office, a copy of such provisions as so changed. The Depositary and its agents may rely upon our delivery thereof for all purposes of the Deposit Agreement.

Changes Affecting Deposited Securities

   Subject to the terms and conditions of the Deposit Agreement, the Depositary may, in its discretion, amend the form of ADR or distribute additional or amended ADRs (with or without calling the ADRs for exchange) or

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cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Ordinary Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and, in the Deposit Agreement, the Depositary is authorized to surrender any Deposited Securities to any person and to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all our assets, and to the extent the Depositary does not so amend the ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

Amendment and Termination of Deposit Agreement

   The ADRs and the Deposit Agreement may be amended by both the Depositary and us, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder of an ADR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

   The Depositary may, and shall at our written direction, terminate the Deposit Agreement and the ADRs by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and the ADRs, except to advise Holders of such termination, receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and the ADRs, except to account for such net proceeds and other cash. After the date so fixed for termination, we shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

Charges of Depositary

   The Depositary may charge each person to whom ADRs are issued against deposits of ordinary shares including deposits in respect of Ordinary Share Distributions, Rights and Other Distributions and each person surrendering ADRs for withdrawal of Deposited Securities, $5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs delivered or surrendered. We will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between us and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing ordinary shares),
(ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering ordinary shares, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing ordinary shares or Holders withdrawing Deposited Securities; and (iv) expenses of the Depositary in connection with the conversion of foreign currency into dollars (which are paid out of such foreign currency).

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Liability of Holders for Taxes

   If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to the ADRs, any Deposited Securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder thereof to the Depositary. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination thereof or, subject to the terms and conditions of the Deposit Agreement, any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder thereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder thereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder thereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced thereby to reflect any such sales of Deposited Securities. In connection with any distribution to Holders, we will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by us; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. If the Depositary determines that any distribution in property other than cash (including ordinary shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto.

General Limitations

   We, the Depositary, and each of our and the Depositary's respective agents shall: (a) incur no liability (i) if any present or future law, regulation of any country or of any governmental or regulatory authority or stock exchange, the provisions of or governing any Deposited Security, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or the ADRs provide shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or the ADRs; (b) assume no liability except to perform its obligations to the extent they are specifically set forth in the ADRs and the Deposit Agreement without gross negligence or bad faith; (c) except in the case of us or our agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the ADRs; (d) in the case of us or our agents under the Deposit Agreement, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the ADRs, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or (e) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. The Depositary, its agents and we may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary and its agents may own and deal in any class of our securities and our affiliates and in ADRs. We have agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify us against losses incurred by us to the extent such losses are due to the negligence or bad faith of the Depositary. No disclaimer of liability under the Securities Act is intended by any provision hereof.

   Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the terms and conditions of the Deposit Agreement, the withdrawal of any Deposited Securities, we, the Depositary or the Custodian may require: (a) payment with

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respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of ordinary shares or other Deposited Securities upon any applicable register, and (iii) any applicable charges as provided in the Deposit Agreement; (b) the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and the ADRs, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement. The issuance of ADRs, the acceptance of deposits of ordinary shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the terms of the Deposit Agreement, the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary or us.

Governing Law

   The Deposit Agreement is governed by and shall be construed in accordance with the laws of the State of New York.

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                       CERTAIN IRISH TAX CONSIDERATIONS

   The following is a general summary of certain of the Irish tax consequences applicable to Irish and U.S. Holders (as defined below) in respect of the purchase, ownership and disposition of our ordinary shares or ADSs evidenced by ADRs.

   This summary is based on Irish taxation laws currently in force, regulations promulgated thereunder, the current provisions of the Ireland-United States Double Taxation Convention (the "Treaty"), specific proposals to amend any of the foregoing publicly announced prior to the date hereof and the currently published administrative practices of the Irish Revenue Commissioners, all as of the date hereof. Taxation laws are subject to change, from time to time, and no representation is or can be made as to whether such laws will change, or what impact, if any, such changes will have on the statements contained in this summary. No assurance can be given that proposed amendments will be enacted as proposed, or that legislative or judicial changes, or changes in administrative practice, will not modify or change the statements expressed herein.

       HOLDERS OF ORDINARY SHARES OR ADSs ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF IRISH TAXATION LAWS TO THEIR PARTICULAR CIRCUMSTANCES IN RELATION TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF ORDINARY SHARES OR ADSs.

   This summary is of a general nature only and does not discuss all aspects of Irish taxation that may be relevant to a particular Irish or U.S. Holder. The summary only applies to Irish and U.S. Holders that legally and beneficially hold their ordinary shares or ADSs evidenced by ADRs as capital assets and does not address special classes of holders including, but not limited to, dealers in securities, insurance companies, pension schemes, employee share ownership trusts, collective investment undertakings, charities, tax-exempt organizations, financial institutions and close companies, each of which may be subject to special rules not discussed below.

Irish Tax Considerations Applicable to Irish Holders

   For the purposes of this discussion, an "Irish Holder" means a holder of ordinary shares or ADSs evidenced by ADRs that (i) beneficially owns the ordinary shares or ADSs registered in their name; (ii) in the case of individual holders, are resident, ordinarily resident and domiciled in Ireland under Irish taxation laws; (iii) in the case of holders that are companies, are resident in Ireland under Irish taxation laws; and (iv) are not also resident in any other country under any double taxation agreement entered into by Ireland.

   For Irish taxation purposes, Irish Holders of ADSs will be treated as the owners of the underlying ordinary shares represented by such ADSs.

  Taxation of Dividends

   We do not expect to pay dividends in the foreseeable future. Should we begin paying dividends, such dividends will generally be subject to dividend withholding tax ("DWT") in Ireland at the standard rate of income tax (currently 20 percent). Where DWT applies, we will be responsible for withholding such tax at source.

   Corporate Irish Holders will generally be entitled to claim an exemption from DWT by delivering a declaration to us in the form prescribed by the Irish Revenue Commissioners. Such corporate Irish Holders will generally not otherwise be subject to Irish tax in respect of dividends received.

   Individual Irish Holders will be subject to income tax on the gross amount of any dividend (for example, the amount of the dividend received plus any DWT withheld), at their marginal rate of tax (currently either 20 percent or 42 percent depending on the individual's circumstances). Individual Irish Holders will be able to claim a credit against their resulting income tax liability in respect of DWT withheld.

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   Individual Irish Holders may, depending on their circumstances, also be subject to the Irish health levy of 2 percent and pay related social insurance contribution of up to 3 percent in respect of their dividend income.

  Disposals of Ordinary Shares or ADSs

   Irish Holders that acquire ordinary shares or ADSs will be considered, for Irish tax purposes, to have acquired their ordinary shares or ADSs at a base cost equal to the amount paid for the ordinary shares or ADSs. On subsequent dispositions, ordinary shares or ADSs acquired at an earlier time will be deemed, for Irish tax purposes, to be disposed of on a "first in first out" basis before ordinary shares or ADSs acquired at a later time.

   Irish Holders that dispose of their ordinary shares or ADSs will be subject to capital gains tax ("CGT") to the extent that the proceeds realized from such disposition exceed the indexed base cost of the ordinary shares or ADSs disposed of and any incidental expenses. The current rate of CGT is 20 percent.

   Irish Holders that realize a loss on the disposition of ordinary shares or ADSs will generally be entitled to offset such allowable losses against capital gains realized from other sources in determining their capital gains tax liability in a year. Allowable losses which remain unrelieved in a year may generally be carried forward indefinitely for Irish capital gains tax purposes and applied against capital gains in future years.

  Capital Acquisitions Tax

   A gift or inheritance of ordinary shares or ADSs will fall within the charge to Irish capital acquisitions tax (CAT). CAT is currently chargeable at a rate of 20 percent on the value of gifts or inheritances above specified tax free thresholds. Different classes of tax free thresholds apply depending upon the relationship between the donor and the recipient. These tax free thresholds are also affected by the value of previous gifts or inheritances received since December 5, 1991. Gifts or inheritances between spouses are not subject to Irish CAT.

  Stamp Duty

   Irish stamp duty, which is a tax imposed on certain documents, is payable on all transfers of ordinary shares (other than transfers made between spouses, transfers made between 90 percent associated companies, or certain other exempt transfers) regardless of where the document of transfer is executed. Irish stamp duty is also payable on electronic transfers of ordinary shares.

   A transfer of ordinary shares made as part of a sale or gift will generally be stampable at the ad valorem rate of 1 percent of the value of the consideration received for the transfer, or, if higher, the market value of the shares transferred. Where the consideration for a sale is expressed in a currency other than euro, the duty will be charged on the euro equivalent calculated at the rate of exchange prevailing at the date of the transfer.

   Transfers of ordinary shares where no beneficial interest passes (e.g. a transfer of shares from a beneficial owner to a nominee), will generally be exempt from stamp duty if the transfer form contains an appropriate certification, otherwise a nominal stamp duty rate of (Euro)12.50 will apply.

   Transfers of ADRs by Irish Holders are generally exempt from Irish stamp duty.

   Transfers of ordinary shares from the Depositary or the Custodian upon surrender of ADRs for the purposes of withdrawing the underlying ordinary shares from the ADS/ADR system, and transfers of ordinary shares to the Depositary or the Custodian for the purposes of transferring ordinary shares onto the ADS/ADR system, will be stampable at the ad valorem rate of 1 percent of the value of the shares transferred if the transfer relates to a sale or contemplated sale or any other change in the beneficial ownership of ordinary shares. Such transfers will be exempt from Irish stamp duty if the transfer does not relate to or involve any change in the beneficial ownership in the underlying ordinary shares and the transfer form contains the appropriate certification. In the absence of an appropriate certification, stamp duty will be applied at the nominal rate of (Euro)12.50.

   The person accountable for the payment of stamp duty is the transferee or, in the case of a transfer by way of gift or for consideration less than the market value, both parties to the transfer. Stamp duty is normally payable within 30 days after the date of execution of the transfer. Late or inadequate payment of stamp duty will result in liability for interest, penalties and fines.

Irish Tax Considerations Applicable to U.S. Holders

   Solely for the purposes of this summary of certain Irish tax considerations, a "U.S. Holder" means a holder of ordinary shares that (i) is resident in the United States for the purposes of the Treaty, (ii) is not also resident of, or ordinarily resident in, Ireland for Irish tax purposes, (iii) is not engaged in any trade or business and does not perform independent personal services through a permanent establishment or fixed base in Ireland, and (iv) where a holder is a corporation, is not ultimately controlled by persons resident in Ireland.

   For Irish taxation purposes, and for the purposes of the Treaty, U.S. Holders of ADSs will be treated as the owners of the underlying ordinary shares represented by such ADSs.

  Taxation of Dividends

   We do not expect to pay dividends in the foreseeable future. Should we begin paying dividends, such dividends will generally be subject to DWT in Ireland at the standard rate of income tax (currently 20 percent). Where DWT applies, we will be responsible for withholding such tax at source.

   Dividends paid by us to U.S. Holders of ordinary shares will be exempt from DWT if, prior to the payment of such dividends, the recipient U.S. Holder delivers to us a declaration, a certificate of residency and, in the case of U.S. Holders that are corporations, an auditor's certificate, each in the form prescribed by the Irish Revenue Commissioners.

   Special DWT arrangements may be available to U.S. Holders of ADSs evidenced by ADRs should the Depositary enter into an intermediary agreement with the Irish Revenue Commissioners prior to the payment of dividends by us. Under such an agreement, it is possible for the Depositary to receive dividends from us and pass such dividends onto U.S. Holders of ADSs on a gross basis, without DWT, if either:

    . the ADR register maintained by the Depositary shows the U.S. Holder as having a U.S. address on the register; or

    . where there is an intermediary between the Depositary and the beneficial owner of ADSs, the Depositary receives confirmation from the intermediary that the beneficial owner's address in the intermediary's records is in the U.S.

   Where the above procedures have not been complied with and DWT is withheld from dividend payments to U.S. Holders of ordinary shares or ADSs evidenced by ADRs, such U.S. Holders can apply to the Irish Revenue Commissioners claiming a full refund of DWT paid by filing a declaration, a certificate of residency and, in the case of U.S. Holders that are corporations, an auditor's certificate, each in the form prescribed by the Irish Revenue Commissioners.

   The DWT rate applicable to U.S. Holders is reduced to 5 percent under the terms of the Treaty for corporate U.S. Holders holding 10% or more of our voting shares, and to 15 percent for other U.S. Holders. While this will, subject to the application of Article 23 of the Treaty, generally entitle U.S. Holders to claim a partial refund of DWT from the Irish Revenue Commissioners, U.S. Holders will, in most circumstances, likely prefer to seek a full refund of DWT under Irish domestic legislation.

  Capital Gains on Disposals of Ordinary Shares or ADSs

   U.S. Holders will not be subject to Irish capital gains tax (CGT) on the disposal of ordinary shares or ADSs provided that such ordinary shares or ADSs are quoted on a stock exchange at the time of disposition. A stock exchange for this purpose includes, among others, the Irish Stock Exchange (the ISE) or the Nasdaq National Market (Nasdaq). While it is our intention to continue the quotation of our ordinary shares on the ISE and the quotation of ADSs evidenced by ADRs on Nasdaq, no assurances can be given in this regard.

   If, for any reason, our ADSs cease to be quoted on Nasdaq and our ordinary shares cease to be quoted on the ISE, U.S. Holders will not be subject to Irish CGT on the disposal of their ordinary shares or ADSs evidenced by ADRs provided that the ordinary shares or ADSs do not, at the time of the disposal, derive the greater part of their value from land, buildings, minerals, mineral rights or exploration rights in Ireland.

  Irish Capital Acquisitions Tax

   A gift or inheritance of ordinary shares or ADSs evidenced by ADRs will fall within the charge to Irish capital acquisitions tax (CAT) because our ordinary shares are considered to be Irish property for CAT purposes. CAT is currently chargeable at a rate of 20 percent on the value of gifts or inheritances above specified tax free thresholds. Different classes of tax free thresholds apply depending upon the relationship between the donor and the recipient. These tax free thresholds are also affected by the value of previous gifts or inheritances received since December 5, 1991. Gifts or inheritances between spouses are not subject to Irish CAT.

   In a case where an inheritance of ordinary shares or ADSs is subject to both Irish CAT and U.S. federal estate tax, the Estate Tax Convention between Ireland and the U.S. should allow for the crediting, in whole or in part, of the Irish CAT against the U.S. federal estate tax payable. Similar relief is not available in a case where a gift of ordinary shares or ADSs evidenced by ADRs is subject both to Irish CAT and U.S. federal gift tax since the Estate Tax Convention only applies to estate taxes.

  Stamp Duty

   Irish stamp duty will apply to transfers of ordinary shares or ADSs by U.S. Holders on the same basis as outlined above for Irish Holders.

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

   This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of ADSs and ADRs which evidence the ADSs. The following discussion assumes that, for U.S. federal income tax purposes, U.S. Holders of ADSs will be treated as the owners of our underlying ordinary shares represented by the ADSs. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the U.S. Internal Revenue Code of 1986, as amended (the Code), applicable Treasury Regulations promulgated thereunder (the Treasury Regulations), judicial authority and current administrative rulings and practice, all as in effect as of the date of this prospectus. These authorities may change, or the Internal Revenue Service (the IRS) might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of ADSs and ADRs which evidence the ADSs could differ from those described below, possibly on a retroactive basis. The summary applies only to "U.S. Holders" that purchase ADSs in the offering and hold the ADSs evidenced by ADRs as "capital assets" for U.S. federal income tax purposes (generally, for investment). For this purpose, a U.S. Holder includes:

    . a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under U.S. federal income tax laws;

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

    . a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia, unless otherwise provided by Treasury Regulations;

    . an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    . a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

   The tax treatment of a U.S. Holder of ADSs evidenced by ADRs may vary depending on such holder's particular situation. This summary does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the application of the alternative minimum tax or rules applicable to taxpayers in special circumstances. Special rules may apply to:

    . a bank, thrift, insurance company, regulated investment company, or other financial institution or financial service company;

    .  a broker or dealer in securities or foreign currency;

    .  a person who has a functional currency other than the U.S. dollar;

    . a partnership or other flow-through entity (including a limited liability company treated as a partnership for U.S. federal income tax purposes);

    .  an S corporation;

    .  a person subject to alternative minimum tax;

    . a person who owns the ADSs evidenced by ADRs as part of a straddle, hedging transaction, conversion transaction, constructive sale transaction or other risk-reduction transaction;

    .  a tax-exempt entity;

    . investors who own (directly, indirectly or through attribution) 10% or more of our outstanding voting shares;

    . a person who has ceased to be a U.S. citizen or to be taxed as a resident alien; or

    . a person who acquires the ADSs evidenced by ADRs in connection with employment or the performance of services generally.

   This discussion also assumes that we will not be treated as a controlled foreign corporation. Under the Code, a controlled foreign corporation generally means any foreign corporation if, on any day during its taxable year, more than 50 percent of either (i) the total combined voting power of all classes of stock of the corporation entitled to vote or (ii) the total value of the stock of the corporation is owned (directly, indirectly or by attribution) by U.S. persons who in turn own (directly, indirectly or by attribution) 10 percent or more of the total combined voting power of all classes of stock of the corporation entitled to vote. Further, this discussion assumes that we are not a "collapsible corporation" as defined in the Code. If a partnership (or an entity treated as a partnership) holds our ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership (or an interest holder in an entity treated as a partnership), you should consult your tax advisor.

   This summary is based on the U.S. federal income tax laws in effect as of the date hereof, which are subject to change, possibly on a retroactive basis. The summary does not describe the effect of the U.S federal estate or gift tax laws on U.S. Holders or the effect of any other U.S. federal, foreign, state, or local tax laws on such holders.

   Investors considering the purchase of the ADSs should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under other U.S. federal tax laws or the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

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

Dividends

   We have never paid dividends, and do not expect to pay dividends in the foreseeable future. Subject to the discussion below under "Foreign Investment Company" and "Passive Foreign Investment Company", if we make certain distributions on our ordinary shares and with respect to ADSs, U.S. Holders will be required to include in gross income as ordinary income the gross amount (i.e., including the amount of any Irish tax withheld) of the distributions, on the date the distributions are received (or treated as received) to the extent the distributions are paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Distributions in excess of earnings and profits will be applied against and will reduce the U.S. Holder's adjusted tax basis in our ordinary shares or ADSs and, to the extent in excess of such basis, will be treated as capital gain. Distributions will not generally be eligible for the dividends received deduction allowed to U.S. corporations.

   Distributions of current or accumulated earnings and profits paid in a foreign currency to a U.S. Holder will generally be includible in the income of a U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate on the date the distribution is received (or treated as received). A U.S. Holder who receives a foreign currency distribution and converts the foreign currency into U.S. dollars subsequent to receipt will have exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the U.S. dollar, which will generally be U.S. source ordinary income or loss.

   U.S. Holders who are able, under Irish domestic tax legislation, to claim a refund or exemption of Irish tax withheld should not expect to obtain a credit against U.S. federal income tax liability for that withheld tax. For more information, please see "Certain Irish Tax Considerations."

   Because the tax rules that apply to the availability or use of foreign tax credits and deductions for foreign taxes are complex, U.S. Holders should consult with, and rely solely upon, their personal tax advisors with respect to such matters.

Sale, Exchange or Other Disposition

   Subject to the discussion below under "Foreign Investment Company" and "Passive Foreign Investment Company", a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale or other disposition of our ordinary shares or ADSs evidenced by ADRs in an amount equal to the difference between the amount realized on the sale or other disposition and the U.S. Holder's adjusted tax basis in his, her or its ordinary shares or ADSs. The capital gain or loss recognized on such sale or other disposition will be long-term capital gain or loss if the ordinary shares or ADSs have been held for more than one year at the time of sale or other disposition. In the case of individuals, long-term capital gains are generally taxed at a maximum rate of 20 percent, or 18 percent for assets acquired after the year 2000 and held for more than five years. The deductibility of capital losses is subject to limitations. In general, any gain or loss recognized by a U.S. Holder on the sale or other disposition of ordinary shares or ADSs will be U.S. source income or loss for foreign tax credit purposes.

Personal Holding Company

   A foreign corporation may be classified as a personal holding company for U.S. federal income tax purposes if both of the following two tests are satisfied:


    . at any time during the last half of the company's taxable year, five or fewer individuals (without regard to their citizenship or residency) actually or constructively own, under attribution rules, more than 50 percent of the stock of the corporation by value; and

    . 60 percent or more of the foreign corporation's gross income derived from U.S. sources or effectively connected with a U.S. trade or business, as specifically adjusted, is from passive sources such as dividends, interest, rent and royalty payments.

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

   A personal holding company generally is currently taxed at a rate of 38.6 percent on its undistributed personal holding company income, which is generally calculated based on the corporation's taxable income, after making certain adjustments. We do not currently believe that we will be classified as a personal holding company in 2002. We, however, cannot assure holders of ADSs that either test will not be satisfied in 2002 or in future years because it is difficult to make accurate predictions of future income and the amount of our shares that an individual will actually or constructively own.

Foreign Personal Holding Company

   A foreign corporation may be classified as a foreign personal holding company for U.S. federal income tax purposes if both of the following two tests are satisfied:

    . five or fewer individuals (who are U.S. citizens or residents) actually or constructively own, under attribution rules, more than 50 percent of all classes of the corporation's stock measured by voting power or value at any time during the corporation's taxable year; and

    . the corporation receives at least 60 percent (50 percent if previously a foreign personal holding company) of its gross income regardless of source, as specifically adjusted, from passive sources such as dividends, interest, gains from the sale or exchange of securities, rent and royalty payments.

   If a corporation is classified as a foreign personal holding company, a portion of its undistributed foreign personal holding company income, as defined for U.S. federal income tax purposes, is imputed to all of its shareholders who are U.S. Holders on the last taxable day of the corporation's taxable year or, if earlier, the last day on which it is treated as a foreign personal holding company. The imputed income is taxable as a dividend, even if no cash dividend is actually paid. U.S. Holders who dispose of their ordinary shares or ADSs evidenced by ADRs before that date would not be subject to U.S. federal income tax under these rules. We do not currently believe that we will be classified as a foreign personal holding company in 2002. We, however, cannot assure holders of ADSs that we will not qualify as a foreign personal holding company in 2002 or in future years because it is difficult to make accurate predictions of future income and the amount of our shares that a U.S. citizen or resident will actually or constructively own.

Foreign Investment Company

   A foreign corporation may be classified as a foreign investment company for U.S. federal income tax purposes if, at any time during a taxable year when 50 percent or more by vote or value of the corporation's outstanding stock is owned, directly or indirectly, by U.S. Holders, it is:

    . registered as a management company or unit investment trust under the Investment Company Act of 1940, as amended; or

    . engaged, or holding itself out as being engaged, primarily in the business of investing, reinvesting, or trading in securities, commodities, or any interest, including a futures or forward contract or option, in securities or commodities.

   In general, if a corporation is classified as a foreign investment company at any time during the period a U.S. Holder holds the corporation's stock, any gain from the sale or exchange of stock in that corporation by the U.S. Holder will be taxable as ordinary income to the extent of the U.S. Holder's ratable share of the corporation's accumulated earnings and profits. We do not currently believe that we will be classified as a foreign investment company in 2002. We, however, cannot assure holders of ADSs that we will not become a foreign investment company in 2002 or future years.

Passive Foreign Investment Company

   In general, a foreign corporation may be classified as a passive foreign investment company for U.S. federal income tax purposes if either:

    . 75 percent or more of its gross income in a taxable year falls within specific categories of passive income; or

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

    . 50 percent or more of the assets of the corporation in a taxable year, averaged over the year and ordinarily determined based on fair market value, consist of assets that either produce or are held for the production of passive income.

   If we were classified as a passive foreign investment company, and a U.S. Holder does not make a qualifying election either to treat us as a "qualified electing fund" or to mark our ordinary shares or ADSs to market, as described below:

    . Excess distributions by us to a U.S. Holder would be taxed in a special way. "Excess distributions" are amounts received by a U.S. Holder with respect to our ordinary shares or ADSs in any taxable year that exceed 125 percent of the average distributions received by such U.S. Holder from us in the shorter of either the three previous years or the U.S. Holder's holding period for the ordinary shares or ADSs before the current taxable year. Excess distributions must be allocated ratably to each day that a U.S. Holder has held our ordinary shares or ADSs. A U.S. Holder must include amounts allocated to the current taxable year as ordinary income and pay tax on amounts allocated to each prior taxable year for which we were a passive foreign investment company at the highest rate in effect for that year on ordinary income, and the tax is subject to an interest charge at the rate applicable to deficiencies for income tax.

    . The entire amount of gain that is recognized by a U.S. Holder upon the sale or other disposition of our ordinary shares or ADSs evidenced by ADRs will also be considered an excess distribution and will be subject to tax as described above.

    . The tax basis in our ordinary shares or ADSs evidenced by ADRs acquired from a decedent who was a U.S. Holder of the ADSs will not be increased to equal the fair market value of such ADSs or ordinary shares as of the date of the decedent's death but will instead be equal to the decedent's tax basis, if lower. A U.S. Holder cannot avoid this result by electing to mark our ordinary shares or ADSs to market.

   If a U.S. Holder has made a qualified electing fund election for all taxable years during which the U.S. Holder owned our ordinary shares or ADSs and we were a passive foreign investment company, the passive foreign investment company rules described above will not apply to the U.S. Holder. Instead, that U.S. Holder will be required to include in income for each taxable year a pro rata share of our ordinary earnings as ordinary income and a pro rata share of our net capital gain as long-term capital gain. The qualified electing fund election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the IRS. In general, a U.S. Holder makes a qualified electing fund election by attaching a completed IRS Form 8621, including a passive foreign investment company annual information statement, to a timely filed U.S. federal income tax return. Even if a qualified electing fund election is not made, a shareholder in a passive foreign investment company who is a U.S. Holder must file a completed IRS Form 8621 every year.

   Alternatively, if a U.S. Holder is eligible to elect to mark our ordinary shares or ADSs evidenced by ADRs to market annually and makes a mark to market election, the following rules will generally apply for each of the U.S. Holder's taxable years:

    . if the fair market value of the U.S. Holder's ordinary shares or ADSs exceeds the U.S. Holder's adjusted tax basis in such ordinary shares or ADSs as of the close of the U.S. Holder's taxable year, the U.S. Holder will recognize the amount of the excess as ordinary income;

    . if the fair market value of the U.S. Holder's ordinary shares or ADSs is less than the U.S. Holder's adjusted tax basis in those ordinary shares or ADSs as of the close of the U.S. Holder's taxable year, the U.S. Holder may recognize the amount of the difference as ordinary loss. Losses will be allowed only for the amount of net mark to market gain previously included by the U.S. Holder under the election for prior taxable years; and

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

    . if the U.S. Holder has elected to mark our ordinary shares or ADSs to market for all taxable years during which the U.S. Holder owned our ordinary shares or ADSs and we were a passive foreign investment company, the "excess distribution" rules described above generally will not apply to the U.S. Holder.

   U.S. Holders who hold ordinary shares or ADSs evidenced by ADRs during a period when we are a passive foreign investment company will be subject to the preceding rules, even if we cease to be a passive foreign investment company, subject to exceptions for U.S. Holders who made a qualified electing fund election. U.S. Holders are urged to consult their tax advisors about the passive foreign investment company rules, including the specific rules and requirements applicable to making qualified electing fund and mark to market elections.

   We do not currently believe that we will be classified as a passive foreign investment company in 2002. Passive foreign investment company status, however, is determined as of the end of each taxable year and is dependent upon a number of factors, including the value of a corporation's assets and the amount and character of its gross income. The determination of whether we are or will become a passive foreign investment company will be affected by how rapidly we use our cash and investment assets in our business. Also, a significant decline in the market price of our ordinary shares or ADSs evidenced by ADRs may result in our being classified as a passive foreign investment company. Therefore, we cannot assure holders of ADSs that we are not or will not become a passive foreign investment company.

Backup Withholding and Information Reporting

   Dividends on our ordinary shares or ADSs, and payments of the proceeds of a sale of our ordinary shares or ADSs, paid within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding at a current rate of 30 percent if a U.S. Holder fails to (i) furnish its taxpayer identification number (social security or employer identification number) and certify that such number is correct; (ii) certify that such U.S. Holder is not subject to backup withholding; or (iii) otherwise comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

   The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. You should consult your own tax advisor regarding the particular U.S. federal, state, local, and foreign tax consequences of purchasing, holding, and disposing of our ordinary shares or ADSs evidenced by ADRs, including the consequences of any proposed change in applicable laws.

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                                 UNDERWRITING


   Under the terms of an underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below has agreed to purchase from us, on a firm commitment basis, subject only to the conditions contained in the underwriting agreement, the respective number of ADSs shown opposite its name below:



                                                     Number of
                     Underwriter                       ADSs
                     -----------                     ---------
                  Lehman Brothers Inc............... 2,278,000
                  SG Cowen Securities Corporation...   948,000
                  Prudential Securities Incorporated   774,000
                                                     ---------
                         Total...................... 4,000,000
                                                     =========



   The underwriting agreement provides that the underwriters' obligations to purchase ADSs from us depend on the satisfaction of the conditions contained in the underwriting agreement, including:


    . if any ADSs are purchased by the underwriters, then all of the ADSs the underwriters agreed to purchase must be purchased;


    . the representations and warranties made by us to the underwriters are true;


    .  there is no material change in the financial markets; and

    .  we deliver customary closing documents to the underwriters.


   We have granted to the underwriters an option to purchase up to an aggregate of 600,000 ADSs, exercisable to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional ADSs proportionate to that underwriter's initial commitment as indicated in the preceding table and we will be obligated, under the over-allotment option, to sell the ADSs to the underwriters.



   The following table shows the per ADS and the total underwriting discount and commission that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 600,000 ADSs. The underwriting discounts and commissions are equal to 5.25 percent of the public offering price.



                                No Exercise Full Exercise
                                ----------- -------------
                      Per ADS.. $   0.7875   $   0.7875
                         Total. $3,150,000   $3,622,500

   The following table sets forth all expenses payable by us in connection with the sale of the ADSs in this offering. All amounts shown are estimates except for the SEC registration fee.


SEC Registration Fee........ $   13,977
Legal Fees and Expenses..... $  700,000
NASD Fees................... $   17,074
Irish Capital Duty.......... $  568,500
Printing Fees............... $  200,000
Accounting Fees and Expenses $   50,000
Miscellaneous............... $   18,949
                             ----------
   Total.................... $1,568,500
                             ==========





   The ADSs sold by the underwriters to the public will initially be offered at the public offering price on the cover page of this prospectus. Any shares sold by the underwriters to selected dealers may be sold, at the public offering price less a selling concession not in excess of $0.46 per share. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $0.10 per share to other dealers. If all the ADSs are not sold at the public offering price, the underwriters may change the offering price and other selling terms.



   We have agreed that, without the prior written consent of Lehman Brothers Inc., we will not, directly or indirectly, offer, sell or dispose of any ADSs, ordinary shares or any securities that may be converted into our ADSs or ordinary shares for a period of 90 days from the date of this prospectus, except, in our case, upon exercise of options and to former Netfish shareholders in accordance with the terms of our acquisition of Netfish. Each of our executive officers and directors have agreed under lockup agreements that, without the prior written consent of Lehman Brothers Inc., he or she will not, directly or indirectly, offer, sell or otherwise dispose of more than an aggregate of 25,000 ADSs, ordinary shares or any securities that may be converted into our ADSs or ordinary shares for a period of 90 days from the date of this prospectus.



   The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids or purchases, and passive market making for the purpose of pegging, fixing or maintaining the price of the ADSs, in accordance with Regulation M under the Securities Exchange Act of 1934:


    . Over-allotment involves sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option, in whole or in part, or purchasing ADSs in the open market.

    . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

    . Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.


    . Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.



    . Passive market making involves underwriters or selling group members making bids for or purchasing our ordinary shares until a stabilizing bid is made, if ever. Passive market making may occur during the period before the commencement of offers or sales of our ordinary shares and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker's bid, that bid must be lowered when specified purchase limits are exceeded.


   These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.


   Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ADSs. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.



   We have agreed to indemnify the several underwriters against liabilities relating to the offering, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.


   This prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of ADSs in Canada or any province or territory thereof. Any offer or sale of ADSs in Canada will be made only under an exemption from the requirements to file a prospectus supplement or prospectus and an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

   Purchasers of the ADSs offered by this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase or of Ireland, in addition to the offering price listed on the cover of this prospectus.


   A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ADSs for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.


   Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

                                 LEGAL MATTERS

   The validity of the ordinary shares represented by the ADSs offered hereby under Irish law will be passed upon for us by William Fry, Dublin, Ireland. Selected legal matters under U.S. law relating to the securities offered by this prospectus will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. A&L Goodbody, Dublin, Ireland, is acting as counsel for the underwriters in connection with selected legal matters under Irish law relating to the ordinary shares represented by the ADSs offered by this prospectus. Hale and Dorr LLP, Boston, Massachusetts, is acting as counsel for the underwriters in connection with selected legal matters under U.S. law relating to the securities offered by this prospectus. As of the date of this prospectus, attorneys with the firm of William Fry beneficially owned an aggregate of 11,555 of our ordinary shares and an attorney with the firm of Testa, Hurwitz & Thibeault, LLP beneficially owned 200 of our ADSs.

                                    EXPERTS

   The consolidated financial statements of IONA Technologies PLC as of December 31, 1999, 2000 and 2001 and for the three years ended December 31, 1999, 2000 and 2001 included in this prospectus, and as of December 31, 1998, 1999 and 2000 and for the three years ended December 31, 1998, 1999 and 2000 appearing in our Annual Report (Form 20-F) for the year ended December 31, 2000, have been audited by Ernst & Young, independent auditors, as set forth in said firm's reports thereon and incorporated by reference into this prospectus, have been so included in reliance on the report of Ernst & Young, independent auditors, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Netfish Technologies, Inc. as of December 31, 2000 and for the year then ended incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about Netfish's ability to continue as a going concern as described in
Note 3 to the consolidated financial statements) also incorporated by reference. These consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Netfish Technologies, Inc. as of December 31, 1999 and for the year then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of Crawford, Pimentel & Co., Inc., independent auditors, given on the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Object-Oriented Concepts, Inc. as of December 31, 2000 and for the year then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of Miasserian, Zuroff and Kornbliet, independent auditors, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports, including annual reports on Form 20-F and other information with the SEC. The Exchange Act file number for our SEC filings is 0-29154. You may read and copy any document we file at the following SEC public reference room:

                                Judiciary Plaza
                            450 Fifth Street, N.W.
                                   Rm. 1024
                            Washington, D.C. 20549

   You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

   We have filed a registration statement on Form F-3 under the Securities Act. This prospectus omits some of the information contained in the registration statement, and we refer you to the registration statement and the exhibits filed with the registration statement for further information about us and about the ordinary shares being offered. Any statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement are not necessarily complete, and we refer you to that document for more information.

                          INCORPORATION BY REFERENCE

   The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means we can disclose important information to you by referring you to other documents. The information included in the following documents is incorporated by reference into this prospectus and is considered to be a part of this prospectus. We have previously filed the following reports with the Securities and Exchange Commission and incorporate the information contained in them into this prospectus.

    . our annual report on Form 20-F for the year ended December 31, 2000, filed with the Securities and Exchange Commission on April 6, 2001;

    . our reports on Form 6-K for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 filed with the Securities and Exchange Commission on June 4, 2001, August 28, 2001 and November 12, 2001, respectively; and

    . our reports on Form 6-K filed with the Securities and Exchange Commission on January 22, 2001, February 16, 2001, April 3, 2001, May 15, 2001, June 4, 2001, June 8, 2001, June 12, 2001, July 26, 2001,
       August 7, 2001, August 29, 2001, October 10, 2001 and February 8, 2002.


   All reports and other documents filed by us under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this prospectus but prior to completion of this offering are also incorporated by reference into this prospectus.


   Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes that statement. Any statement so modified will not be deemed to constitute a part of this prospectus, except as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus.

   The information related to us contained in this prospectus should be read together with the information contained in the documents which are incorporated by reference into this prospectus.

   We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference into this prospectus, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents, or referred to in this prospectus. Requests should be directed to:

                           Susan H. Alexander, Esq.
                             IONA Technologies PLC
                          c/o IONA Technologies, Inc.
                                200 West Street
                            Waltham, MA 02451-1118
                                (781) 902-8000

                             IONA TECHNOLOGIES PLC

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                        Page
                                                                                                        ----
Report of Independent Auditors......................................................................... F-2
Consolidated Balance Sheets at December 31, 2001, 2000 and 1999........................................ F-3
Consolidated Statements of Operations for each of the three years in the period ended December 31, 2001 F-4
Consolidated Statements of Changes in Shareholders' Equity for each of the three years in the period ended December 31, 2001.............................................................................. F-5
Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2001 F-6
Notes to Consolidated Financial Statements............................................................. F-7

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of IONA Technologies PLC

   We have audited the accompanying consolidated balance sheets of IONA Technologies PLC as of December 31, 2001, 2000 and 1999 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IONA Technologies PLC at December 31, 2001, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG

Dublin, Ireland
January 22, 2002

                             IONA TECHNOLOGIES PLC

                          CONSOLIDATED BALANCE SHEETS
         (U.S. dollars in thousands, except share and per share data)

                                                                               Year Ended December 31,
                                                                            ----------------------------
                                                                              2001      2000      1999
                                                                            --------  --------  --------
                                  ASSETS
Current assets:
   Cash and cash equivalents............................................... $ 28,509  $ 37,243  $ 18,144
   Restricted cash (Note 6)................................................    1,078       950       950
   Marketable securities (Note 2)..........................................   24,110    57,447    51,089
   Accounts receivable, net of allowance for doubtful accounts of $1,321,
     $926 and $776 at December 31, 2001, 2000 and 1999, respectively.......   44,207    47,559    33,798
   Prepaid expenses and other assets.......................................    4,290     7,287     6,481
                                                                            --------  --------  --------
       Total current assets................................................  102,194   150,486   110,462
Property and equipment, net (Note 11)......................................   18,789    18,578    18,461
Other non-current assets (Note 10).........................................   47,948     9,948     2,446
Investments (Note 3).......................................................       50       561    12,526
Goodwill, net of accumulated amortization of $64,654, $4,870 and $64 at
  December 31, 2001, 2000 and 1999, respectively (Note 1)..................  268,717    22,986       447
                                                                            --------  --------  --------
       Total assets........................................................ $437,698  $202,559  $144,342
                                                                            ========  ========  ========
                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable........................................................ $  3,429  $  2,200  $  3,331
   Accrued payroll and related expenses....................................   12,134    11,075     4,986
   Other accrued liabilities (Note 7)......................................   14,017    16,593     9,791
   Deferred revenue........................................................   32,352    21,384    14,513
                                                                            --------  --------  --------
       Total current liabilities...........................................   61,932    51,252    32,621
Redeemable Preference Shares, (Euro)0.0025 par value, 101,250,000 shares
  authorized; None issued and outstanding (Note 12)........................       --        --        --
Shareholders' equity:
   Ordinary Shares, (Euro)0.0025 par value, 150,000,000 shares authorized;
     27,816,711, 21,990,324 and 20,450,869 shares issued and outstanding
     at December 31, 2001, 2000 and 1999, respectively (Note 12)...........       80        66        63
   Additional paid-in capital..............................................  427,128   114,281    78,016
   Accumulated (deficit) earnings..........................................  (46,620)   36,880    22,715
   Deferred stock compensation.............................................   (4,822)     (195)     (599)
   Accumulated other comprehensive income (Note 1).........................       --       275    11,526
                                                                            --------  --------  --------
       Total shareholders' equity..........................................  375,766   151,307   111,721
                                                                            --------  --------  --------
       Total liabilities and shareholders' equity.......................... $437,698  $202,559  $144,342
                                                                            ========  ========  ========

  Certain amounts reported in 1999 and 2000 have been reclassified to conform with the 2001 presentation.

       The accompanying notes are an integral part of these statements.

                             IONA TECHNOLOGIES PLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS
         (U.S. dollars in thousands, except share and per share data)

                                                                          Year Ended December 31,
                                                                       ----------------------------
                                                                         2001      2000      1999
                                                                       --------  --------  --------
Revenue:
   Product revenue.................................................... $118,178  $105,533  $ 71,265
   Service revenue....................................................   62,526    47,530    34,175
                                                                       --------  --------  --------
       Total revenue (Note 17)........................................  180,704   153,063   105,440
                                                                       --------  --------  --------
Cost of Revenue:
   Cost of product revenue............................................    3,190     3,457     2,389
   Cost of service revenue............................................   34,926    26,484    21,113
                                                                       --------  --------  --------
       Total cost of revenue..........................................   38,116    29,941    23,502
                                                                       --------  --------  --------
       Gross profit...................................................  142,588   123,122    81,938
                                                                       --------  --------  --------
Operating expenses:
   In-process research and development................................    3,600        --        --
   Research and development...........................................   40,260    26,906    21,195
   Sales and marketing................................................   88,419    63,669    43,794
   General and administrative.........................................   15,318    12,046    10,454
   Amortization of goodwill and purchased intangible assets...........   75,554     7,831       454
   Restructuring (Note 5).............................................    5,705        --        --
   Write-off of assets and related costs..............................       --        --     1,671
   Settlement of litigation (Note 18).................................       --     1,350        --
                                                                       --------  --------  --------
       Total operating expenses.......................................  228,856   111,802    77,568
                                                                       --------  --------  --------
Income (loss) from operations.........................................  (86,268)   11,320     4,370
Interest income, net..................................................    2,504     4,116     2,556
Net exchange loss.....................................................     (468)     (384)     (379)
Gain on sale of investment and other income...........................      164     1,912        --
                                                                       --------  --------  --------
Income (loss) before provision for (benefit of) income taxes (Note 16)  (84,068)   16,964     6,547
Provision for (benefit of) income taxes (Note 16).....................     (568)    2,799     1,088
                                                                       --------  --------  --------
Net income (loss) available to Ordinary Shareholders.................. $(83,500) $ 14,165  $  5,459
                                                                       --------  --------  --------
Basic net income (loss) per Ordinary Share and per ADS................ $  (3.27) $   0.67  $   0.28
                                                                       ========  ========  ========
Shares used in computing basic net income (loss) per Ordinary
  Share and per ADS (in thousands)....................................   25,556    21,177    19,797
                                                                       ========  ========  ========
Diluted net income (loss) per Ordinary Share and per ADS.............. $  (3.27) $   0.60  $   0.26
                                                                       ========  ========  ========
Shares used in computing diluted net income (loss) per Ordinary
  Share and per ADS (in thousands)....................................   25,556    23,520    21,224
                                                                       ========  ========  ========

   Certain amounts reported in 1999 and 2000 have been reclassified to conform with the 2001 presentation.

       The accompanying notes are an integral part of these statements.

                             IONA TECHNOLOGIES PLC

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                (U.S. dollars in thousands, except share data)

                                                                                             Accumulated
                                                        Additional Accumulated   Deferred       Other         Total
                                      Number     Share   Paid-in    Earnings      Stock     Comprehensive Shareholders'
                                     of Shares  Capital  Capital    (Deficit)  Compensation    Income        Equity
                                     ---------- ------- ---------- ----------- ------------ ------------- -------------
Balance at December 31, 1998........ 19,451,723   $61    $ 64,852   $ 17,256     $   (191)     $    --      $ 81,978
Deferred compensation on
 issuance of options(a).............         --    --         780         --         (780)          --            --
Amortization of deferred
 compensation(a)....................         --    --          --         --          372           --           372
Issuance of Ordinary Shares.........    200,000    --       3,000         --           --           --         3,000
Issuance of Ordinary Shares on
 exercise of options(a).............    799,146     2       8,384         --           --           --         8,386
Issuance of warrants(a).............         --    --       1,000         --           --           --         1,000
Net income available to Ordinary
 Shareholders.......................         --    --          --      5,459           --           --         5,459
Unrealized gain on investment.......         --    --          --         --           --       11,526        11,526
                                                                                                            --------
Comprehensive income................         --    --          --         --           --           --        16,985
                                     ----------   ---    --------   --------     --------      -------      --------
Balance at December 31, 1999........ 20,450,869   $63    $ 78,016   $ 22,715     $   (599)     $11,526      $111,721
                                     ----------   ---    --------   --------     --------      -------      --------
Amortization of deferred
 compensation(a)....................         --    --          --         --          404           --           404
Employee share purchase plan........     60,441    --       1,452         --           --           --         1,452
Issuance of Ordinary Shares.........    143,549    --       8,199         --           --           --         8,199
Issuance of Ordinary Shares in
 connection with acquisitions.......    331,744     1       8,326         --           --           --         8,327
Intrinsic value of options issued in
 connection with acquisitions.......         --    --       5,319         --           --           --         5,319
Issuance of Ordinary Shares on
 exercise of options(a).............  1,003,721     2      12,969         --           --           --        12,971
Net income available to Ordinary
 Shareholders.......................         --    --          --     14,165           --           --        14,165
Unrealized loss on investment.......         --    --          --         --           --       (9,371)       (9,371)
Reclassification adjustment for
 gains included in net income.......         --    --          --         --           --       (1,880)       (1,880)
                                                                                                            --------
Comprehensive income................         --    --          --         --           --           --         2,914
                                     ----------   ---    --------   --------     --------      -------      --------
Balance at December 31, 2000........ 21,990,324   $66    $114,281   $ 36,880     $   (195)     $   275      $151,307
                                     ----------   ---    --------   --------     --------      -------      --------
Amortization of deferred
 compensation(a)....................         --    --          --         --        1,780           --         1,780
Employee share purchase plan........    105,756             2,373         --           --           --         2,373
Issuance of Ordinary Shares.........     24,375    --          --         --           --           --            --
Issuance of Ordinary Shares on
 exercise of warrants...............     19,018    --          --         --           --           --            --
Issuance of Ordinary Shares in
 connection with acquisitions.......  4,951,669    12     269,431         --           --           --       269,443
Expense of Ordinary Shares issued
 in connection with acquisitions....         --    --      (1,563)        --           --           --        (1,563)
Fair value of options issued in
 connection with acquisitions less
 amounts allocated to deferred
 compensation.......................         --    --      29,195         --           --           --        29,195
Proportion of intrinsic value of
 unvested options at
 consummation dates allocated to
 deferred compensation..............         --    --      10,380         --      (10,380)          --            --
Reversal of deferred compensation
 on expiry or forfeiture of options.         --    --      (3,973)        --        3,973           --            --
Compensation on acceleration of
 options as part of restructuring...         --    --         233         --           --           --           233
Issuance of Ordinary Shares on
 exercise of options, net (a).......    725,569     2       6,771         --           --           --         6,773
Net loss available to Ordinary
 Shareholders.......................         --    --          --    (83,500)          --           --       (83,500)
Unrealized loss on investment.......         --    --          --         --           --         (111)         (111)
Reclassification adjustment for
 gains included in net loss.........         --    --          --         --           --         (164)         (164)
                                                                                                            --------
Comprehensive loss..................         --    --          --         --           --           --       (83,775)
                                     ----------   ---    --------   --------     --------      -------      --------
Balance at December 31, 2001........ 27,816,711   $80    $427,128   $(46,620)    $ (4,822)     $    --      $375,766
                                     ==========   ===    ========   ========     ========      =======      ========

--------
(a)See Note 13 to these statements.

Certain amounts in 2000 were reclassified to conform with the 2001 presentation.
       The accompanying notes are an integral part of these statements.

                             IONA TECHNOLOGIES PLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (U.S. dollars in thousands)

                                                                             Year Ended December 31,
                                                                         -------------------------------
                                                                           2001       2000       1999
                                                                         ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss).................................................... $ (83,500) $  14,165  $   5,459
   Adjustments to reconcile net income (loss) to net cash provided by operating activities:
       Depreciation and amortization....................................    79,719     12,836      5,637
       In-process research and development..............................     3,600         --         --
       Stock compensation...............................................     2,013        404        372
       Write-down of technology costs...................................     3,349         --         --
       Profit on marketable securities..................................    (1,341)    (2,064)      (581)
       Profit on sale of investments....................................      (164)    (1,880)        --
       Loss on disposal of assets.......................................       154        450        281
       Purchase of marketable securities................................  (218,400)  (278,583)  (163,658)
       Sale of marketable securities....................................   253,078    274,289    160,215
       Changes in operating assets and liabilities:
          Additions to restricted cash deposits.........................      (128)        --       (950)
          Accounts receivable...........................................     4,901    (13,761)    (8,847)
          Prepaid expenses and other assets.............................      (642)      (481)    (3,358)
          Accounts payable..............................................     1,229     (1,131)    (3,286)
          Accrued payroll and related expenses and other accrued
            liabilities.................................................   (13,684)    12,891      5,795
          Deferred revenues.............................................     7,908      6,871      3,990
                                                                         ---------  ---------  ---------
              Net cash provided by operating activities................. $  38,092  $  24,006  $   1,069
                                                                         ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchase of property and equipment............................... $  (5,408) $  (8,084) $  (5,299)
       Payments for acquisitions........................................   (33,913)   (14,938)      (510)
       Purchase of other assets.........................................   (15,500)    (8,786)    (1,844)
       Purchase of investments..........................................        --        (50)    (1,000)
       Proceeds from sale of investments................................       400      2,644         --
       Proceeds from disposal of property and equipment.................        12      1,684          1
                                                                         ---------  ---------  ---------
              Net cash used in investing activities..................... $ (54,409) $ (27,530) $  (8,652)
                                                                         ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
       Principal payments on capital leases............................. $      --  $      --  $    (143)
       Issuance of shares, net of issuance costs........................     7,583     22,623     11,386
       Issuance of warrants.............................................        --         --      1,000
                                                                         ---------  ---------  ---------
              Net cash provided by financing activities................. $   7,583  $  22,623  $  12,243
                                                                         ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.................... $  (8,734) $  19,099  $   4,660
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD........................    37,243     18,144     13,484
                                                                         ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.............................. $  28,509  $  37,243  $  18,144
                                                                         =========  =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
       Interest paid.................................................... $       3  $       5  $      14
                                                                         =========  =========  =========
       Income taxes paid................................................ $   2,291  $     379  $   1,178
                                                                         =========  =========  =========
SUPPLEMENTAL DISCLOSURE OF NON-CASH FLOW INFORMATION:...................
   Shares and options issued in connection with acquisitions............ $ 309,018  $  13,645  $      --
                                                                         =========  =========  =========

  Certain amounts reported in 1999 and 2000 have been reclassified to conform with the 2001 presentation.
       The accompanying notes are an integral part of these statements.

                             IONA TECHNOLOGIES PLC

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  Organization and Summary of Significant Accounting Policies

  Organization

   IONA Technologies PLC ("IONA") is organized as a public limited company under the laws of Ireland. IONA Technologies PLC and its subsidiaries, all of which are wholly-owned (collectively, the "Company"), provides enterprise infrastructure software. The Company also provides professional services, consisting of customer consulting and training and, to a limited extent, product customization and enhancement, as well as customer technical support. The Company's major customers, based on revenues earned, are corporate information technology departments of U.S. businesses. The Company also earns significant revenues from similar customers in European countries and the rest of the world.

  Basis of Presentation and Principles of Consolidation

   The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying footnotes. Actual results could differ from those estimates.

   The accompanying consolidated financial statements include IONA and its wholly-owned subsidiaries in the United States, British West Indies, Europe, Australia, Japan and China after eliminating all material intercompany accounts and transactions.

  Companies Acts, 1963 to 2001

   The financial information relating to IONA and its subsidiaries included in this document does not comprise full accounts as referred to in Section 19 of the Companies (Amendment) Act, 1986, copies of which are required by that Act to be annexed to a Company's annual return. The auditors have made reports without qualification under Section 193 of the Companies Act, 1990 in respect of the financial statements for the years ended December 31, 2000 and 1999. Copies of full accounts for each of the years ended December 31, 2000 and 1999 have been so annexed to the relevant annual returns, and a copy of the full accounts for the year ended December 31, 2001 together with the report of the auditors thereon will in due course be annexed to the relevant annual return, which will be filed after the annual general meeting of IONA in 2002.

  Foreign Currency Translation

   The U.S. dollar is the functional currency for the Company. Assets and liabilities denominated in foreign currencies are translated at year end exchange rates while revenues and expenses are translated at rates approximating those ruling at the dates of the related transactions. Resulting gains and losses are included in net income (loss) for the period.

  Revenue Recognition

   The Company's revenue is derived from product license fees and charges for services. For the three year period ended December 31, 2001, the Company followed the revenue recognition criteria of Statement of Position 97-2, Software Revenue Recognition ("SOP 97-2"), as amended by SOP 98-4 and SOP 98-9 issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants. Under the terms of SOP 97-2 where an arrangement to deliver software does not require significant production, modification or customization, the Company recognizes software revenues when all of the following criteria are met:

                             IONA TECHNOLOGIES PLC

   . persuasive evidence of an arrangement exists;

   . delivery has occurred;

   . vendor's fee is fixed or determinable; and

   . collectibility is probable.

   Where the Company enters into a multiple element arrangement consisting of both products and services, revenue is allocated between the elements based on vendor-specific objective evidence of fair values. The portion of the fee allocated to an element is recognized when the four criteria for revenue recognition stated above have been met.

   Professional services are provided primarily on a time and materials basis for which revenue is recognized in the period that the services are provided. Where the professional services relate to arrangements requiring significant production, modification or customization of software, and the service element does not meet the criteria for separate accounting, the entire arrangement, including the software element, is accounted for in conformity with the percentage-of-completion contract accounting method. Percentage-of-completion is generally measured using output measures, primarily arrangement milestones where such milestones indicate progress to completion.

  Cost of Revenue

   Cost of revenue includes the costs of products and services. Cost of product revenue includes shipping, handling, materials (such as diskettes, packaging and documentation) and the portion of development costs associated with product development arrangements. Cost of service revenue includes the salary costs for personnel engaged in consultancy, training and customer support, and telephone and other support costs.

  Cash and Cash Equivalents

   IONA considers all highly liquid investments with insignificant interest rate risk and purchased with a maturity of three months or less to be cash equivalents.

  Marketable Securities

   Marketable securities consist of commercial paper, corporate bonds and U.S. government agency fixed income securities. Marketable securities are stated at market value, and by policy, IONA invests primarily in high grade marketable securities. All marketable securities are defined as trading securities under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), and unrealized holding gains and losses are reflected in earnings.

  Investments

   Investments consist of equity securities and are stated at market value. All investments are defined as available-for-sale securities under the provisions of Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), and any unrealized holding gains and losses are reported as a separate component of shareholders' equity, as accumulated other comprehensive income (loss).

                             IONA TECHNOLOGIES PLC

  Research and Development

   Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS 86"), requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on IONA's product development process, technological feasibility is established upon completion of a working model. Development costs incurred by IONA between completion of the working model and the point at which the product is ready for general release have been insignificant.

   The Company expensed the full amount of the cost of acquired in-process research and development during the year ended December 31, 2001 as the technology had not reached technological feasibility and had no alternative uses.

  Other Non-Current Assets

   Other non-current assets represent costs of technology purchased or acquired on acquisitions which have reached technological feasibility and the fair value at date of acquisition of assembled workforces related to the Company's acquisitions as described in Note 4. The costs of technology have been capitalized and will be written off over their useful economic life of four years in accordance with SFAS 86. The cost associated with the acquisition of assembled workforces will be written off over four years. Amortization expense was $12,689,000, $2,198,000 and $390,000 in 2001, 2000 and 1999, respectively.

   Reviews are regularly performed to determine whether facts or circumstances exist which indicate that the carrying value of other non-current assets is impaired. No indicators of impairment have been identified to date and there has been no need to carry out an impairment calculation.

  Goodwill

   Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in various business acquisitions as described in Note 4, and is being amortized on a straight line-basis over four years. Amortization expense was $59,784,000, $4,806,000 and $64,000 in 2001, 2000 and
1999, respectively.

   Reviews are regularly performed to determine whether facts or circumstances exist which indicate that the carrying value of goodwill is impaired. No indicators of impairment have been identified to date and there has been no need to carry out an impairment calculation.

   In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), and No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), effective for fiscal years beginning after December 15, 2001 as further described below in Accounting Pronouncements.

  Property and Equipment

   Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

      Motor vehicles........................................ 5 years
      Computers and office equipment, furniture and fixtures 3 to 10 years

                             IONA TECHNOLOGIES PLC

  Concentration of Credit Risk

   IONA sells its products to companies in various industries throughout the world. IONA maintains reserves for potential credit losses. To date such losses have been within management's expectations. IONA had an allowance for doubtful accounts of approximately $1,321,000, $926,000 and $776,000 at December 31, 2001, 2000 and 1999, respectively. IONA generally requires no collateral from its customers.

   IONA invests its excess cash in low-risk, short term deposit accounts with high credit-quality banks in the United States, British West Indies and Ireland. At December 31, 2001, $24,110,000 was invested in marketable securities held for trading purposes, comprised of $10,981,000 in commercial paper and $13,129,000 in U.S. government agency securities, under the management of two financial institutions. IONA performs periodic evaluations of the relative credit standing of all of the financial institutions with which it deals and considers the related credit risk to be minimal.

  Employment Grants

   Employment grants are credited to the income statement and offset against the related payroll expense in two equal installments, the first on the creation of the job and the second on the first anniversary thereof.

  Compensated Absences

   The Company does not accrue for the liability associated with employees' absences from employment because of illness, holiday, vacation or other reasons as the amount of compensation is not reasonably estimable.

  Accounting for Income Taxes

   IONA uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws which will be in effect when the differences are expected to reverse.

                             IONA TECHNOLOGIES PLC

  Accumulated Other Comprehensive Income

   Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") establishes guidelines for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income includes unrealized gain or loss on equity securities classified as available-for-sale in accordance with SFAS 115, and is included as a component of shareholders' equity.

  Stock Compensation

   IONA has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of IONA's shares at the date of the grant over the amount an employee must pay to acquire the shares. This cost is deferred and charged to expense ratably over the vesting period (generally four years).

   Where shares are issued at less than fair market value, the excess of the fair market value over the amount the employee must pay to acquire the shares is charged to expense as stock compensation and credited to additional paid-in capital in the period of transfer.

   On May 8, 2001, a wholly-owned subsidiary of IONA merged with and into Netfish Technologies, Inc. ("Netfish"), for total consideration of 5,036,318 newly-issued IONA Ordinary Shares and replacement options, and $30.9 million of closing costs incurred in connection with the merger. The portion of the total intrinsic value, measured at the consummation date, of replacement unvested options granted by IONA in exchange for outstanding unvested options held by Netfish employees, that the future vesting period bears to the total vesting period ($10,380,000) has, in accordance with the requirements of FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation", been accounted for as deferred stock compensation and is being charged to expense as stock compensation ratably over the remaining vesting period of each tranche of unvested options.

   On July 1, 1999, IONA acquired the outstanding shares of Aurora Technologies, Inc. ("Aurora") for consideration of $520,000 payable in cash and the issuance of 48,750 shares to certain individuals in two equal installments on the first and second anniversary of the acquisition, provided they remain employees of IONA at the anniversary dates. The value of these shares, $780,000, was accounted for as deferred stock compensation and was credited to additional paid-in capital and charged to expense as stock compensation on a straight-line basis over the 2 year period in which the stock was issued. At December 31, 2001, deferred stock compensation for Aurora was fully amortized.

   During 2001, IONA accelerated the vesting of stock options granted to certain employees whose employment was terminated. IONA recognized compensation expense of $233,000 in accordance with the requirements of FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation."

   Stock compensation expense of $2,013,000, $404,000, and $372,000, for the periods ended December 31, 2001, 2000 and 1999, respectively can be attributed to personnel in the following departments: global services $406,000, nil and nil; research and development $849,000, nil and nil; sales and marketing $283,000, nil and nil; restructuring $233,000, nil and nil and general and administrative $242,000, $404,000, and $372,000, respectively.

  Defined Contribution Plan

   IONA sponsors and contributes to a defined contribution plan for certain employees and directors. Contribution amounts by IONA are determined by management and allocated to employees on a pro rata basis

                             IONA TECHNOLOGIES PLC
based on employees' contributions. IONA contributed approximately $1,916,000, $1,411,000 and $1,201,000 to the plan in the years ended December 31, 2001, 2000 and 1999, respectively.

  Advertising and Promotion Expense

   All costs associated with advertising and promoting products are expensed as incurred. Advertising and promotion expense was $10,077,000, $3,801,000 and $3,076,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

  Accounting Pronouncements

   The Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") in June 1998. SFAS 133, which requires all derivative instruments to be recognized as either assets or liabilities on the balance sheet at their fair value, provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. As amended, this statement is effective for fiscal years beginning after June 15, 2000 and therefore applied to IONA from the first quarter of 2001. Application of the new rules had no material impact on the consolidated financial statements of the Company as it had no derivative or hedging transactions in 2001.

   The Financial Accounting Standards Board issued Statement No. 141, "Business Combinations," ("SFAS 141"), and No. 142, "Goodwill and Other Intangible Assets," ("SFAS 142") in June 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with these Statements. Other intangible assets will continue to be amortized over their useful economic lives. The Statements are effective for fiscal years beginning after December 15, 2001.

   IONA will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provisions of SFAS 142 is expected to result in a reduction in expenses for 2002 of $86.2 million, or $3.37 per share. During 2002, IONA will perform the first of the required impairment tests of goodwill and indefinite-lived intangible assets as of January 1, 2002. Based on current circumstances, the Company believes the application of the new rules will not have a material impact on the consolidated financial statements of the Company.

   The Financial Accounting Standards Board issued Statement No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143") in June 2001. SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. Based on current circumstances, the Company believes the application of the new rules will not have a material impact on the consolidated financial statements of the Company.

   The Financial Accounting Standards Board issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144" ), in August 2001. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations" for a disposal of a segment of a business. SFAS 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. The Company will adopt SFAS 144 as of January 1, 2002 and it does not expect that the adoption of the Statement will have a significant impact on the Company's financial position and results of operations.

                             IONA TECHNOLOGIES PLC

2.  Marketable Securities

   Marketable securities are considered to be trading securities per SFAS 115 and are carried on the balance sheet at their market value.

                                             As of December 31, 2001
                                           ---------------------------
                                                   Unrealized  Market
                                            Cost   Gain (Loss) Value
                                           ------- ----------- -------
                                           (U.S. dollars in thousands)
         Commercial paper................. $10,977    $   4    $10,981
         U.S. government agency securities  13,031       98     13,129
                                           -------    -----    -------
            Total marketable securities... $24,008    $ 102    $24,110
                                           =======    =====    =======
                                             As of December 31, 2000
                                           ---------------------------
                                                   Unrealized  Market
                                            Cost   Gain (Loss) Value
                                           ------- ----------- -------
                                           (U.S. dollars in thousands)
         Commercial paper................. $30,756    $ 302    $31,058
         Corporate bonds..................   2,004       (5)     1,999
         U.S. government agency securities  24,334       56     24,390
                                           -------    -----    -------
            Total marketable securities... $57,094    $ 353    $57,447
                                           =======    =====    =======
                                             As of December 31, 1999
                                           ---------------------------
                                                   Unrealized  Market
                                            Cost   Gain (Loss) Value
                                           ------- ----------- -------
                                           (U.S. dollars in thousands)
         Commercial paper................. $22,980    $ 220    $23,200
         Corporate bonds..................  10,653     (169)    10,484
         U.S. government agency securities  17,524     (119)    17,405
                                           -------    -----    -------
            Total marketable securities... $51,157    $ (68)   $51,089
                                           =======    =====    =======

   The change in unrealized gain (loss) included in net income (loss) is as follows:

                                                    2001       2000    1999
                                                   -----      ----     -----
                                                  (U.S. dollars in thousands)
     Unrealized gain (loss) at beginning of year. $ 353       $(68)   $ 582
     Included in net income (loss) for the year..  (251)       421     (650)
                                                   -----       ----    -----
     Unrealized gain (loss) at end of year....... $ 102       $353    $ (68)
                                                   =====       ====    =====

3.  Investments

   Investments consist of equity securities and are stated at market value. All investments are defined as available-for-sale securities under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), and any unrealized holding gains or losses are reported as a separate component of shareholders' equity, as accumulated other comprehensive income (loss). During 2000, the Company sold over 75% of the investment made in 1999 and realized gains of $1,880,000 on these sales. The Company sold the remaining investment in 2001 and realized gains of $164,000. There were no sales of available-for-sale securities in 1999.

                             IONA TECHNOLOGIES PLC

                                              As of December 31, 2001
                                           -----------------------------
                                                  Unrealized
                                            Cost     Gain    MarketValue
                                           ------ ---------- -----------
                                            (U.S. dollars in thousands)
       Equity securities.................. $   50  $    --     $    50
                                           ------  -------     -------
       Total available-for-sale securities $   50  $    --     $    50
                                           ======  =======     =======
                                              As of December 31, 2000
                                           -----------------------------
                                                  Unrealized
                                            Cost     Gain    MarketValue
                                           ------ ---------- -----------
                                            (U.S. dollars in thousands)
       Equity securities.................. $  286  $   275     $   561
                                           ------  -------     -------
       Total available-for-sale securities $  286  $   275     $   561
                                           ======  =======     =======
                                              As of December 31, 1999
                                           -----------------------------
                                                  Unrealized
                                            Cost     Gain    MarketValue
                                           ------ ---------- -----------
                                            (U.S. dollars in thousands)
       Equity securities.................. $1,000  $11,526     $12,526
                                           ------  -------     -------
       Total available-for-sale securities $1,000  $11,526     $12,526
                                           ======  =======     =======

   The change in unrealized gain (loss) on investments is as follows:

                                                       2001     2000     1999
                                                      -----   --------  -------
                                                      (US dollars in thousands)
 Unrealized gain at beginning of year................ $ 275   $ 11,526  $    --
 Included in comprehensive income (loss) for the year  (275)   (11,251)  11,526
                                                      -----   --------  -------
 Unrealized gain at end of year...................... $  --   $    275  $11,526
                                                      =====   ========  =======

4.  Acquisitions

  Netfish Technologies, Inc.

   On May 8, 2001, a wholly-owned subsidiary of IONA merged with and into Netfish, for a total consideration of 5,036,318 newly-issued IONA Ordinary Shares and replacement options, and $30.9 million of closing costs incurred in connection with the merger. Of the 4,221,216 newly-issued Ordinary Shares, 504,598 will be held back by IONA as a source of indemnification payments that may become due to IONA. These Ordinary Shares will be issued and distributed to the former holders of the outstanding Netfish shares over a two-year period from the date of merger, after adjusting for any indemnification payments made. The aggregate purchase price plus related expenses have been allocated to the acquired assets and liabilities at their estimated fair values at the date of acquisition based primarily on an independent valuation.

   The acquisition was accounted for using the purchase method of accounting, and accordingly, the assets, liabilities, and operating results have been included in the accompanying consolidated financial statements from the date of acquisition.

   The total purchase price for Netfish consists of 4,221,216 newly-issued IONA Ordinary Shares at a fair market value of $55.00 per share, the fair value of 815,102 replacement options of IONA shares, and $30.9 million in cash to pay Netfish's related disposal expenses. The aggregate purchase price plus related direct acquisition costs and net liabilities assumed, less the amount allocated to unearned compensation expense, totaling $294.0 million has been allocated to the acquired assets and liabilities as follows:

                             IONA TECHNOLOGIES PLC

                                                   (U.S. dollars
                                                   in thousands)
                                                   -------------
               Goodwill...........................   $265,701
               In-process research and development      3,600
               Completed technology...............     17,800
               Assembled workforce................      6,900
                                                     --------
                                                     $294,001
                                                     ========

   IONA expensed $3.6 million in respect of acquired in-process research and development, based upon an independent valuation of the current fair value of specifically identified Netfish research and development projects for which technological feasibility had not been established and for which alternative future uses did not exist. In estimating such current fair value, the estimated future after-tax cash flows attributable to the identified projects were considered, and were then discounted to present value utilizing discount rates commensurate with the risks of reaching technological feasibility, completing the in-process projects, and achieving estimated cash flows (the discount rate averaged 25%).

   Both other non-current assets and goodwill recorded in connection with the Netfish acquisition are being amortized on a straight-line basis over their useful economic lives of four years. The fair value of Netfish's tangible assets at acquisition date was approximately $4.8 million and its liabilities assumed totaled approximately $15.4 million.

  Object-Oriented Concepts, Inc.

   On February 8, 2001, a wholly owned subsidiary of IONA merged with and into Object-Oriented Concepts, Inc., a Delaware corporation ("OOC"), pursuant to which OOC became a wholly-owned subsidiary of IONA resulting in the issuance of 908,584 newly-issued IONA Ordinary Shares and replacement options. Of the 730,453 newly issued Ordinary Shares, 262,129 were subject to return to IONA as a purchase price adjustment upon the failure to achieve certain performance targets. The aggregate purchase price plus related expenses have been allocated to the acquired assets and liabilities at their estimated fair values at the date of acquisition based primarily on an independent valuation.

   The acquisition was accounted for using the purchase method of accounting, and accordingly, the assets, liabilities, and operating results have been included in the accompanying consolidated financial statements from the date of acquisition.


   The total purchase price for OOC consisted of 730,453 newly-issued IONA Ordinary Shares at a fair market value of $59.68, the fair value of 178,131 replacement options and $3.0 million in cash. The aggregate purchase price plus related direct acquisition costs of $40.3 million, net of tangible assets acquired of $0.7 million, has been allocated to the acquired assets and liabilities as follows:


                                            (U.S. dollars
                                            in thousands)
                                            -------------
                       Goodwill............    $30,488
                       Completed technology      9,250
                       Assembled workforce.        520
                                               -------
                                               $40,258
                                               =======

   Both other non-current assets and goodwill recorded in connection with the OOC acquisition are being amortized on a straight-line basis over their useful economic lives of four years. The fair value of OOC's tangible assets at acquisition date was approximately $1.4 million and its liabilities assumed totaled approximately $0.7 million.

                             IONA TECHNOLOGIES PLC

   Certain of the performance targets applicable to the 262,129 newly issued Ordinary Shares subject to return were achieved in August 2001. Accordingly, IONA allocated $2.8 million of additional purchase price to goodwill, representing the fair market value of 174,735 Ordinary Shares no longer subject to return, at the time these performance targets were achieved.

  Software A.G., Inc.

   On February 7, 2001, IONA acquired the non-exclusive license rights to certain portions of Software AG, Inc.'s enterprise application integration technology for $10 million. The software has reached technological feasibility, and accordingly the cost has been capitalized and will be written off over its useful economic life of four years, in accordance with SFAS 86. In addition to the acquisition of the non-exclusive license rights to the technology, IONA has hired a substantial portion of the Software AG, Inc. engineering team responsible for the development of the technology.

  Genesis Development Corporation

   On June 13, 2000, a wholly-owned subsidiary of IONA merged with and into Genesis Development Corporation, a Pennsylvania corporation ("Genesis"), pursuant to which Genesis became a wholly-owned subsidiary of IONA, resulting in the issuance of 331,744 newly-issued IONA Ordinary Shares and 126,423 Ordinary Shares issuable upon assumed Genesis stock options. Of the 331,744 newly-issued Ordinary Shares, 176,156 Ordinary Shares were subject to return to IONA as a purchase price adjustment upon the failure to achieve certain performance targets. The contingency was resolved in May 2001. Accordingly, IONA allocated $6.5 million of additional purchase price to goodwill, representing the fair market value of these 176,156 Ordinary Shares no longer subject to return, at the time the contingency was resolved. Goodwill is being amortized on a straight-line basis over its useful economic life of four years.

   The acquisition was accounted for under the purchase method of accounting, and accordingly, the assets, liabilities, and operating results have been included in the accompanying consolidated financial statements from the date of acquisition.

   The initial total purchase costs of $16.2 million, comprising the fair value of the shares issued not subject to relinquishment, the intrinsic value of the options issued and related costs, was allocated, based on their respective fair values, to other non-current assets (assembled workforce) of $1.2 million, goodwill of $14.0 million and net assets acquired of $1.0 million. Both other non-current assets and goodwill are being amortized on a straight-line basis over their useful economic lives of four years. The fair value of Genesis' assets at acquisition date was approximately $2.0 million and its liabilities assumed totaled approximately $1.0 million.

  Watershed Technologies, Inc.

   On February 23, 2000, IONA purchased substantially all the assets of Watershed Technologies, Inc., a provider of XML--based tools and services for building standards-based business-to-business and business-to-consumer portals, for $13.3 million. The costs have all been allocated to goodwill as the fair value of net assets acquired was approximately nil.

  Aurora Technologies, Inc.

   On July 1, 1999, IONA acquired the outstanding shares of Aurora Technologies, Inc. for a consideration of $520,000 payable in cash and the issuance of 48,750 shares to certain individuals in two equal installments on the first and second anniversary of the acquisition, provided they remain employees of IONA at the anniversary dates. The value of these shares, $780,000, was accounted for as deferred stock compensation and was credited to additional paid in capital and charged to expense as stock compensation on a straight-line basis over the two

                             IONA TECHNOLOGIES PLC
year period in which the stock was issued. Stock compensation expense amounted to $194,000, $390,000 and $196,000 in 2001, 2000 and 1999, respectively. The acquisition was accounted for using the purchase method of accounting. Cash consideration of $510,000 has been allocated to goodwill (Note 1) as the fair value of the net assets acquired was approximately nil.

  Pro Forma Disclosures

   The following unaudited pro forma summary presents the consolidated results of operations of the Company as if the foregoing acquisitions had occurred on January 1, 2000 and January 1, 2001 and does not purport to be indicative of what would have occurred had the acquisition been made as of the beginning of 2000 and 2001 or of results which may occur in the future. The pro forma results give effect to certain purchase accounting adjustments, including additional amortization expense from goodwill and other non-current assets, additional compensation expense on unearned stock compensation arising on the exchange of unvested options held by Netfish employees in exchange for unvested options granted by IONA, and the issuance of additional Ordinary Shares in connection with the acquisitions.

                                                               Year Ended December 31,
-                                                         ---------------------------------
                                                                2000             2001
                                                             ---------         ---------
                                                          (U.S. dollars in thousands, excep
                                                           for loss per share information)
Revenue.................................................. $ 163,338         $ 184,471
                                                             ---------         ---------
Loss before provision for income taxes*..................  (112,238)         (136,244)
                                                             ---------         ---------
Net loss.................................................  (115,408)         (135,804)
                                                             ---------         ---------
Basic and diluted net loss per Ordinary Share and per ADS     (4.46)            (5.31)
                                                             ---------         ---------

* Acquired in-process research & development amounting to $3,600,000 is not included in the 2000 pro forma disclosures stated above due to its non-recurring nature.

5.  Restructuring

   In 2001, IONA's management and board of directors approved restructuring plans, which included initiatives to integrate the operations of the recently acquired companies, consolidate duplicative facilities and reduce overhead. Total accrued restructuring costs of $5.7 million were recorded related to these initiatives.

   Accrued restructuring charges included approximately $3.7 million representing the cost of involuntary employee separation benefits related to approximately 195 employees worldwide. Employee separation benefits include severance, medical and other benefits. Employee separations affect the majority of business functions, job classes and geographies, with a majority of the reductions in the United States and Europe. The restructuring plans also included costs totaling approximately $2.0 million associated with the closure and consolidation of office space, principally in the United States.

   In 2001, IONA substantially completed the approved restructuring plans, resulting in payments of $3.7 million in severance and related benefits to employees worldwide and $0.7 million in facility closure costs. Amounts remaining at December 31, 2001 of $1.3 million relate to additional facility closure and consolidation costs with cash outlays expected to be completed by the end of 2004.

6.  Restricted Cash

   IONA has approximately $1,078,000 in restricted cash deposits securing annual renewable letter of credit facilities with Fleet National Bank, relating to the Waltham, Massachusetts and Santa Clara, California leased facilities. Should IONA not renew these letter of credit facilities or default on its rental obligations, this amount will be payable to the lessor.

                             IONA TECHNOLOGIES PLC

7.  Other Accrued Liabilities

   Other accrued liabilities consist of the following:

                                              Year Ended December 31,
                                            ---------------------------
                                               2001      2000    1999
                                             -------   -------  ------
                                            (U.S. dollars in thousands)
        Income and other taxes payable..... $ 1,709    $ 5,702  $1,191
        Other..............................  12,308     10,891   8,600
                                             -------   -------  ------
           Total other accrued liabilities. $14,017    $16,593  $9,791
                                             =======   =======  ======

8.  Fair Value of Financial Instruments

   The carrying amount of cash and cash equivalents approximates fair value due to the short term maturities of these investments. The fair value of trading and available-for-sale marketable securities are based on quoted market prices at year end.

   The estimated fair value of IONA's financial instruments are as follows:

                                             Year Ended December 31,
                                --------------------------------------------------
                                      2001             2000             1999
                                ---------------- ---------------- ----------------
                                           (U.S. dollars in thousands)
                                Carrying  Fair   Carrying  Fair   Carrying  Fair
                                 Amount   Value   Amount   Value   Amount   Value
                                -------- ------- -------- ------- -------- -------
Non Derivatives
Cash and cash equivalents...... $28,509  $28,509 $37,243  $37,243 $18,144  $18,144
Restricted cash................   1,078    1,078     950      950     950      950
Marketable securities--trading.  24,110   24,110  57,447   57,447  51,089   51,089
Investments--available-for-sale      50       50     561      561  12,526   12,526

   The carrying amounts in the table are included in the statements of financial position under the indicated captions.

9.  Operating Lease Commitments

   IONA's only significant operating leases in 2001 were for the premises for the Sydney, Australia, Dublin, Ireland, Reading, UK, Frankfurt, Germany, Waltham, Massachusetts, San Mateo and Santa Clara, California, Reston, Virginia and Washington, D.C. operations. The Perth lease expired in November 2001. The Sydney lease expires in August 2002. The Dublin lease expires in 2023 with an option to exit the lease in 2013. IONA currently occupies approximately 44,650 square feet of the Dublin office space and sublets approximately 11,250 square feet of office space over a period of one to three years. The Reading lease expires in 2014 with an option to exit the lease in 2009. The Frankfurt lease expires in 2009 with an option to exit the lease in 2004. The Waltham lease expires in 2006, subject to IONA's right to renew for an additional term of five years expiring in 2011. IONA currently occupies approximately 61,000 square feet of the office space. The San Mateo lease expires in 2006, subject to IONA's right to renew for an additional term of five years expiring in 2011. IONA currently occupies approximately 10,500 square feet of the office space and sublets the remainder through April 2002. The Santa Clara leases expire in 2002, 2005, and 2006 with a majority expiring in 2005. IONA occupies approximately 38,400 square feet in the Santa Clara office and sublets approximately 9,500 square feet through the end of 2002. The Reston lease occupies approximately 10,500 square feet and expires in August 2004. The Washington, D.C. lease which expires in 2005 is fully sublet to a third party. Rent expenses under all

                             IONA TECHNOLOGIES PLC
operating leases were approximately $10,190,000, $6,251,000 and $5,857,000 in 2001, 2000 and 1999, respectively. Rental income under all operating subleases was approximately $726,000, $810,000 and $1,421,000 in 2001, 2000 and 1999
respectively. Future minimum lease payments under all operating leases as of December 31, 2001 are as follows (U.S. dollars in thousands):

                    Year ending December 31,
                    2002............................ $ 8,571
                    2003............................   7,779
                    2004............................   7,293
                    2005............................   5,658
                    2006............................   2,779
                    Thereafter......................   9,186
                                                     -------
                       Total minimum lease payments. $41,266
                                                     =======

   Total minimum lease rental income to be received under the operating sub-leases for the Dublin, Santa Clara, Washington, D.C. and San Mateo premises as of December 31, 2001 is $1,365,000.

   IONA renewed its lease guarantee facility with the Bank of Ireland in 2001 for an additional year in the amount of IR(Pounds)1,930,000 (approximately $2,159,000 at December 31, 2001), with an annual fee of 1.25%. This renewed facility has a stated termination date of one year from the date of issuance unless otherwise renewed; however, the guarantee may be renewed annually at the discretion of the Bank of Ireland.

10.  Other Non-Current Assets

   Other non-current assets consist of the following:

                                                 Year Ended December 31,
                                               --------------------------
                                                 2001      2000     1999
                                               --------   -------  ------
                                               (U.S. dollars in thousands)
       Purchased technology................... $ 53,764   $11,194  $2,794
       Assembled workforce....................    8,658     1,238      --
       Security deposits......................      803       104      42
                                               --------   -------  ------
          Total other non-current assets...... $ 63,225   $12,536  $2,836
       Accumulated amortization...............  (15,277)   (2,588)   (390)
                                               --------   -------  ------
          Total other non-current assets, net. $ 47,948   $ 9,948  $2,446
                                               ========   =======  ======

11.  Property and Equipment

   Property and equipment consists of the following:

                                               Year Ended December 31,
                                            ----------------------------
                                              2001      2000      1999
                                            --------  --------  --------
                                             (U.S. dollars in thousands)
      Motor vehicles....................... $     20  $     20  $     20
      Computer equipment...................   25,480    22,032    17,641
      Office equipment.....................    4,145     2,093     1,395
      Furniture and fixtures...............   11,701    10,733    10,050
                                            --------  --------  --------
         Total property and equipment...... $ 41,346  $ 34,878  $ 29,106
      Accumulated depreciation.............  (22,557)  (16,300)  (10,645)
                                            --------  --------  --------
         Total property and equipment, net. $ 18,789  $ 18,578  $ 18,461
                                            ========  ========  ========

                             IONA TECHNOLOGIES PLC

12.   Redeemable Preference Shares, Warrants and Shareholders' Equity

   IONA's authorized share capital is divided into Redeemable Preference Shares ("Preference Shares") of (Euro)0.0025 par value per share and Ordinary Shares of (Euro)0.0025 par value per share.

   The Preference Shares confer on the holders thereof the right to receive notice of and to attend all general meetings of IONA but not the right to vote on any resolution proposed therefor. They confer on the holders thereof the right to be paid out of the profits available for distribution, in priority to any payment of dividend on any other class of shares in IONA, a fixed cumulative preference dividend at a rate of 6% per annum on the amount paid up on the Preference Shares. Upon winding up of IONA, the Preference Shares confer upon the holders thereof the right to repayment of the capital paid thereon, together with payment of all arrears of preferential dividend, whether declared or not, to the date of redemption of the Preference Shares in priority to payment of any dividend or repayment of capital to the holders of the Ordinary Shares in the capital of IONA. Such Preference Shares do not, however, confer upon the holders thereof any further rights to participate in the assets of IONA.

   Dividends may only be declared and paid out of profits available for distribution determined in accordance with accounting principles generally accepted in Ireland and applicable Irish Company Law. Any dividends on the Ordinary Shares, if and when declared, will be declared and paid in U.S. dollars. The amount of retained earnings available for distribution as dividends at December 31, 2001, 2000 and 1999, at the exchange rates in effect on those dates, were approximately nil, $28,000,000 and $22,000,000, respectively.

   In December 1999, in connection with a major license agreement, the Company issued 42,900 share purchase warrants to the licensee. The warrants were exercisable immediately at a price of $34.125 per share and expire on December 20, 2003. At December 31, 2001 no share purchase warrants were outstanding.

   The Company determined the fair value of the warrant at the time of issuance using a Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rate of 6.5%; dividend yields of 0%; volatility factors of the expected market price of the Company's Ordinary Shares of 0.913 and a weighted-average expected life of the option of four years. The determined value of the warrants was debited to revenue and credited to additional paid-in capital in 1999.

13.  Share Option Scheme

   IONA has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock options. Under APB 25, IONA has recognized compensation expense of $1,780,000, $404,000 and $372,000, during 2001, 2000 and 1999, respectively, for those instances in which the exercise prices of IONA's stock options were less than the estimated market price of the underlying shares on the date of grant and for the stock compensation arising on the Aurora and Netfish acquisitions (Note 4).

   During 2001, IONA accelerated the vesting of stock options granted to certain employees whose employment was terminated. IONA recognized compensation expense of $233,000 in 2001 in accordance with the requirements of FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation."

   IONA's Executive Share Option Scheme has authorized the grant of options to personnel for up to 1,125,500 shares of IONA's A Ordinary Shares. All options granted have seven year terms and generally vest in equal installments on each of the first, second, third and fourth anniversaries of the date of grant.

                             IONA TECHNOLOGIES PLC

   During 1997, IONA's Board of Directors and shareholders approved the 1997 Share Option Scheme which provides for the grant of share options to employees, consultants, directors and officers of IONA. The 1997 Share Option Scheme initially provided for the issuance of up to 2,250,000 of IONA's Ordinary Shares. In 1998, IONA's Board of Directors and shareholders approved an amendment to the 1997 Share Option Scheme, providing for an increase in the number of Ordinary Shares that may be issued under the 1997 Share Option Scheme to an aggregate of 4,750,000. In 2000, IONA's Board of Directors and shareholders approved an amendment to the 1997 Share Option Scheme, providing for an increase in the number of Ordinary Shares that may be issued under the 1997 Share Option Scheme to an aggregate of 8,900,000. In 2001, IONA's Board of Directors and shareholders approved an amendment to the 1997 Share Option Scheme, providing for an increase in the number of shares that may be issued under the 1997 Share Option Scheme to an aggregate of 12,900,000. Options granted under the 1997 Share Option Scheme expire ten years from the date of grant or five years from the date of grant in the case of incentive stock options issued to employees holding more than 10% of the total combined voting power of IONA.


   During 1997, IONA's Board of Directors and shareholders also approved the 1997 Director Share Option Scheme which provides for the grant of options to purchase a maximum of 250,000 Ordinary Shares of IONA to non-employee directors of IONA.

   Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if IONA had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2001, 2000 and 1999, respectively: risk-free interest rates of 5%, 5% and 6%; dividend yields of 0%; volatility factors of the expected market price of IONA's Ordinary Shares of 1.10, 1.13 and 1.27; and a weighted-average expected life of the option of five years.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. IONA's pro forma information follows for the years ended December 31, 2001, 2000 and 1999 (in thousands except for earnings per share information):

                                         Year Ended December 31,
                                       ---------------------------
                                         2001      2000     1999
                                       ---------  -------  -------
             Pro forma net loss....... $(118,481) $(4,064) $(4,050)
             Pro forma loss per share:
                Basic................. $   (4.64) $ (0.19) $ (0.20)
                Diluted............... $   (4.64) $ (0.19) $ (0.20)

   A summary of IONA's stock option activity, and related information for the years ended December 31, 2001, 2000 and 1999 follows:

                                                  Year Ended December 31,
                             -----------------------------------------------------------------
                                     2001                  2000                  1999
                             --------------------- --------------------- ---------------------
                                         Weighted-             Weighted-             Weighted-
                                          Average               Average               Average
                                         Exercise              Exercise              Exercise
                              Options      Price    Options      Price    Options      Price
                             ----------  --------- ----------  --------- ----------  ---------
Outstanding-beginning of
  period....................  4,712,476   $34.16    3,311,966   $14.25    3,170,383   $13.04
Granted.....................  5,006,333    22.43    2,779,100    49.23    1,957,864    14.01
Forfeitures................. (1,528,179)   35.19     (374,869)   19.94   (1,017,135)   13.29
Exercised...................   (725,569)    9.36   (1,003,721)   13.86     (799,146)   10.10
                             ----------   ------   ----------   ------   ----------   ------
Outstanding-end of period...  7,465,061   $28.33    4,712,476   $34.16    3,311,966   $14.25
                             ----------   ------   ----------   ------   ----------   ------
Exercisable at end of period  1,926,650   $27.79      715,353   $17.77      746,305   $15.87
                             ==========   ======   ==========   ======   ==========   ======

                             IONA TECHNOLOGIES PLC

                                                      Year Ended December 31,
                                         --------------------------------------------------
                                               2001             2000             1999
                                         ---------------- ---------------- ----------------
                                                Weighted-        Weighted-        Weighted-
                                                 Average          Average          Average
                                         Fair   Exercise  Fair   Exercise  Fair   Exercise
                                         Value    Price   Value    Price   Value    Price
                                         ------ --------- ------ --------- ------ ---------
Weighted-average fair value of options
  granted during the year for options
  whose exercise price equals the market
  price of the Ordinary Shares on the
  date of grant......................... $21.12  $26.16   $40.31  $49.23   $11.92  $14.01
Weighted-average fair value of options
  granted during the year for options
  whose exercise price is less than the
  market price of the Ordinary Shares on
  the date of grant..................... $41.62  $ 7.92       --      --       --      --

   Exercise prices for options outstanding as of December 31, 2001 ranged from $0.32 to $79.88 per share. An analysis of options outstanding at December 31, 2001 is as follows.

                                                                           Weighted
                                                                            Average
                                                                           remaining
                                                               Number of  contractual   Options
                                                                options      life      currently
Exercise Price                                                outstanding (in years)  exercisable
--------------                                                ----------- ----------- -----------
Less than $5.00 per share....................................     84,269      6.6         52,430
Greater than $5.00 per share and less than $15.00 per share..  2,735,731      8.4        754,907
Greater than $15.00 per share and less than $25.00 per share.  1,312,145      8.7        232,044
Greater than $25.00 per share and less than $37.50 per share.  1,408,874      8.8        362,045
Greater than $37.50 per share and less than $50.00 per share.    834,537      8.6        212,080
Greater than $50.00 per share and less than $62.50 per share.    648,705      8.7        175,033
Greater than $62.50 per share................................    440,800      8.6        138,111
                                                               ---------               ---------
   Total.....................................................  7,465,061               1,926,650
                                                               ---------               ---------

14.  Employee Share Purchase Plan

   In August 1999, the Company established a qualified Employee Share Purchase Plan, the terms of which allow for qualified employees (as defined) to participate in the purchase of designated shares of the Company's Ordinary Shares at a price equal to the lower of 85% of the closing price at the beginning or end of each semi-annual stock purchase period. At December 31, 2001 and 2000, 166,197 and 60,441 shares have been issued under the plan, respectively. There were no Ordinary Shares issued under the plan at December 31, 1999.

                             IONA TECHNOLOGIES PLC

15.  Net Income (Loss) Per Ordinary Share and ADS

   The following sets forth the computation of basic and diluted net income
(loss) per Ordinary Share and ADS:

                                                                                  Year Ended December 31,
                                                                             ----------------------------------
                                                                                2001         2000       1999
                                                                              --------     -------    -------
                                                                             (U.S. dollars in thousands, except
                                                                                      per share data)
Numerator:
   Numerator for basic and diluted net income (loss) per Ordinary Share and
     ADS--income (loss) available to Ordinary Shareholders.................. $(83,500)    $14,165    $ 5,459
                                                                              --------     -------    -------
Denominator:
   Denominator for basic earnings per share--weighted average
     Ordinary Shares and ADS................................................   25,556      21,177     19,797
                                                                              --------     -------    -------
   Effect of employee stock options.........................................       --       2,343      1,427
                                                                              --------     -------    -------
   Denominator for diluted net income (loss) per Ordinary Share and ADS.....   25,556      23,520     21,224
                                                                              ========     =======    =======
   Basic net income (loss) per Ordinary Share and ADS....................... $  (3.27)    $  0.67    $  0.28
                                                                              ========     =======    =======
   Diluted net income (loss) per Ordinary Share and ADS..................... $  (3.27)    $  0.60    $  0.26
                                                                              ========     =======    =======

16.  Income Taxes

   Income (loss) before provision for (benefit of) income taxes consists of the following:

                                    Year Ended December 31,
                                  ---------------------------
                                    2001       2000    1999
                                  --------   -------  ------
                                  (U.S. dollars in thousands)
                    Ireland...... $(69,452)  $ 7,973  $3,110
                    Rest of World  (14,616)    8,991   3,437
                                  --------   -------  ------
                       Total..... $(84,068)  $16,964  $6,547
                                  ========   =======  ======

   The provision for (benefit of) income taxes consists of the following:

                                                            Year Ended December 31,
                                                          ---------------------------
                                                             2001      2000    1999
                                                           -------    ------  ------
                                                          (U.S. dollars in thousands)
Current:
   Ireland............................................... $(1,195)    $2,097  $  886
   Rest of World.........................................     627        702     202
                                                           -------    ------  ------
       Total current.....................................    (568)     2,799   1,088
Deferred:
   Ireland...............................................      --         --      --
   Rest of World.........................................      --         --      --
                                                           -------    ------  ------
       Total deferred....................................      --         --      --
                                                           -------    ------  ------
       Total provision for (benefit of) income taxes..... $  (568)    $2,799  $1,088
                                                           =======    ======  ======

                             IONA TECHNOLOGIES PLC

   The provision for (benefit of) income taxes differs from the amount computed by applying the statutory income tax rate to income (loss) before taxes. The sources and tax effects of the differences are as follows:

                                                                                Year Ended December 31,
                                                                              --------------------------
                                                                                2001      2000     1999
                                                                              --------   -------  ------
                                                                              (U.S. dollars in thousands)
Income taxes (benefit) computed at the Irish statutory income tax rate of 20%
  for 2001, 24% for 2000 and 28% for 1999.................................... $(16,813)  $ 4,071  $1,833
Income (loss) from Irish manufacturing operations (taxed at) benefited at
  lower rates................................................................      585      (982)   (483)
Operating losses not utilized................................................    7,012       247     542
Income (loss) subject to different rates of tax..............................   (3,467)      391    (113)
Income (loss) not subject to tax.............................................     (450)   (1,261)   (657)
Non-deductible expenses......................................................   12,540     1,351      40
Other individually immaterial items..........................................       25        32      22
Operating losses utilized....................................................       --    (1,050)    (96)
                                                                              --------   -------  ------
   Total provision for (benefit of) income taxes............................. $   (568)  $ 2,799  $1,088
                                                                              ========   =======  ======

   The effect on basic and diluted net income (loss) per Ordinary Share and per ADS of the Irish manufacturing operations being taxed at (benefited at) a lower rate than the Irish Statutory income tax rate was an increase in loss per share of $0.02 and $0.02 respectively for the year ended December 31, 2001 and an increase in net income per share of $0.05 and $0.04 respectively for the year ended December 31, 2000, and an increase in net income per share of $0.02 and $0.02 respectively for the year ended December 31, 1999.

                                                Year Ended December 31,
                                              --------------------------
                                                2001      2000   1999
                                              --------   -----  -------
                                              (U.S. dollars in thousands
         Deferred tax assets:
            Net operating loss carryforwards. $ 17,500   $ 685  $ 1,735
                                              --------   -----  -------
         Total deferred tax assets...........   17,500     685    1,735
         Valuation allowance.................  (17,500)   (685)  (1,735)
                                              --------   -----  -------
         Net deferred tax assets............. $     --   $  --  $    --
                                              --------   -----  -------

   At December 31, 2001, the Company has a net operating loss carryforward of approximately $42.0 million for U.S. federal income tax purposes which will expire in the tax years 2008 through 2021 if not previously utilized. Utilization of the U.S. net operating loss carryforward may be subject to an annual limitation due to the change in ownership rules provided by the Internal Revenue Code of 1986. This limitation and other restrictions provided by the Internal Revenue Code of 1986 may reduce the net operating loss carryforward such that it would not be available to offset future taxable income of the U.S. subsidiary.
   At December 31, 2001, approximately $24.5 million of the net operating loss carryforwards in the United States result from disqualifying dispositions. The tax value of the disqualifying dispositions has not been recognized in the tax reconciliation note as it is not expected that it will reverse. At December 31, 2001, $9.8 million of the valuation allowance related to disqualifying dispositions.

   At December 31, 2001, IONA also had net operating loss carryforwards totaling approximately $2.0 million for Australian income tax purposes which carry forward indefinitely. The utilization of these net operating loss carryforwards is limited to the future profitable operation of IONA in the related tax jurisdictions in which such carryforwards arose. Valuation allowances of 100% have been provided against the net operating loss carryforwards because of the history of operating losses in the related tax jurisdictions.

                             IONA TECHNOLOGIES PLC

17.  Industry and Geographic Information

   The Company has one reportable segment: enterprise infrastructure software. The Company also provides global services, consisting of consulting and training, customer support of all our products, and, to a limited extent, product customization and enhancements.

   The accounting policies of the reportable segment are the same as those described in the summary of significant accounting policies.

   The following is a summary of enterprise-wide geographic areas information:

Revenues from external customers, all attributable to foreign countries:

                                         Year Ended December 31,
                                       ---------------------------
                                         2001      2000     1999
                                       --------  -------- --------
                                       (U.S. dollars in thousands)
              United States........... $119,698  $103,107 $ 67,577
              Other European Countries   42,357    39,552   30,717
              Rest of World...........   18,649    10,404    7,146
                                       --------  -------- --------
                 Consolidated total... $180,704  $153,063 $105,440
                                       ========  ======== ========

   Revenues are attributed to countries based on the location of customers.

Long Lived Assets:

                                           Year Ended December 31,
                                           ------------------------
                                             2001    2000    1999
                                           -------- ------- -------
            Country of Domicile
               Ireland.................... $325,465 $42,628 $16,056
            Foreign Countries
               United States..............    8,779   7,598   4,180
               Cayman Islands.............       --     511  12,526
               Rest of World..............    1,260   1,336   1,118
                                           -------- ------- -------
                   Consolidated total..... $335,504 $52,073 $33,880
                                           ======== ======= =======

18.  Settlement of Litigation

   In March 2000, RSA Securities, Inc. ("RSA") and the Massachusetts Institute of Technology filed suit against the Company alleging that the Company breached the terms of a patent license agreement between RSA and IONA. In June 2000, the Company and RSA entered into a confidential settlement agreement to settle all outstanding claims among the parties. Costs associated with the settlement of this litigation amounted to $1,350,000.

             ADDITIONAL INFORMATION AND REPORTS REQUIRED PURSUANT
                  TO APPLICABLE LEGAL REQUIREMENTS OF IRELAND

1.   Responsibility

   The Directors of IONA, whose names are set out in paragraph 5 below of these A-pages, accept responsibility for the information contained in this prospectus. To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.  Incorporation

   IONA was incorporated in Ireland under the Companies Acts, 1963 to 2001, of Ireland as a private limited company on 19 March 1991 with registration number 171387. On 20 February 1997, it re-registered as a public limited company and changed its name to IONA Technologies PLC.

   The business is the provision of software and services that allows companies to integrate heterogeneous computer networks. Its registered and head office is The IONA Building, Shelbourne Road, Ballsbridge, Dublin 4, Ireland.

3.   Share Capital


    (a)IONA's authorised share capital, as currently set forth in its Articles of Association (the "Articles"), is (Euro)628,125 divided into 150,000,000 ordinary shares of (Euro)0.0025 each and 101,250,000 redeemable preference shares of (Euro)0.0025 each ("Preference Shares"). The number of ordinary shares issued and fully paid as of the close of business on 25 February 2002, but prior to the issue of the Shares, is 27,428,808, which does not include an aggregate of 541,994 ordinary shares issuable to former Netfish shareholders. No Preference Shares are currently in issue in the capital of the company, nor have any such shares been in issue in the company in the preceding three years.



    (b)The following changes have taken place in the issued share capital of IONA during the three years preceding February 25, 2002, being the latest practicable date prior to the publication of this prospectus:


      Authorised:

          On 9 June 1999, in accordance with Section 25(3)(a) of the Economic and Monetary Union Act, 1998 (the "EMU Act"), the total authorised share capital of the company, namely IR(Pounds)502,500 divided into 150,000,000 ordinary shares of IR(Pounds)0.002 each and 101,250,000 Redeemable Preference Shares of IR(Pounds)0.002 each, was redenominated into euros. This resulted in a redenominated total authorised share capital of (Euro)638,043.38 and immediately following the redenomination and in accordance with Section 26 of the EMU Act the redenominated authorised share capital of the company was reduced to (Euro)628,125 divided into 150,000,000 ordinary shares of
          (Euro)0.0025 each and 101,250,000 Preference Shares of (Euro)0.0025 each.

      Issued:

       (i) On 21 October 1999, IONA issued 200,000 ordinary shares, each credited as fully paid up, to Intel 64 Fund, LLC pursuant to a Share Subscription Agreement dated 21 October 1999 between IONA and Intel 64 Fund, LLC.

       (ii) On 8 March 2000, IONA issued 119,175 ordinary shares, each credited as fully paid up, for a total consideration of $8,200,000 to Watershed Technologies Inc ("Watershed") pursuant to a Share Subscription Agreement dated 23 February 2000 between IONA and Watershed.

       (iii) On 26 July 2000, pursuant to an Assignment and Bill of Sale effective as of 1 July 1999 between IONA and Aurora (as amended by letter of agreement dated 2 September 1999) IONA issued 24,375 ordinary shares, each credited as fully paid up, for a total consideration of $390,000 as follows: to James F. Watson III - 17,064 ordinary shares; to Lester R. Claudio - 2,437 ordinary shares; to William G. Henry - 2,437 ordinary shares; and to Stuart W. Fraser - 2,437 ordinary shares.

       (iv) On 13 June 2000, IONA issued 165,872 shares, credited as fully paid up, to each of Jason Matthews and Michelle M. Matthews jointly and 165,872 ordinary shares credited as fully paid up to Michael K. Guttman as part of the consideration for the acquisition by IONA of Genesis pursuant to an Agreement and Plan of Merger dated 13 June 2000 by and between IONA, Groton Merger, Inc. and Genesis. The price per ordinary share used for the purpose of this transaction was $53.511.

       (v) On 22 January 2001, IONA issued 19,018 ordinary shares at a price of $34.125, each credited as fully paid, to Portal Software, Inc. ("Portal") in full exercise by Portal of a warrant to purchase 42,900 ordinary shares issued to Portal on 27 December 1999.


       (vi) On 8 February 2001, IONA issued 730,453 ordinary shares, credited as fully paid up, to Marc M. Laukien as part of the consideration for the acquisition by IONA of Object-Oriented Concepts, Inc. ("OOC") pursuant to an Agreement and Plan of Merger dated 27 January 2001 by and between IONA, Orange Merger Corporation and OOC. The price per ordinary share used for the purpose of this transaction was $59.677.


       (vii) On 22 May 2001, IONA issued 518,749 ordinary shares, credited as fully paid up, to former holders of shares of capital stock in Netfish Technologies Inc. ("Netfish") pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (viii) On 23 May 2001, IONA issued 2,020,506 ordinary shares, credited as fully paid up, to former holders of shares of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (ix) On 24 May 2001, IONA issued 20,685 ordinary shares, credited as fully paid up, to former holders of shares of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (x) On 5 June 2001, IONA issued 16,541 ordinary shares, credited as fully paid up, to former holders of shares of capital stock of Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xi) On 6 June 2001, IONA issued 328,667 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xii) On 7 June 2001, IONA issued 14,904 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xiii) On 7 June 2001, IONA issued 47,931 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.


       (xiv) On 8 June 2001, IONA issued 58,930 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xv) On 14 June 2001, IONA issued 38,007 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xvi) On 15 June 2001, IONA issued 21,577 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xvii) On 25 June 2001, IONA issued 206,341 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xviii)On 3 July 2001, IONA issued 105,820 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xix) On 12 July 2001, IONA issued 51,929 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xx) On 19 July 2001, IONA issued 35,581 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xxi) On 27 July 2001, IONA issued 90,548 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xxii) On 31 July 2001, IONA issued 19,325 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xxiii)On 17 August 2001, IONA issued 23,129 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xxiv) On 21 August 2001, IONA issued 2,461 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xxv) On 30 August 2001, IONA issued 3,354 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xxvi) On 1 October 2001, IONA issued 18,832 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xxvii)On 24 October 2001, IONA issued 1,846 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

      (xxviii)On 30 October 2001, IONA issued 196 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xxix) On 1 November 2001, IONA issued 14,115 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xxx) On 7 November 2001, IONA issued 5,528 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xxxi) On 26 November 2001, IONA issued 615 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xxxii)On 29 November 2001, IONA issued 984 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

      (xxxiii)On 3 December 2001, IONA issued 3,458 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xxxiv)On 21 December 2001, IONA issued 1,883 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xxxv) On 9 January 2002, IONA issued 1,169 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

       (xxxvi)On 16 January 2002, IONA issued 2,539 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.

      (xxxvii)On 11 February 2002, IONA issued 3,072 ordinary shares, credited as fully paid up, to former holders of capital stock in Netfish pursuant to IONA's obligations upon closing of IONA's acquisition of Netfish.


     (xxxviii)3,174,891ordinary shares, credited as fully paid, have been issued pursuant to the exercise of share options granted under the terms of IONA's Executive Share Option Scheme, the 1997 Share Options Scheme, the 1997 Director Share Option Scheme and the 1999 Employee Share Purchase Plan.


       (xxxix)There are no redeemable preference shares currently in issue in the capital of the company, but IONA by virtue of its Articles, has the right to issue redeemable preference shares on the terms set out therein.


    (c)Based on the issued share capital as of February 25, 2002 and assuming that 4,000,000 shares are purchased under this Offering, 118,571,192 ordinary shares will remain authorised but unissued immediately following this Offering.


    (d)IONA does not have any loan capital in issue including, without limitation, convertible debt securities, exchangeable debt securities or other debt securities with warrants attached.

    (e)There are no warrants in issue to subscribe for any of IONA's shares.

    (f)By an ordinary resolution passed on 24 July 1998, the Directors were generally and unconditionally authorised to exercise all the powers of the company to allot relevant securities within the meaning of section 20 of the Companies (Amendment) Act 1983 ("the 1983 Act") up to an aggregate nominal amount not exceeding the authorised, but as yet unissued, share capital at the close of business on 24 July 1998. This authority expires on 23 July 2003.

4.  Memorandum and Articles of Association

    (a)IONA's principal object as set out in Clause 3 of its Memorandum of Association is the design and/or implementation of computer software and hardware, documentation and technical reports, and carrying out research and/or development in the area of computer systems, information technology and data processing. A full description of IONA's objects is set out in clause 3 of the Memorandum of Association which is available for inspection as provided in subparagraph 10(l) below.

    (b)The following is a summary of the material provisions of IONA's Articles.

       (i)    Voting

              Votes at general meetings may be cast either personally or by proxy. Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every member present in person and every proxy shall have one vote, so, however, that no individual shall have more than one vote, and on a poll every member shall have one vote for every share of which he is the holder. The Chairman of a meeting at which there is an equality of votes shall be entitled to a casting vote in addition to any other vote he may have.

       (ii)   Variation of Rights

              Whenever the share capital is divided into different classes of shares, the rights attached to any class may be varied or abrogated with the consent in writing of the holders of three-fourths in nominal value of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

       (iii)  Alteration of Share capital

              IONA may by ordinary resolution:

               (a)increase its share capital;

               (b)consolidate and divide all or any of its share capital into shares of a larger amount;

               (c)subject to the provisions of the Companies Acts 1963-2001 of
                  Ireland (the "Acts"), sub-divide its shares into shares of smaller amount; or

               (d)cancel any shares which have not been taken or agreed to be taken by any person and diminish the amount of its share capital by an amount of the shares so cancelled.

              IONA by special resolution may reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and with, and subject to, any incident authorised, and consent required by law.

       (iv)   Redeemable Shares

              Subject to the provisions of the Acts, any shares may be issued on terms that they are, or at IONA's option or that of the holder are, liable to be redeemed on such terms and in such manner as IONA may determine.

       (v)    Purchase of Own Shares

              Subject to the provisions of the Acts, IONA's Articles and to any rights conferred on the holders of any class of shares, IONA may purchase all or any of its shares of any class if so authorised by special resolution of its members in general meeting. The members have authorised IONA to make on market purchases of its shares as permitted by the Companies Act 1990 (the "1990 Act"). The authority provides that the amount of shares purchased cannot exceed 10% of the nominal value of the issued share capital of the company as at the date of the general meeting authorising the purchase and specifies minimum and maximum prices for share purchases.

       (vi)   Allotment of Shares

              The Directors are authorised, by Article 10 of the Articles, to allot relevant securities pursuant to section 20 of the 1983 Act up to a maximum of its authorised unissued share capital. The Directors are further authorised under sections 23 and 24 of the 1983 Act to make such allotments without having to offer the new shares to existing shareholders.

       (vii)  Transfer of Shares

              Subject to such of the restrictions in the Articles and to such of the conditions of issue as may be applicable, the shares of any member may be transferred by instrument in writing in any usual form or in any other form which the Directors may approve. Any instrument of transfer shall be executed by or on behalf of the transferor and (except in the case of fully paid shares) by or on behalf of the transferee.

              Shares in uncertified form may be transferred in accordance with statutory regulations made from time to time under Section 239 of the Companies Act, 1990 or under any other regulations of a similar effect. The Directors shall have the power to implement any arrangement for such evidencing and transfer to accord with the regulations. In particular, the Directors shall, where they consider it appropriate, be entitled to disapply, vary or amend all or any part of the provisions in the Articles with respect to the requirement for written instruments or transfers of share certificates or where such provisions are inconsistent with statutory regulations as aforesaid in order to give effect to such regulations.

              The Directors may, in their absolute discretion and without giving any reason, refuse to register the transfer of a share or any renumeration of any allotment which is not fully paid, (provided that in the case of any such shares which are listed on a stock exchange, the Directors shall allow dealings in such shares to take place on an open and proper basis), or any transfer of a share by a minor or a person of unsound mind. The Directors may also refuse to register any transfer unless it is lodged at IONA's registered office or at such other place as the Directors may appoint and is accompanied by the certificate of the shares to which it relates and by such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer save where the transferor is a Stock Exchange nominee. The Directors may also refuse to register any transfer which is in respect of more than one class of shares or which is in favour of more than four transferees.

              The registration of transfers of shares may be suspended at such times and for such periods (not exceeding thirty days each year) as the Directors may determine.

       (viii) Disclosure of Beneficial Ownership

              The Directors may, at any time, in their absolute discretion, give a notice to the holder of any share requiring such holder to notify IONA in writing within such period as may be specified in such notice of full and accurate particulars of:

               (a)his interest in such share;

               (b)the interests of all persons having any beneficial interest in the share and, where any such person is a body corporate, the identity of the person(s) who control(s) such body corporate; and

               (c)any arrangements, whether legally binding or not, entered into by him or any person having any beneficial interest in the share whereby it has been agreed or undertaken, or the holder of such share can be required, to transfer the share or any interest therein to any person other than a joint holder of the share or to act in relation to any general meeting of IONA's members, or any meeting of the holders of any class of IONA's shares in a particular way or in accordance with the wishes or directions of any other person (other than a person who is a joint holder of such share).

       The Directors may require any such particulars to be verified by statutory declaration.

       If at any time the Directors shall determine that the holder of any share has failed (1) to comply, to the satisfaction of the Directors, with all or any of the terms of any such notice as aforesaid; (2) to comply, to the satisfaction of the Directors, with the terms of any notice given pursuant to Section 81 of the 1990 Act; or (3) to pay any monies in respect of that share in the manner and at the time appointed for payment, the Directors may serve a notice on the holder(s) of the shares ("Restriction Notice"), whereby upon the expiry of 14 days and for so long as such Restriction Notice remains in force:

               (a)no holder(s) of the shares specified in such Restriction
                  Notice (the "Specified Shares") shall be entitled to attend, speak or vote at any general meeting of IONA's members or to exercise any other right conferred by membership in relation to any such meeting; and

               (b)the Directors shall in addition be entitled:

                  (I)to withhold payment of any dividend or other amount
                     payable, including shares issuable in lieu of dividends, in respect of the Specified Shares; and/or

                 (II)to refuse to register any transfer of the Specified Shares or any renunciation of any allotment of new shares or debentures made in respect thereof unless such transfer or renunciation is shown to the satisfaction of the Directors to be an arm's length transfer or renunciation to another beneficial owner unconnected with the holder or any person appearing to have an interest in the Specified Shares.

       (ix)   Directors

               (a)Numbers of Directors: the number of Directors shall not be more than fifteen.

               (b)Remuneration: the ordinary remuneration of the Directors shall from time to time be determined by an ordinary resolution of IONA's members and shall (unless such resolution shall otherwise provide) be divisible among the Directors as they may agree, or, failing agreement, equally, except that any Director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for a proportion of the remuneration related to the period during which he has held office. Any Director who holds any executive office or who serves on any committee or who otherwise performs services which, in the opinion of the Directors, are outside the scope of the ordinary duties of a director may be paid such extra remuneration as the Directors may determine. Options which are granted to Directors, shall not be regarded as remuneration.

               (c)Share Qualification: IONA's Articles do not provide for
                  Director share qualification.

               (d)Retirement:

                  (I)the Directors are divided into Class I Directors, Class II
                     Directors and Class III Directors. If the total number of Directors (not including alternate Directors) at any time shall be a multiple of three, the number of Directors of each of the classes aforesaid shall be the same. If the total number of Directors (not including alternates) shall not be a multiple of three, there may be a different number of Directors in each class but such that the difference in the numbers in each class shall not be more than one (e.g. if there are eight Directors, there may be two Class I, three Class II and three Class III, but not two Class I, two Class II and four Class III).

                 (II)on the co-option or election of any new Director, a class shall be assigned to such Director but so that:

                      (1)a Director who is replacing a retiring Director shall
                         be of the same class as the Director he replaces; and

                      (2)any additional Director not within (1) above shall
                         insofar as possible be classified such that the annual general meeting at which he retires by rotation will be the meeting for the third year after his election (or failing this the second year after his election) subject always to there being no breach of sub-paragraph (I) as regards numbers in each class.

                (III)All of the following Directors shall retire by rotation at the annual general meeting specified below:

                                       Annual General Meeting
                   Directors to Retire held in Calendar Year
                   ------------------- ----------------------
                   Class I Directors            2000
                   Class II Directors           2001
                   Class III Directors          2002
                   Class I Directors            2003

                     Andso on in that order for the years 2004 and following
                        years.

                 (IV)A Director who retires at an annual general meeting may, if willing to act, be reappointed. If he is not reappointed he shall retain office until the meeting appoints someone in his place or, if it does not do so, until the end of the meeting.

                  (V)The Articles do not require that a Director retire on
                     account of age.

               (e)Votes: questions arising at any meeting of Directors shall be decided by a majority of votes. Where there is an equality of votes the chairman of the meeting shall have a second or casting vote.

               (f)Restrictions on Director's Voting: save as otherwise provided by the Articles, a Director shall not vote at a meeting of the Directors or a committee of Directors on any resolution concerning a matter in which he has, directly or indirectly, an interest which is material or a duty which conflicts or may conflict with IONA's interests. Subject to the Articles, a Director shall not be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.

              A Director shall (in the absence of some other material interest than is indicated below) be entitled to vote (and be counted in the quorum) in respect of any resolutions concerning any of the following matters:

                  (I)the giving of any security, guarantee or indemnity to him in respect of money lent by or obligations incurred by him at the request of or for the benefit of IONA or any of its subsidiaries;

                 (II)the giving of any security, guarantee or indemnity to a third party in respect of a debt or obligation of IONA or any of its subsidiaries for which he has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

                (III)any proposal concerning any offer of shares or debentures or other securities of or by IONA or any of its subsidiaries or associated companies for subscription, purchase or exchange in which offer he is entitled to participate as a holder of securities or is to be interested as a participant in the underwriting or sub-underwriting thereof;


                 (IV)any proposal concerning any other company in which he is interested, directly or indirectly and whether as an officer or a shareholder or otherwise howsoever, provided that he is not the holder of or has an interest in 1 percent or more of the issued shares of any class of such company or of the voting rights available to members of such company (or of a third company through which his interest is derived) any such interest being deemed for this purpose to be a material interest in all circumstances;

                  (V)any proposal relating to a pension, superannuation fund or retirement, death or disability benefits scheme under which he may benefit and which has been approved by or is subject to and conditional upon approval for taxation purposes by the appropriate Revenue authorities;

                 (VI)any proposal relating to any scheme for enabling IONA's employees (including full time executive Directors) and/or those of any subsidiary to acquire shares in IONA or any of its subsidiaries under which he benefits or may benefit in a manner similar to the benefits awarded to other employees to whom the scheme relates or which has been approved by or is subject to and is conditional upon approval for taxation purposes by the appropriate Revenue authorities; or

                (VII)any proposal concerning insurance which IONA proposes to maintain or purchase for the benefit of Directors and for the benefit of persons including the Directors.

               (g)Directors' Interests: subject to the provisions of the Acts, and provided that he has disclosed to the Directors the nature and extent of any material interest of his, a Director notwithstanding his office:

                  (I)may be a party to, or otherwise interested in, any
                     transaction or arrangement with IONA or any of its subsidiary or associated companies or in which IONA or any of its subsidiary or associated companies is otherwise interested;

                 (II)may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by IONA or in which IONA or any of its subsidiaries or associated companies is otherwise interested;

                (III)shall not, by reason of his office, be accountable to IONA for any remuneration or other benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate unless IONA otherwise directs and no such transaction or arrangements shall be liable to be avoided on the ground of any such interest or benefit; and
                 (IV)shall not, by reason of his office, be disqualified from contracting with IONA and no such contract or arrangement entered into by or on behalf of any other company in which any director is in any way interested will be avoided and no director so contracting or being so interested will be liable to account to IONA for any profit realised by any such contract or arrangement by reason of the director holding that office or of the relationship established with that company.

               (h)If a Director at any time has or acquires a Conflicting
                  Interest (as defined below), the Director shall, as soon as practicable, give notice to the Directors of that Conflicting Interest and shall from time to time while he retains such Conflicting Interest advise the Directors of any matters relating thereto which may conflict with IONA's interests.

                  (I)While a Director has a Conflicting Interest his position as Director may be terminated at any time by resolution of a majority of his co-Directors whereupon he shall be deemed to have vacated office provided always that prior to passing such a resolution, the Director in question shall be given a reasonable time to dispose of or divest himself of the Conflicting Interest.

                 (II)For the purposes hereof a Conflicting Interest shall mean:

                      (a)being a director of a company or being a partner in a
                         partnership or other business venture which is in competition with or likely to compete with IONA or IONA's subsidiaries in a material business conducted by IONA or IONA's subsidiaries (a "Competing Entity");

                      (b)having a shareholding or other entitlement in a
                         Competing Entity which represents more than 1 percent of such Competing Entity; or

                      (c)being an employee of a Competing Entity;

                         and shall include a spouse and/or minor child having any such interest such that such Conflicting Interest shall be deemed to be a Conflicting Interest of the Director in question.

               (i)Borrowing Powers: subject to the provisions of the Articles, the Directors may exercise all IONA's powers to borrow or raise money and to mortgage or charge IONA's undertaking, property, assets and uncalled capital or any part thereof subject to Part III of the 1983 Act, and to issue debentures, debenture stock and other securities, whether outright or as collateral security for any of IONA's debts, liabilities or obligations of the company or of any third party without limitation as to any amount.

    (x)Dividends
              IONA may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the Directors. Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. Subject as aforesaid, all dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but, if any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly. No amount paid on a share in advance of calls shall be treated as paid on a share for purposes of the above.

              The Directors may, subject to approval by IONA's members at any general meeting in respect of any dividend declared or proposed to be declared at that general meeting or at any time prior to or at the next following annual general meeting (and provided that an adequate number of unissued ordinary shares is available for that purpose), offer holders of ordinary shares the right, prior to or contemporaneously with their announcement of the dividend in question and any related information as to IONA's profits for such financial period or part thereof, to elect to receive in lieu of such dividend (or part thereof) an allotment of additional ordinary shares credited as fully paid.

              Any dividend which has remained unclaimed for twelve years from the date the dividend became due for payment shall, if the Directors so resolve, be forfeited and cease to remain owing by IONA.

   (xi)Distribution of Assets on Winding-Up

              If IONA shall be wound up and the assets available for distribution among IONA's members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding-up on the shares held by them respectively. If on a winding-up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding-up, the excess shall be distributed among the members in proportion to the capital at the commencement of the winding-up paid up or credited as paid up on the said shares held by them respectively.

  (xii)Entitlement to Grant Pensions

              The Directors may provide benefits, whether by way of pensions, gratuities or otherwise for any Director, former Director or other officer or former officer of the company or to any person who holds or has held any employment with IONA or with any body corporate which is or has been a subsidiary or associated company of IONA or a predecessor in business of IONA or of any such subsidiary or associated company and to any member of his family or any person who is or was dependent on him and may set up, establish, support, alter, maintain and continue any scheme for providing such benefits and for such purposes any Director may accordingly be, become or remain a member of, or rejoin any scheme and receive or retain for his own benefit all benefits to which he may be or become entitled thereunder. The Directors may pay out of IONA's funds any premiums, contributions or sums payable by IONA under the provisions of any such scheme in respect of any of the persons or class of persons above referred to who are or may be or become members thereof.

5.  Directors' and Other Interests

               (a)Directors' Interests


              The Directors of IONA as of February 25, 2002, being the latest practicable date prior to the publication of this document, are set forth below. The interests of the Directors (including any interests of their spouses or minor children) or any connected person in the ordinary share capital of the company, the existence of which is known to, or could with reasonable diligence be ascertained by the Directors whether or not held through another party which is notifiable as required to be disclosed pursuant to sections 53 and 64 of the 1990 Act or which are required pursuant to section 59 of the 1990 Act to be entered in the register referred to therein and, as far as IONA and the Directors are aware, having made due and proper enquiry, the interest of any persons connected (as that term is defined in the listing rules of the Irish Stock Exchange) with a Director were, as of February 25, 2002 being the latest practicable date prior to the publication of this document, as follows:



                     Number of Ordinary                Number of Ordinary
                     Shares Beneficially  % of Total   Shares Beneficially  % of Total
Name                     Owned/(1)/      Share Capital     Owned/(1)/      Share Capital
----                 ------------------- ------------- ------------------- -------------

                            Prior to Admission                Following Admission
Dr. Christopher Horn      2,125,194           7.6%          2,125,194           6.7%
Barry Morris........         43,291             *              43,291             *
Dr. Sean Baker......      1,170,885           4.2%          1,170,885           3.7
Annrai O'Toole......      1,527,389           5.5%          1,527,389           4.8
Kevin Melia.........             --            --                  --            --
Dr. Ivor Kenny......             --            --                  --            --
John Conroy.........             --            --                  --            --
James Maikranz......             --            --                  --            --
Francesco Violante..             --            --                  --            --

--------
*  Less than one percent.
(1)For Irish law purposes, beneficial ownership includes Ordinary Shares over which the Director has voting power or investment control, but does not include Ordinary Shares subject to currently exercisable options.

      As of February 25, 2002, being the latest practicable date prior to publication of this prospectus, the following share options, which remain outstanding, have been granted over an aggregate of 763,236 ordinary shares pursuant to the Share Option Schemes summarized in this registration statement:


                          Number
                            of
                         Ordinary
                          Shares                                 Range of
                          under         Dates when Option        Exercise
                          Option        first exercisable       Price (US$)
                         -------- ----------------------------- ------------
    Dr. Christopher Horn   1,126       25 May 1997-8 April 1999 $ 0.32-18.75
    Barry Morris........ 553,700  1 October 1998-16 August 2001 $12.88-65.25
    Dr. Sean Baker......  28,126     29 May 1997-8 April 8 1999 $ 0.32-23.00
    Annrai O'Toole......   3,700  15 November 1997-8 April 1999 $ 5.00-31.15
    Kevin Melia.........  39,250      16 June 1999-27 July 2000 $15.00-74.50
    Dr. Ivor Kenny......  47,334    16 August 1999-27 July 2000 $12.75-74.50
    John Conroy.........  30,000          8 May 2001-8 May 2003 $43.15-43.15
    James Maikranz......  30,000        1 July 2001-1 July 2003 $33.80-33.80
    Francesco Violante..  30,000    5 August 2001-5 August 2001 $43.15-43.15

      Except as disclosed above, no interest in the share capital of IONA is held by a Director and no such interest, the existence of which is known to or would with reasonable diligence be ascertained by the relevant Director, is held by any person connected with a Director.

      (Euro)1.27 is payable on the grant of certain options under the Employee Share Option Schemes.

    (b)Directors' Interests in Transactions

          Save as disclosed in paragraph 5(a) above, no Director has any interest in any transaction which is or was unusual in its nature or conditions or significant to the business of IONA or any of its subsidiaries (the "Group") and which:

       (i)was effected by IONA during the current or immediately preceding financial year; or

      (ii)was effected by IONA during an earlier financial year and remains in any respect outstanding or unperformed.

    (c)Substantial Interests


          In addition to the interests set out in paragraph 5(a) above, details of shareholders who, as far as IONA is aware, as of February 25, 2002, being the latest practicable date prior to publication of this prospectus, are interested directly or indirectly in 3 percent or more of IONA's issued ordinary shares are as follows:



                                                     Percentage
                                          Number of  of Issued
                                          Ordinary    Ordinary
                Holder                     Shares      Shares
                ------                    ---------- ----------
                Guaranty Nominees Limited 20,753,324    75.7%


      Except as disclosed in this paragraph 5(c), the Directors are not aware of any person who, at the date of this document, directly or indirectly, jointly or severally, exercises or could exercise control over IONA.

    (d)Directors' Remuneration

          The aggregate remuneration (including salaries, fees, pension contributions, bonus payments and benefits in kind) payable to the Directors during the financial year ended 31 December 2001 amounted to US$1,372,000. The aggregate remuneration payable to the Directors in respect of the year ending 31 December 2002, under the arrangements in force at the date of this document, is expected to amount to approximately $1,509,000.

       There are no arrangements under which a Director has agreed to waive future emoluments and no such waivers occurred in the financial year ended 31 December 2001.

    (e)Directors' Service Agreements

      Dr. Christopher Horn

       IONA entered into an employment agreement with Christopher Horn on 1 January 1994. The employment agreement is terminable by Dr. Horn on four weeks' notice and by IONA either on eight weeks' notice or by payment of eight weeks' salary. Under its original terms a salary of IR(Pounds)40,000 per annum was paid to Dr. Horn. Dr. Horn's current salary is approximately (Euro)286,000 per annum. Under the terms of the employment agreement a performance related bonus can be provided to Dr. Horn, with the Board's consent. A bonus payment of IR(Pounds)110,358 was paid to Dr. Horn in February of 2001.

      Barry Morris

       IONA entered into an employment agreement with Barry Morris on 21 November 1994. The employment agreement is terminable by Mr. Morris on four weeks' notice and by IONA either on eight weeks' notice or by payment of eight weeks' salary. Under its original terms a salary of IR(Pounds)30,000 per annum was paid to Mr. Morris. Mr. Morris' current salary is $385,000 per annum. Under the terms of the employment agreement a performance related bonus can be provided to Mr. Morris, with the Board's consent. A bonus payment of $285,489 was paid to Mr. Morris in February of 2001.

      Dr. Sean Baker

       IONA entered into an employment agreement with Sean Baker on 1 July 1994. The employment agreement is terminable by Dr. Baker on four weeks' notice and by IONA either on eight weeks' notice or by payment of eight weeks' salary. Under its original terms a salary of IR(Pounds)35,000 per annum was paid to Dr. Baker. Dr. Baker's current salary is approximately
       (Euro)133,000 per annum. Under the terms of the employment agreement a performance related bonus can be provided to Dr. Baker, with the Board's consent. Dr. Baker did not receive a bonus for the financial year ended 31 December 2001.

       There are no director service agreements in place for any directors other than those disclosed above. Pursuant to actions of the Board, IONA pays Mr. Melia and Dr. Kenny US$3,000 per month for additional advisory services rendered by them to IONA.

    (f)No loan or guarantee has been granted or provided to or for the benefit of any Director by IONA or by any other member of the Group.

       The names and descriptions of the Directors are set out under "Management." The address of each of the Directors is c/o The IONA Building, Shelbourne Road, Ballsbridge, Dublin 4, Ireland.

6.  Subsidiaries

      As at the date of this document, IONA was the holding company of all other companies in the Group. Details of IONA's subsidiaries, all of which are wholly owned, are set out below:

Subsidiary and Registered Office Principal activity             Country of Incorporation
-------------------------------- ------------------             ------------------------
 IONA Technologies, Inc.         Development and supply of      US
 200 West St.                    computer software and support,
 Waltham                         training and consultancy
 Massachusetts 02451
 US

 IONA Technologies Pty. Limited  Development and supply of      Australia
 3rd Floor, Ashton Chambers      computer software and support,
 189 St. George's Terrace        training and consultancy
 Perth, WA 6000
 Australia

Subsidiary and Registered Office Principal activity                  Country of Incorporation
-------------------------------- ------------------                  ------------------------

IONA Technologies Finance        Investment and Finance Company      Cayman
PO Box 309                                                           Islands
Grand Cayman
Cayman Islands
British West Indies

IONA Technologies China Limited  Sale of software products, support, China
2203-2206 Pioneer Centre         training and consultancy
750 Nathan Road
Kowloon
Hong Kong

IONA Technologies GmbH           Sale of software products, support, Germany
Brunnenweg 7                     training and consultancy
D-64331 Weiterstadt
Germany

IONA Technologies UK Limited     Sale of software products, support, UK
12 Warfedale Road                training and consultancy
Winnersh Triangle
Wokingham
Berkshire RG41 5RB
England

IONA Technologies Sarl           Sale of software products, support, France
Tour Ariane                      training and consultancy
Place de la Defense
La Defense 9
92088 Paris La Defense Cedex
France

IONA Technologies Singapore      Sale of software products, support, Singapore
20 Havelock Road                 training and consultancy
02-45 Central Square
Singapore 059765

IONA Technologies Japan          Sale of software products, support, Japan
Akaska Sanchome Bldg7F 3-12-16   training and consultancy
Akaska
Minato-ku
Tokyo 107-0052
Japan

IONA Technologies Italia Srl     Sale of software products, support, Italy
Via Cornaggia 10                 training and consultancy
20123 Milano
Italy

IONA Technologies (Suisse) SA    Sale of software products, support, Switzerland
Ueberlandstrasse 107             training and consultancy
8600 Duebendorf
Switzerland

Subsidiary and Registered Office Principal activity                  Country of Incorporation
-------------------------------- ------------------                  ------------------------

IONA Technologies (Belgium) SA   Sale of software products, support, Belgium
Avenue Marcel Thirty 204         training and consultancy
1200 Brussels
Belgium

IONA Technologies Netherlands BV Sale of software products, support, The Netherlands
Drantestraat 20                  training and consultancy
1083 HK, Amsterdam
The Netherlands

IONA Research (Ireland) Limited  Non-trading                         Ireland
The IONA Building
Shelbourne Road
Dublin 4 Ireland

IONA Technologies Spain, S.L.    Sale of software products, support, Spain
C/Orense, 85                     training and consultancy
Edificio Lexington
208029, Madrid
Spain

IONA Technologies Korea Limited  Sale of software products, support, Korea
ASEM Tower 30th Floor,           training and consultancy
159-1 Samsung-dong,
Kangnam-ku, Seoul
Korea

Orbix Limited                    Dormant                             Ireland
The IONA Building
Shelbourne Road
Dublin 4 Ireland

Genesis Development Corporation  Consulting services                 US
10 North Church Street
4th Floor
West Chester, PA 19380
US

Genesis Development UK Limited   Dormant                             UK
2 Serjeants Inn
London
EC4Y 1LT
England

Genesis Development S.r.l.       Dormant                             Italy
Via Salandra 18
00187 Roma
Italy

Object-Oriented Concepts, Inc.   Sale of software products, support, US
200 West Street                  training and consultancy
Waltham, MA 02451
US

Object-Oriented Concepts Canada  Dormant                             Canada
Regatta Plaza II, 1st Floor
84-86 Elizabeth Ave.
St. John's, NF, A1A 1W7 Canada

Subsidiary and Registered Office    Principal activity               Country of Incorporation
--------------------------------    ------------------               ------------------------

Object-Oriented Concepts Australia  Dormant                          Australia
Level 6 83 Mount Street
North Sydney NSW 2060
Australia

Object-Oriented Concepts Gmbh       Development of software products Germany
Amalienstr. 81-87
76133 Karlsruhe
Germany

Netfish Technologies, Inc.          Software development and         US
2350 Mission College Blvd.          consulting services
Suite 650
Santa Clara, CA 95054
US

Netfish Technologies Europe Limited Dormant                          UK
200 Aldersgate Street
London
EC1A 4HD
England

Netfish Technologies Japan          Dormant                          Japan
Akaska Sanchrome Bldg. 7F 3-21-16
Akaska, Minato-ku Tokyo
Japan 107-0052

7.  Material Contracts

      The following is a summary of the contracts (not being contracts entered into in the ordinary course of business) which have been entered into by any member of the IONA Group within the two years immediately preceding the date of this document and are or may be material, or contracts (not being contracts entered into in the ordinary course of business) which contain any provision under which any Group company has any obligation or entitlement which is or may be material to the Group as at the date of this document:



    (a)Underwriting Agreement dated February 28, 2002 between Lehman Brothers Inc., SG Cowen Securities Corporation and Prudential Securities Incorporated (as representatives for the several underwriters detailed in Schedule 1 thereto (the "Representatives")) and IONA whereby the Representatives (acting as aforesaid) agree to purchase the Shares being offered under this Offering (the "Shares"). The obligations of the Representatives under the Underwriting Agreement are conditioned, inter alia, upon the Underwriting Agreement not being terminated in accordance with its terms and the listing of the Shares on the Nasdaq National Market. We warrant and represent to the several underwriters in relation to various matters pertinent to this Offering and our business generally. This includes warranties and representations as to this Offering being in compliance with SEC and other regulations and binding on us, our due incorporation and valid existence and authorisation to trade, valid issue of our shares, ownership of our intellectual property, absence of material litigation or labour disputes, that our most recent financial statements fairly present our consolidated financial position and that we and our business complies with applicable laws. The terms of the Underwriting Agreements are summarised in further detail above under "Underwriting".


    (b)The following contracts, details of which were summarized in Part IV, paragraph 11, of the IONA listing particulars dated April 2, 2001, entitled "Listing Particulars in relation to the issue of up to 5.5 million New Ordinary Shares in connection with the acquisition of Netfish Technologies, Inc.", and which were made available for inspection as provided in paragraph 11 of the IONA listing particulars dated April 2, 2001.

       (i)Investor Rights Agreement dated October 21, 1999 between IONA and the Intel 64 Fund, LLC;

      (ii)Asset Purchase Agreement dated February 23, 2000 between IONA, IONA Technologies, Inc., Watershed Technologies Inc. and Watershed Technologies Trust;

     (iii)Share Subscription Agreement dated February 23, 2000 between IONA and Watershed Technologies Inc.;

      (iv)Registration Rights Agreement dated February 23, 2000 between IONA and Watershed Technologies Inc.;

       (v)Agreement and Plan of Merger dated June 13, 2000 between IONA, Groton Merger, Inc. and Genesis Development Corporation;

      (vi)Registration Rights Agreement dated June 13, 2000 between IONA and the stockholders of Genesis Development Corporation listed in
          Schedule I thereto;

     (vii)Agreement and Plan of Merger dated January 27, 2001 between IONA, Orange Merger Corporation and the stockholders of Object-Oriented Concepts, Inc.;

    (viii)Registration Rights Agreement dated February 8, 2001 between IONA and the stockholders of Object-Oriented Concepts, Inc. listed in Schedule I thereto;

      (ix)Escrow Agreement dated February 8, 2001 between IONA, the stockholders of Object-Oriented Concepts, Inc.'s representative, Marc Laukien and State Street Bank and Trust Company;

       (x)Relinquishment Agreement dated February 8, 2001 between IONA, the stockholders listed in Exhibit A and the stockholders' representative of Object-Oriented Concepts, Inc.;

      (xi)Asset Purchase Agreement dated February 7, 2001 between IONA, IONA Technologies, Inc. and Software AG, Inc. ("SAG"); and

     (xii)Agreement and Plan of Reorganization, dated as of February 14, 2001, by and among IONA, NV Acquisition Corp. and NetFish Technologies, Inc.


   The above summaries of material contracts are intended only as a brief outline of certain of the terms and conditions of those contracts and are, in each case, subject to and qualified in their entirety by reference to the specific material contract that has been summarized, all of which are available, together with those material contracts listed in paragraph 7, for review as display documents as provided for in paragraph 10(l)(vii) of this Annex.


 8.  Working Capital

      In the opinion of the Directors, the working capital available to IONA is sufficient for the IONA's present requirements, that is for at least the next twelve months from the date of this prospectus.

 9.  Legal Proceedings

      Neither IONA nor any of its subsidiaries are involved or have been involved in any legal or arbitration proceedings which may have or, during the twelve months prior to the date of this prospectus, have had a significant effect on financial position of the Group. So far as IONA is aware no such proceedings are pending or threatened by or against IONA.

10.  Miscellaneous


    (a)An application has been made to the Irish Stock Exchange for up to 4,600,000 ordinary shares to be admitted to the Official List. It is expected that dealings in the Shares being sold by IONA pursuant to this Offering will commence on the Official List by March 4, 2002.


    (b)Each of Ernst & Young, Ernst & Young LLP, Crawford, Pimentel & Co., Inc. and Miasserian, Zuroff and Kornbliet has given and not withdrawn its consent to the inclusion of its report and the references to it and its name in the form and context in which it is included.

    (c)The financial information contained in this prospectus does not comprise statutory financial statements as referred to in Sections 18 and 19 of the Companies (Amendment) Act 1986. Statutory accounts of the Group have been delivered to the Registrar of Companies in Ireland for the three years ended 31 December 1998, 1999 and 2000. The auditors have made reports without qualification or reference to a matter of fundamental uncertainty under Section 193 of the 1990 Act in respect of all such accounts.

    (d)The total costs and expenses of or incidental to the preparation of this prospectus (including registration fees, professional fees and printing costs) are estimated to amount to approximately US $1,000,000 (excluding Irish capital duty and VAT where appropriate) and are payable by IONA.


    (e)The ordinary shares have a nominal value of (Euro)0.0025 and the premium on the issue of the Shares will be (Euro)17.2132 per share, based on the public offering price of $15.00 and the exchange rate of 0.8713 U.S. dollars to one euro as of February 25, 2002.


    (f)The Shares will be in registered form but title to the issued ordinary shares maybe transferred by means of CREST (an electronic share holding and transfer system) and will rank pari passu in all respects with existing issued ordinary shares. It is expected that share certificates will be promptly sent by mail to any holders of the Shares who have elected to remain outside the CREST system. Any holder of Shares electing to remain outside the CREST system should request that IONA cause to be delivered ADRs evidencing such holder's ordinary shares in lieu of delivery of the share certificates therefor. IONA is not contractually bound to satisfy any such request.

    (g)The average number of people employed by IONA in each of the three financial years ended 31 December, 1999, 31 December, 2000 and 31 December, 2001, was 586, 689, and 839 respectively.

    (h)In the period from 1 January, 2001 to 31 December 2001, (being the period covered by the last financial year prior to the publication of this prospectus), there has not been any public takeover by a third party in respect of IONA's shares or any public takeover bid by IONA in respect of another company's shares.

    (i)There have not been any interruptions to the business of IONA or of the Group which may have had a significant effect on the financial position of the Group in the last twelve months, except as provided for elsewhere in this prospectus.

    (j)No shares of IONA are currently in issue with a fixed date on which entitlement to a dividend arises and there are no arrangement under which future dividends are waived or agreed to be waived.

    (k)There has been no significant change in the financial or trading position of the Group since 31 December 2001, the date to which the most recently published audited financial statements have been prepared.

    (l)Copies of the following documents may be inspected during normal business hours, on any weekday (Saturdays, Sundays and public holidays excepted) for a period of not less than 14 days following the date of this prospectus, at the offices of William Fry Solicitors, Fitzwilton House, Wilton Place,

       Dublin 2, Ireland and at IONA's registered office, The IONA Building, Shelbourne Road, Ballsbridge, Dublin 4, Ireland:

       (i) IONA's Memorandum and Articles of Association;

       (ii)IONA's audited financial statements for the financial periods ended 31 December 1998, 1999 and 2000 prepared in accordance with Irish generally accepted accounting principles;

      (iii)IONA's audited financial statements for the financial periods ended 31 December 1999, 2000 and 2001 prepared in accordance with US generally accepted accounting principles;

       (iv)the Directors' service agreements referred to in paragraph 5(e) of this section of the prospectus;

       (v) the rules of the IONA Employee Share Option Schemes referred to elsewhere in this registration statement;


       (vi)the written consents referred to in paragraph 10(b);



      (vii)the material contracts referred to in paragraph 7;

     (viii)the listing particulars dated April 2, 2001, entitled "Listing Particulars in relation to the issue of up to 5.5 million New Ordinary Shares in connection with the acquisition of Netfish Technologies, Inc.;"

       (ix)the Deposit Agreement dated February 24, 1997 between IONA, JPMorgan Chase Bank (as successor to Morgan Guaranty Trust Company of New
           York) and the registered holders from time to time of the ADRs;

       (x) the letter on pro forma consolidation, capitalisation and dilution tables prepared by Ernst & Young in compliance with the Listing Rules of the Irish Stock Exchange; and

       (xi)this prospectus.

    (m)The auditors of IONA are Ernst & Young, independent auditors, Ernst & Young Building, Harcourt Centre, Harcourt Street, Dublin 2, Ireland.

    (n)Even if all the ordinary shares being made available pursuant to the offering are not subscribed for, the amount of ordinary shares to be subscribed for may be allotted in any event.

11.Current Trading and Future Prospects

   IONA's most recent financial year ended on December 31, 2001. Given the early stage of IONA's current financial year and the fact that IONA usually generates a significant amount of its revenue in the last month of each quarter, it is difficult to assess the performance of IONA's business as of the date of this prospectus relative to the expectations for this quarter or to identify trends in its business since December 31, 2001. Historically, IONA's revenues have been seasonal in the first quarter of each year; given this and the continued uncertainty being experienced with levels of IT investments, IONA anticipates that its revenues in the first quarter of 2002 will be below those experienced in the fourth quarter of 2001.

   IONA believes that there is an emerging demand for Web services and related integration solutions, and IONA has invested significant amounts in developing and introducing products to meet this demand. If the market for Web services infrastructure solutions does not evolve as quickly as IONA expects, IONA may not achieve the growth rate that it targets in this financial year. IONA has not experienced any significant adverse change in its financial condition since December 31, 2001 which is the date to which its most recent financial statements have been prepared.

12.Names and Addresses of Representatives


    Thenames and addresses of the underwriters are as follows:


   Lehman Brothers Inc.
   745 7/th/ Avenue
   New York, New York 10019

   SG Cowen Securities Corporation
   1221 Avenue of the Americas
   New York, New York 10020

   Prudential Securities Incorporated
   One New York Plaza
   New York, New York 10292

                          [INSIDE BACK COVER ARTWORK]

   The marks "IONA(R)" AND "E2A(TM)" appear at the top right corner of the artwork. Text on the upper side of the artwork reads "Our End 2 Anywhere(TM) Strategy". A double-headed arrow appears horizontally across the upper right corner of the artwork. The arrow contains the text "IONA Orbix EZA(TM)". A bubble attached to the top of the arrow reads ".NET". A cloud attached to the top of the arrow to the right of the bubble reads "Any other application". Three bubbles attached to the bottom of the arrow read "CORBA," "Mainframe" and "J2EE", respectively, from left to right.

   Text on the lower left side of the artwork reads "IONA supports the full spectrum of Web Services". On the lower right side, a pyramid separated into three levels contains the following text: the bottom level reads "Components"--"get_sales_order", "reserve_inventory" and check credit"; the middle level reads "Applications"--"Order", "Inventory" and "Credit"; the top level reads "Business Processes" and "Procurements". An arrow runs vertically up from the base of the pyramid.

                                    [GRAPHIC]

                                   Europe Map


                     4,000,000 American Depositary Shares


                                 Representing


                           4,000,000 Ordinary Shares



[LOGO] IONA


                              -------------------

                                  PROSPECTUS


                               February 28, 2002


                              -------------------

                                LEHMAN BROTHERS

                                   SG COWEN

                             PRUDENTIAL SECURITIES

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Officers and Directors

   Except as hereinafter set forth, there is no provision of IONA's Memorandum or Articles of Association, or any contract, arrangement or statute under which any director or officer of IONA is insured or indemnified in any manner against any liability that he may incur in his capacity as such.

   Article 125 of the Articles of Association of IONA provides:

   "Subject to the provisions of and so far as may be admitted by the Acts, every Director, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or them by the Court."

   Section 200 of the Companies Act, 1963 of Ireland (as amended by the Companies (Amendment) Act, 1983) prohibits the giving (whether in the articles of association of a company or in any contract with a company or otherwise) of any exemption from or indemnity against any liability which by virtue of any rule of law would otherwise attach to an officer in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to IONA. Any such officer may however be indemnified by IONA against any liability incurred by him in defending proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 391 of the Companies Act, 1963 or Section 42 of the Companies (Amendment) Act, 1983 in which relief is granted to him by the court.

   Section 391 of the Companies Act, 1963 permits an Irish court to relieve an officer from liability for negligence, default, breach of duty or breach of trust if the court considers that the officer acted honestly and reasonably, and that, having regard to all the circumstances of the case, it considers that the officer ought fairly to be excused from liability.

   Under Section 42 of the Companies (Amendment) Act, 1983, a director of a company may be held liable for any amount that a nominee of the company fails to pay for the purpose of paying up any outstanding capital or paying any premium on shares held by the nominee on behalf of the company. Section 42 of the Companies (Amendment) Act, 1983, however, also permits an Irish court to relieve a director from such liability if the court considers that the director acted honestly and reasonably, and that, having regard to all the circumstances of the case, it considers that the director ought fairly to be excused from liability.

   The underwriting agreements, executed in connection with IONA's initial public offering and this offering, provide that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of IONA against certain liabilities, including liabilities under the Securities Act. Reference is made to the forms of Underwriting Agreement filed as Exhibits 1.1 and 1.2 to IONA's Registration Statement Form F-1 (File No. 333-6396) and the form of Underwriting Agreement attached as Exhibit 1.1 to this registration statement.

   IONA has obtained directors and officers liability insurance for the benefit of its directors and certain of its officers.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibits

   The following exhibits are filed or incorporated by reference, as stated below:


Exhibit No. Exhibit
----------- -------
  1.1**     Form of Underwriting Agreement
  4.1**     Specimen Certificate representing ordinary shares (filed as Exhibit 4.1 to IONA's
            Registration Statement on Form F-1 (File No. 333-6396) and incorporated herein by reference).
  4.2**     Restated Articles of Association, as amended, of IONA Technologies PLC (filed as
            Exhibit 4.2 to IONA's Registration Statement on Form S-8 (File No. 333-11384) and
            incorporated herein by reference.
  4.3**     Memorandum of Association, as amended, of IONA Technologies PLC (filed as Exhibit
            3.3 to IONA's Registration Statement on Form F-1 (File No. 333-6396) and
            incorporated herein by reference.
  5.1**     Opinion of William Fry
  23.1**    Consent of William Fry (included in Exhibit 5.1)
  23.2+     Consent of Ernst & Young
  23.3+     Consent of Ernst & Young LLP
  23.4+     Consent of Crawford, Pimentel & Co., Inc.
  23.5+     Consent of Miasserian, Zuroff and Kornbliet
  24.1**    Power of Attorney (included as part of the signature page of this Registration Statement)

--------
** Previously filed.
+  Supersedes previously filed exhibit.

Undertakings

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin in the country of Ireland on this 28/th/ day of February, 2002.


                                          IONA TECHNOLOGIES PLC

                                                    /S/  BARRY S. MORRIS
                                          By: _________________________________
                                                       Barry S. Morris
                                                 Chief Executive Officer and
                                            Director


   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



       Signature                     Title(s)                     Date
       ---------                     --------                     ----

  /s/ BARRY S. MORRIS Chief Executive Officer and Director February 28, 2002 -------------------- (Principal Executive Officer)
    Barry S. Morris

           *           Chief Financial Officer              February 28, 2002
  -------------------- (Principal Financial and Accounting
     Daniel Demmer       Officer)

           *           Director                             February 28, 2002
  --------------------
  Christopher J. Horn

           *           Director                             February 28, 2002
  --------------------
       Sean Baker

           *           Director                             February 28, 2002
  --------------------
      John Conroy

           *           Director                             February 28, 2002
  --------------------
       Ivor Kenny

           *           Director                             February 28, 2002
  --------------------
      Jim Maikranz

           *           Director                             February 28, 2002
  --------------------
      Kevin Melia

           *           Director                             February 28, 2002
  --------------------
     Annrai O'Toole

           *           Director                             February 28, 2002
  --------------------
   Francesco Violante

* By: /s/  Barry S. Morris
---------------------
       Barry S. Morris
       Attorney-in-Fact

                                 EXHIBIT LIST


Exhibit No. Exhibit
----------- -------
  1.1**     Form of Underwriting Agreement
  4.1**     Specimen Certificate representing ordinary shares (filed as Exhibit 4.1 to IONA's Registration
            Statement on Form F-1 (File No. 333-6396) and incorporated herein by reference)
  4.2**     Restated Articles of Association, as amended, of IONA Technologies PLC (filed as Exhibit 4.2 to
            IONA's Registration Statement on Form S-8 (File No. 333-11384) and incorporated herein by reference.
  4.3**     Memorandum of Association, as amended, of IONA Technologies PLC (filed as Exhibit 3.3 to
            IONA's Registration Statement on Form F-1 (File No. 333-6396) and incorporated herein by reference
  5.1**     Opinion of William Fry
  23.1**    Consent of William Fry (included in Exhibit 5.1)
  23.2+     Consent of Ernst & Young
  23.3+     Consent of Ernst & Young LLP
  23.4+     Consent of Crawford, Pimentel & Co., Inc.
  23.5+     Consent of Miasserian, Zuroff and Kornbliet
  24.1**    Power of Attorney (included as part of the signature page of this Registration Statement)

--------
** Previously filed.
+  Supersedes previously filed exhibit.